                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                           SLOAN'S SUPERMARKETS, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11-(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
/ / $500 per each party to controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        $40,000,000 (the aggregate consideration in cash and value of Common Stock to be paid for acquistion)
        ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:
       $8,000.00
       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
    $8,000.00
    --------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:
    Schedule 14A
    --------------------------------------------------------------------------
    3) Filing Party:
    Sloan's Supermarkets, Inc.
    --------------------------------------------------------------------------
    4) Date Filed:
    October 16, 1996
    --------------------------------------------------------------------------

                          SLOAN'S SUPERMARKETS, INC.

                                                                October 1, 1997


Dear Stockholder:


     You are cordially invited to attend the Thursday Special and Annual Meeting of Stockholders of Sloan's Supermarkets, Inc. (the "Company"), to be held on Thursday, October 30, 1997, at 10:00 a.m., local time, at The New York Hilton and Towers Hotel, 1335 Avenue of the Americas, New York, New York 10019.


     As set forth in the attached Notice of Special and Annual Meeting of Stockholders, at this important meeting you will be asked to consider and vote upon a proposal to approve a Merger Agreement dated as of July 14, 1997 (the "Merger Agreement") by and among Red Apple Group, Inc. ("Group"), Red Apple Supermarkets, Inc. ("RAS"), Gristede's Supermarkets, Inc. ("Gristede's"), City Produce Distributors, Inc. ("City Produce"), Supermarket Acquisition Corp. ("SAC"), John A. Catsimatidis, the Company, RAS Operating Corp. ("RASOC"), Gristede's Operating Corp. ("GOC"), SAC Operating Corp. ("SACOC") and City Produce Operating Corp. ("CPO") pursuant to which RAS, Gristede's, SAC and City Produce (corporations directly or indirectly wholly owned by John A. Catsimatidis, the principal stockholder and Chairman of the Board, Chief Executive Officer and Treasurer of the Company) would be merged with and into RASOC, GOC, SACOC and CPO (corporations wholly owned by the Company), respectively. As a result of the proposed mergers (the "Merger"), the Company, through its subsidiaries, will acquire 28 operating supermarkets, a lease for a currently non-operating supermarket, ownership of the tradenames "Sloan's" and "Gristede's", and the business of City Produce (which operates a warehouse and distribution center primarily for fresh produce) and John Catsimatidis and entities controlled by him shall receive an aggregate of $40,000,000 in market value of the Company's Common Stock. The aggregate market value of the Company's Common Stock to be issued in the Merger will be subject to reduction by an amount equal to the amount of certain liabilities of Gristede's, RAS, SAC and City Produce to John Catsimatidis and entities controlled by him (the "Intercompany Liabilities") which will be assumed by the surviving corporations in the Merger. The amount of such Intercompany Liabilities is estimated to be $4,000,000. Additional details of the proposed Merger are set forth in the attached Proxy Statement, and a copy of the Merger Agreement is attached thereto as Exhibit A.


     The average closing sales price for the Common Stock as reported on the American Stock Exchange for the thirty consecutive trading days ended on September 29, 1997 was approximately $2.194. Assuming that such average closing sales price would be used for purposes of calculating the number of shares of Common Stock to be issued pursuant to the Merger Agreement, an aggregate of 16,408,387 shares of Common Stock would be issued pursuant to the Merger Agreement. Giving effect to such issuance, Mr. Catsimatidis would beneficially own an aggregate of 17,860,939 shares of Common Stock (approximately 90.1% of the outstanding shares) and have the power to control the outcome of all stockholder votes, including the election of all directors of the Company. John Catsimatidis has informed the Company that he has no present intention of effecting a short form merger or other business combination of the Company.


     In addition, at the Special and Annual Meeting you will be asked to approve an amendment to the Company's Certificate of Incorporation to increase from 10,000,000 to 25,000,000 the authorized number of shares of the Common Stock, to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Gristede's Sloan's, Inc., to vote on the election of one director to serve on the Company's Board of Directors as a Class 3 director for a term expiring at the 1998 Annual Meeting of Stockholders and two directors to serve as Class 1 directors for a term expiring at the 1999 Annual Meeting of Stockholders, and to ratify the grant to John Catsimatidis of non-qualified options to purchase an aggregate of 250,000 shares of the Company's Common Stock at $2.875 per share.

     A special committee comprised of two independent directors, who are not members of management or employees of the Company (the "Special Committee"), has carefully reviewed and considered the terms and conditions of the Merger Agreement. In connection with such review and consideration, the Board of Directors retained Coopers & Lybrand L.L.P. ("Coopers") to evaluate the consideration to be paid by the parties pursuant to the Merger Agreement and to render an opinion concerning the same. Coopers & Lybrand Securities, L.L.C., a wholly owned investment banking subsidiary of Coopers ("C&L"), has rendered an opinion to the Board of Directors of the Company to the effect that as of the date of its opinion, the consideration to be paid by the

Company pursuant to the Merger Agreement is fair to the Company from a financial point of view. A copy of this opinion is attached to the accompanying Proxy Statement as Exhibit B and should be read in its entirety. Based on the Special Committee's review and consideration of the terms of the proposed Merger Agreement and, among other things, the opinion of C&L, the Special Committee unanimously recommended to your Board of Directors that the Merger Agreement be approved. Your Board of Directors (with John Catsimatidis abstaining), after considering the recommendation of the Special Committee, has concluded that the Merger is fair to, and in the best interests of, the Company's stockholders.

     Accordingly, your Board of Directors (with John Catsimatidis abstaining), including both members of the Special Committee, unanimously recommends a vote FOR the proposal to approve and adopt the Merger Agreement.

     You are urged to read the enclosed materials carefully and are requested, whether or not you plan to attend the Special and Annual Meeting and regardless of the number of shares of the Company's Common Stock you own, to complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Special and Annual Meeting and vote in person, even if you have previously returned your proxy card.

   We sincerely thank you for your support over the years.

                                        Sincerely yours,




                                        John A. Catsimatidis
                                        Chairman and Chief Executive Officer

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          SLOAN'S SUPERMARKETS, INC.
                              823 Eleventh Avenue
                         New York, New York 10019-3535
                             ---------------------
             NOTICE OF SPECIAL AND ANNUAL MEETING OF STOCKHOLDERS


                          To Be Held October 30, 1997
                            ---------------------


To the Stockholders:


     The Special and Annual Meeting of Stockholders of Sloan's Supermarkets, Inc. (hereinafter called the "Company" or "Sloan's") will be held at The New York Hilton and Towers Hotel, 1335 Avenue of the Americas, New York, New York 10019, on the 30th day of October, 1997 at 10:00 A.M., to consider and vote on the following matters described in this Notice and Proxy Statement:

       1. To approve a Merger Agreement dated as of July 14, 1997 (the "Merger Agreement") by and among Red Apple Group, Inc. ("Group"), Red Apple Supermarkets, Inc. ("RAS"), Gristede's Supermarkets, Inc. ("Gristede's"), City Produce Distributors, Inc. ("City Produce"), Supermarket Acquisition Corp. ("SAC"), John A. Catsimatidis, the Company, RAS Operating Corp. ("RASOC"), Gristede's Operating Corp. ("GOC"), SAC Operating Corp. ("SACOC") and City Produce Operating Corp. ("CPO") pursuant to which RAS, Gristede's, SAC and City Produce (corporations directly or indirectly wholly owned by John A. Catsimatidis, the principal stockholder and Chairman of the Board, Chief Executive Officer and Treasurer of the Company), would be merged with and into RASOC, GOC, SACOC and CPO (corporations wholly owned by the Company), respectively, and John Catsimatidis and entities controlled by him shall receive an aggregate of $40,000,000 in market value of the Company's Common Stock, subject to reduction by the amount of certain liabilities (estimated to be $4,000,000) of Gristede's, RAS, SAC and City Produce to be assumed by the surviving corporations in the mergers.


       2. To approve an amendment to the Company's Certificate of Incorporation to increase from 10,000,000 to 25,000,000 the authorized number of shares of Common Stock.

       3. To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Gristede's Sloan's, Inc.

       4. To elect one Class 3 director to serve for a term expiring at the 1998 Annual Meeting of Stockholders.

       5. To elect two Class 1 directors to serve for a term expiring at the 1999 Annual Meeting of Stockholders.

       6. To ratify the grant to John Catsimatidis of non-qualified stock options to purchase an aggregate of 250,000 shares of Common Stock at $2.875 per share through the earlier of August 11, 2006 or 90 days after the termination of Mr. Catsimatidis' employment by the Company.

       7. To transact such other business as may properly come before the meeting or adjournments thereof.


     The Board of Directors has fixed the close of business on September 29, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.


     Whether or not you plan to attend the meeting, we urge you to date, sign and return your proxy in the enclosed post-paid envelope. Any stockholder attending the meeting may vote in person even though he has returned a proxy.

                                        By Order of the Board of Directors
                                        Mark S. Kassner
                                        Vice President and Secretary

New York, New York

October 1, 1997

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and the Exhibits hereto. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Exhibits attached hereto in their entirety.


Time, Place and Date of the Annual Meeting


     The Annual Meeting will be held at 10:00 a.m., local time, on Thursday, October 30, 1997, at The New York Hilton and Towers Hotel, 1335 Avenue of the Americas, New York, New York 10019.


Record Date

     The close of business on September 29, 1997 has been fixed as the Record Date for the determination of those stockholders entitled to notice of and to vote at the Annual Meeting. On such date, there were 3,132,289 shares of Common Stock outstanding. The Company has no other class of voting securities outstanding.



Purposes, Vote Required and Quorum

     At the Annual Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement. Although applicable Delaware law does not require that stockholders of the Company approve the Merger, the rules of the American Stock Exchange, Inc. (the "AMEX") upon which the Company's Common Stock is traded, require approval of the issuance of Common Stock pursuant to the Merger since all of such Common Stock shall be issued to corporations directly or indirectly wholly owned by John Catsimatidis, the Chairman of the Board, Chief Executive Officer and Treasurer and principal stockholder of the Company. Such approval is required to be given by the affirmative vote of the holders of a majority of the Common Stock voted on the proposal provided that a quorum is present or represented by proxy at the Annual Meeting.

     As of the record date for determining the stockholders entitled to notice of, and to vote at the Annual Meeting Mr. Catsimatidis and entities controlled by him are the record owners of an aggregate of 1,177,552 shares of Common Stock (approximately 37.6% of the outstanding Common Stock). Mr. Catsimatidis has informed the Company that he intends to vote all of such shares in favor of the Merger Agreement. It is not a condition to approval of the Merger Agreement that the holders of a majority of the shares of Common Stock voted at the Annual Meeting by stockholders who are unaffiliated with Mr. Catsimatidis vote in favor of approval of the Merger.

     Stockholders will also be requested to approve amendments to the Company's Certificate of Incorporation to increase from 10,000,000 to 25,000,000 the authorized number of shares of Common Stock and to change the name of the Company to Gristede's Sloan's, Inc. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (at least 1,566,145 shares based on 3,132,289 shares outstanding) is required to approve each amendment. Stockholders will also be requested to elect one Class 3 director to serve until the 1998 Annual Meeting of Stockholders and two Class 1 directors to serve until the 1999 Annual Meeting of Stockholders. Under Delaware law and the Company's by-laws, a plurality of the shares of Common Stock voted at the Annual Meeting, provided that a quorum is present, is required to elect nominees as directors. In addition, stockholders will be requested to ratify the grant to John Catsimatidis of non-qualified stock options to purchase an aggregate of 250,000 shares of Common Stock at $2.875 per share. Under Delaware law and the Company's by-laws the holders of a majority of the shares of Common Stock voted on the proposal, provided that a quorum is present, is required to approve the grant of such options.

     Holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum. At the Annual Meeting, each holder of shares of Common Stock will be entitled to cast one vote for each share held.

     Under Delaware law shares as to which a stockholder abstains or withholds authority to vote and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") will be treated as present at the Annual Meeting for the purposes of determining a quorum. Proxies marked "Withhold Authority" with respect to the election of one or more directors will not be counted in determining whether a plurality of the shares of Common Stock voted at the Annual Meeting in the election have been voted in favor of the nominee for director. Proxies marked "Abstain" with respect to other matters will have the effect of a vote against the matter in question. Shares represented by broker non-votes will have the effect of a vote against approval of the amendments to the Company's Certificate of Incorporation and will not be counted in determining the number of shares necessary for ratification of the grant to John Catsimatidis of stock options.

     Shares represented by properly executed and unrevoked proxies will be voted at the Annual Meeting and will be voted in accordance with the directions contained therein. If no direction is made in a properly executed and unrevoked proxy, the shares represented by such proxy will be voted FOR the approval and adoption of the Merger Agreement, FOR each of the amendments to the Certificate of Incorporation, FOR the election of the Company's nominees for directors and FOR ratification of the grant of stock options to Mr. Catsimatidis. Any stockholder is empowered to revoke a proxy at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any stockholder may attend the Annual Meeting and vote in person, whether or not he has previously given a proxy.


No Appraisal Rights

     Stockholders will not have rights under the Delaware General Corporation Law to seek an appraisal of the fair value of their shares in the event that they do not desire to vote their shares in favor of approval of the Merger (see "PROPOSAL TO APPROVE THE MERGER AGREEMENT-- The Merger Agreement").


The Merger Agreement

     The Company, John Catsimatidis, Group, RAS, Gristede's, City Produce, SAC, RASOC, GOC, SACOC and CPO have entered into the Merger Agreement, a copy of which is attached hereto as Exhibit A. The Merger Agreement provides that, subject to the requisite approval of the stockholders of the Company and to the satisfaction or waiver of certain other conditions, (i) Gristede's will be merged into GOC, (ii) RAS will be merged into RASOC, (iii) SAC will be merged into SACOC and (iv) City Produce will be merged into CPO.

     As a result of the Merger the Company, through its subsidiaries, will acquire 28 operating supermarkets, a lease for a currently non-operating supermarket, ownership of the tradenames "Sloan's" and "Gristede's", and the business of City Produce (which operates a warehouse and distribution center primarily for fresh produce) and John Catsimatidis and entities controlled by him shall receive an aggregate of $40,000,000 in market value of the Company's Common Stock. The aggregate market value of the Company's Common Stock to be issued in the Merger will be subject to reduction by an amount equal to the amount of certain liabilities of Gristede's, RAS, SAC and City Produce to John Catsimatidis and companies affiliated with him (the "Intercompany Liabilities") which will be assumed by the surviving corporations in the Merger. The amount of such Intercompany Liabilities is estimated to be approximately $4,000,000. (The Company currently intends to pay such Intercompany Liabilities promptly after the Merger.) Therefore, it is anticipated that an aggregate of approximately $36,000,000 in market value of Sloan's Common Stock will be issued. (See "PROPOSAL TO APPROVE THE MERGER AGREEMENT--Merger Consideration.")



     As a result of the issuance to John Catsimatidis and entities controlled by him of the Company's Common Stock, upon the consummation of the Merger Agreement, Mr. Catsimatidis will beneficially own substantially more than 50% of the Common Stock of the Company (for example, 90.1% of the outstanding shares if the average closing sales price of the Common Stock to be issued pursuant to the Merger Agreement is $2.194, which is the average closing sales price for the thirty consecutive trading days ended September 29, 1997). By virtue of the Common Stock which Mr. Catsimatidis and corporations controlled by him will own after the Merger, Mr. Catsimatidis will have the power to control the outcome of all stockholder votes, including the election of directors. In making their determinations to approve and adopt the Merger Agreement the Special Committee and the Board of Directors considered the effect of this significant dilution in the relative equity percentage of stockholders other than Mr. Catsimatidis and his affiliates, but concluded that the potential benefits of the Merger to all stockholders outweighed this factor. See "SUMMARY -- Dilution of Equity Interest of Unaffiliated Stockholders" and "PROPOSAL TO APPROVE THE MERGER AGREEMENT -- Recommendation of the Board of Directors" and "-- Reasons for the Merger."

           DILUTION OF EQUITY INTEREST OF UNAFFILIATED STOCKHOLDERS


     The following table sets forth with respect to John A. Catsimatidis and stockholders of the Company affiliated with him, on one hand, and stockholders of the Company not affiliated with Mr. Catsimatidis on the other hand, (a) the aggregate number of shares of Common Stock beneficially owned as of September 29, 1997, (b) the number of shares of Common Stock which would be issued to them pursuant to the Merger Agreement at various assumed average closing sales prices of the Common Stock and (c) the total number of outstanding shares of Common Stock (and percentage of all outstanding shares) such persons would beneficially own giving effect to the Merger based on the various number of shares which would be issued at such assumed average closing sales prices.



                                                    Average Closing Sales Price of
                                                                 $1.75
                                             --------------------------------------------
                                Shares                         Total
                             Beneficially     Number of       Shares
                               Owned on        Shares       Beneficially    Percentage of
                             September 29,      to be       Owned after     Shares after
                                 1997          Issued        Issuance       Issuance (1)
                            ---------------  ------------  --------------  --------------
John Catsimatidis and
 Affiliates   ............   1,452,552(2)    20,571,429     22,023,981          91.8%
All other Stockholders   .   2,122,537(3)             0      2,122,537           8.9%



                                    Average Closing Sales Price of                   Average Closing Sales Price of
                                                 $2.25                                            $2.75
                            -----------------------------------------------  ----------------------------------------------
                                             Total Shares                                     Total Shares
                              Number of      Beneficially    Percentage of     Number of      Beneficially    Percentage of
                             Shares to be    Owned after     Shares after     Shares to be    Owned after     Shares after
                               Issued         Issuance       Issuance (1)       Issued         Issuance       Issuance (1)
                            --------------  --------------  ---------------  --------------  --------------  --------------
John Catsimatidis and
 Affiliates   ............   16,000,000      17,452,552          89.9%        13,090,909      14,543,461         88.2%
All other Stockholders   .            0       2,122,537          11.0%                 0       2,122,537         12.9%

------------
(1) Calculated in accordance with rules promulgated by the Securities and Exchange Commission. Because of the method of making such calculations, the percentages owned by John Catsimatidis and his affiliates and all other stockholders add up to more than 100%.

(2) Includes an aggregate of 25,730 shares held by corporations controlled by Mr. Catsimatidis, 2,057 shares held by a profit sharing plan of which Mr. Catsimatidis is a trustee, 605 shares held by Mr. Catsimatidis as a trustee of individual retirement accounts and currently exercisable options to purchase an aggregate of 275,000 shares of Common Stock. Does not include options to purchase an aggregate of 250,000 shares of Common Stock which the Board of Directors have granted to Mr. John Catsimatidis subject to approval by the stockholders of the Company at this Annual Meeting and which are not exercisable unless and until such approval is given. See "RATIFICATION OF STOCK OPTIONS GRANTED TO JOHN CATSIMATIDIS."

(3) Includes an aggregate of 167,800 shares of Common Stock which may be purchased upon the exercise of currently exercisable stock options.

Conflict of Interests

     John Catsimatidis, the Chairman of the Board, Chief Executive Officer and Treasurer and the principal stockholder of the Company (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT"), directly or indirectly owns all of the capital stock of Group and SAC. Group and Mr. Catsimatidis shall receive all of the consideration payable by the Company and its subsidiaries pursuant to the Merger Agreement (see "PROPOSAL TO APPROVE THE MERGER AGREEMENT--Merger Consideration"). As a result, Mr. Catsimatidis may be considered to have a conflict of interest in connection with the proposed Merger.

     At a meeting of the Board of Directors held on September 6, 1996, the Board adopted a policy whereby Mr. Catsimatidis will abstain from participation and voting when the Board considers any aspect of the proposed Merger. At a meeting of the Board of Directors held on September 18, 1996, the Board formed a Special Committee, consisting of Messrs. Frederick Selby and Leroy Hemingway II, two of the directors of the Company who are not members of management or employees of the Company (the "Special Committee"). The Board empowered the Special Committee with sole responsibility and authority to make all determinations and take all actions required to be made by the Company under the Merger Agreement (see "PROPOSAL TO APPROVE THE MERGER AGREEMENT--Conflict of Interests").


Recommendation of the Company's Board of Directors

     The Company's Board of Directors (with John Catsimatidis abstaining), after considering the recommendation of the Special Committee, consisting of two directors who are not members of management or employees of the Company, has unanimously approved and adopted the Merger Agreement. Accordingly, the Company's Board of Directors (with John Catsimatidis abstaining) has unanimously concluded that the proposed Merger is fair to, and in the best interests of, the stockholders of the Company and unanimously recommends a vote FOR the proposal to approve the Merger Agreement. See "PROPOSAL TO APPROVE THE MERGER AGREEMENT--Recommendation of the Board of Directors."


Opinion of Coopers & Lybrand Securities, L.L.C.

     Coopers & Lybrand L.L.P. ("Coopers") was retained by the Company to evaluate the consideration to be paid by the parties pursuant to the Merger Agreement and to render an opinion to the Board of Directors concerning the fairness from a financial point of view of the consideration to be paid by the Company pursuant to the Merger Agreement. Coopers & Lybrand Securities, L.L.C., a wholly owned investment banking subsidiary of Coopers ("C&L"), delivered its written opinion to the Special Committee and to the Board of Directors that, as of the date of its opinion, the consideration proposed to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view. C&L's opinion includes a description of the procedures followed, the matters considered, the scope of review undertaken and the assumptions made in arriving at its conclusions. The full text of such opinion is attached to this Proxy Statement as Exhibit B, which stockholders are urged to read in its entirety. For purposes of its opinion, C&L relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it. For further information regarding C&L's opinion and C&L's fee and expense arrangements, see "PROPOSAL TO APPROVE THE MERGER AGREEMENT--Opinion of Coopers & Lybrand Securities, L.L.C."


Financing

     The cash required by the Company to pay fees and expenses related to the Merger (including expenses of the financing discussed below) is estimated to be approximately $1,100,000. In addition, as a result of the Merger the Company will assume approximately $4,000,000 of Intercompany Liabilities owed to John Catsimatidis and his affiliates and the Company currently intends to pay such Intercompany Liabilities promptly after the Merger. It is anticipated that all of the approximately $5,100,000 in the aggregate needed to pay fees and expenses of the Merger and the Intercompany Liabilities will be obtained from the proceeds of a secured term loan made to the Company by European American Bank and certain other participating lenders that would close as soon as practicable following the approval of the Merger by the Company's stockholders. See "PROPOSAL TO APPROVE THE MERGER AGREEMENT--Financing."

Summary Historical and Pro Forma Financial Data


     The following tables present certain summary historical and unaudited pro forma combined financial and comparative per share data for Sloan's Supermarkets, Inc. and Subsidiaries and the Food Group. The summary historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the financial statements and notes thereto of the separate companies included elsewhere in this Proxy Statement. The unaudited summary pro forma combined financial data are calculated after giving effect to the Merger and reflect application of the purchase method of accounting. The unaudited summary pro forma consolidated financial data are not necessarily indicative of future operations or actual results that would have occurred had the Merger actually been consummated at the assumed dates (see below). This information is qualified in its entirety by reference to, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements and notes thereto of the separate companies included elsewhere in this Proxy Statement. See "Unaudited Pro Forma Combined Financial Statements" and "Index to Financial Statements."


                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES
                       SUMMARY HISTORICAL FINANCIAL DATA



                                             Three Months Ended                           Years Ended
                                           ----------------------  --------------------------------------------------------------
                                            June 1,     June 2,     March 2,    March 3,  February 26,  February 27,  February 28,
                                             1997        1996        1997        1996       26, 1995      27, 1994      28, 1993
                                           ----------  ----------  ----------  ----------  ----------   ----------    ----------
                                                              (Dollars in thousands except per share data)
Net sales  ..............................  $12,255     $13,538     $51,792     $50,279     $48,367       $44,975      $    --
Income (loss) from continuing operations
 before discontinued operations and
 extraordinary item    ..................      102         330       1,159       1,831         380            84         (375)
Net income (loss)   .....................      102         330       1,159       1,742         362           162         (671)
Per share of common stock:
  Earnings (loss) from continuing opera-
   tions before discontinued operations
   and extraordinary item ...............      .03        0.10        0.37        0.58        0.13          0.03        (0.16)
  Net income (loss)    ..................      .03        0.10        0.37        0.55        0.12          0.06        (0.28)
  Cash dividend  ........................       --          --          --          --          --            --           --
At End of Period
Total assets  ...........................   22,425      22,146      22,815      22,094      16,391        17,624        4,332
Net working capital (deficiency)   ......   (1,026)     (2,012)     (1,086)     (2,458)     (3,025)       (3,241)       3,336
Long-term debt   ........................    3,900       5,100       4,200       5,400       2,743         4,158           --
Total liabilities   .....................   14,165      14,817      14,657      15,095      11,135        13,505          375
Stockholders' equity   ..................  $ 8,260     $ 7,328     $ 8,158     $ 6,998     $ 5,256       $ 4,119      $ 3,957

                                THE FOOD GROUP
                       SUMMARY HISTORICAL FINANCIAL DATA



                                            Three Months Ended                   Years Ended
                                           ---------------------   ---------------------------------------
                                           June 1,     June 2,     March 2,     March 3,     February 26,
                                            1997        1996         1997         1996           1995
                                           ---------   ---------   ----------   ----------   -------------
                                                               (Dollars in thousands)
Net sales ..............................   $24,929    $26,938     $104,169     $116,866        $116,863
Excess of expenses over revenues  ......     (806)       (582)      (1,999)      (1,937)         (4,064)
At End of Period
Total assets ...........................   22,877          --       23,119       20,152          18,281
Long-term debt  ........................       --          --           --           --              --
Total liabilities  .....................   19,849          --       20,014       17,621          15,822

                                THE FOOD GROUP
                                      AND
                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED SUMMARY OF EARNINGS
                                  (Unaudited)



                                                                      Three Months Ended June 1, 1997
                                                    -------------------------------------------------------------------
                                                                        Sloan's             Merger
                                                                   Supermarkets, Inc.      Pro Forma       Pro Forma
                                                    Food Group      and Subsidiaries      Adjustments        Total
                                                    ------------   --------------------   -------------   -------------
                                                             (Dollars in thousands, except per share amounts)
Net sales and other operating revenues  .........     $24,929           $   12,255        $     (962)     $   36,222
Cost of goods sold    ...........................      15,350                7,507              (962)         21,895
Interest expense   ..............................          --                  187               108             295
Income (loss) from continuing operations   ......        (806)                 102               (67)           (771)
Per share of common stock:
 Earnings (loss) from continuing operations   .                         $     0.03                        $    (0.04)
Weighted average number of common shares
 outstanding    .................................                        3,132,000        14,400,000      17,532,000


                                                                         Year Ended March 2, 1997
                                                      --------------------------------------------------------------
                                                                        Sloan's
                                                                     Supermarkets,      Merger Pro
                                                                       Inc. and           Forma         Pro Forma
                                                      Food Group      Subsidiaries     Adjustments        Total
                                                      ------------   ---------------   -------------   -------------
                                                             (Dollars in thousands, except per share amounts)
Net sales and other operating revenues    .........    $104,169        $   51,792      ($     5,240)     $  150,721
Cost of goods sold   ..............................      63,933            31,184            (5,240)         89,877
Interest expense  .................................          --               709               471           1,180
Income (loss) from continuing operations  .........      (1,999)            1,160              (266)         (1,105)
Per share of common stock:
Earnings (loss) from continuing operations   ......                    $     0.37                        $    (0.06)
Weighted average number of common shares
 outstanding   ....................................                     3,132,000        14,400,000      17,532,000

                 PRO FORMA COMBINED SUMMARY BALANCE SHEET DATA
                                  (UNAUDITED)



                                                                   June 1, 1997
                                                             --------------------------
                                                              (Dollars in thousands,
                                                              except per share amount)
         Total assets  ....................................          $ 49,933
         Net working capital    ...........................            (1,993)
         Long-term debt and capitalized lease obligations              11,216
         Stockholders' equity   ...........................            15,688
         Book value per share   ...........................          $    .89

                          SLOAN'S SUPERMARKETS, INC.
                        -------------------------------

                                PROXY STATEMENT
                       -------------------------------


                  SPECIAL AND ANNUAL MEETING OF STOCKHOLDERS

                               October 30, 1997


     This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the management of Sloan's Supermarkets, Inc. (hereinafter called the "Company" or "Sloan's") to be voted at the Special and Annual Meeting of Stockholders (the "Annual Meeting") to be held on October 30, 1997 or any adjournments thereof, for the purposes set forth in the foregoing Notice of Special and Annual Meeting. Proxy material is being mailed in an initial mailing beginning on or about October 1, 1997 to stockholders of record as of September 29, 1997. The address of the principal executive offices of the Company is 823 Eleventh Avenue, New York, New York 10019-3535 and the telephone number is (212) 541-5534.


                            OUTSTANDING SHARES AND
                                 VOTING RIGHTS

     The Board of Directors has set the close of business on September 29, 1997 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date the Company had outstanding 3,132,289 shares of Common Stock, par value $.02 per share ("Common Stock"), each of which is entitled to one vote on each matter. No other class of securities other than Common Stock will be entitled to vote at the meeting. There are no cumulative voting rights. Any stockholder executing a proxy card may revoke or revise it any time before the meeting by submitting a new proxy card or by voting in person at the meeting. Either action will automatically cancel any proxy card previously executed.



                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT



     The following table sets forth certain information regarding ownership of Common Stock on September 29, 1997 by: (i) each stockholder known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors and nominees for and (iii) all officers and directors of the Company as a group. Except as otherwise indicated, the address of each person is c/o Sloan's Supermarkets, Inc., 823 Eleventh Avenue, New York, N.Y. 10019-3535, the Company believes that ownership of the shares by the persons named below is both of record and beneficial and such persons have sole voting and investment power with respect to the shares indicated.



                  Name and Address of                                              Percent
                    Beneficial Owner                         Number of Shares     of Class
----------------------------------------------------------   ------------------   ----------
John Catsimatidis  .......................................       1,452,552(1)      42.6%
Leroy Hemingway II    ....................................          15,950(2)        *
Frederick Selby    .......................................           7,822(2)        *
Martin Bring    ..........................................           6,600(2)        *
Kishore Lall    ..........................................               0           *
All officers and directors as a group (7 persons)   ......       1,499,924(3)      43.6%

------------
* Less than 1%.
(1) Includes an aggregate of 25,730 shares held by corporations controlled by Mr. Catsimatidis, 2,057 shares held by a profit sharing plan of which Mr. Catsimatidis is a trustee, 605 shares held by Mr. Catsimatidis as a trustee of individual retirement accounts and currently exercisable options to purchase an aggregate of 275,000 shares of Common Stock. Does not include options to purchase an aggregate of 250,000 shares of

    Common Stock which the Board of Directors have granted to Mr. John Catsimatidis subject to approval by the stockholders of the Company at this Annual Meeting and which are not exercisable unless and until such approval is given. See "RATIFICATION OF STOCK OPTIONS GRANTED TO JOHN CATSIMATIDIS."

(2) Includes for each of Messrs. Selby, Hemingway and Bring an aggregate of 6,600 shares of Common Stock which may be purchased upon the exercise of currently exercisable stock options.

(3) Includes an aggregate of 311,800 shares of Common Stock which may be purchased upon the exercise of currently exercisable stock options.


                   PROPOSAL TO APPROVE THE MERGER AGREEMENT


General

     The Merger Agreement provides, that, subject to the requisite approval of the stockholders of the Company and to the satisfaction or waiver of certain other conditions, Gristede's will be merged into GOC, RAS will be merged into RASOC, SAC will be merged into SACOC and City Produce will be merged into CPO.

     Gristede's, RAS and City Produce are corporations indirectly wholly owned by John Catsimatidis. SAC is a corporation directly wholly owned by Mr. Catsimatidis. (Gristede's, RAS, SAC and City Produce are collectively referred to as the "Merging Corporations" or the "Food Group".) RASOC, SACOC, GOC and CPO are corporations wholly owned by the Company which have been recently formed by the Company for the purposes of the Merger and which currently have minimal assets and no liabilities. (RASOC, SACOC, GOC, and CPO are sometimes collectively referred to as the "Acquiring Corporations.")

     As a result of the Merger the Company, through its subsidiaries, will acquire 28 operating supermarkets, a lease for a supermarket which is currently non-operating pending completion of renovations but which the Company expects to reopen on or about October 15, 1997 (the 28 operating and one currently non-operating supermarkets are hereinafter referred to as the "Acquired Stores"), ownership of the tradenames "Sloan's" and "Gristede's", and the business of City Produce (which operates a warehouse and distribution center primarily for fresh produce) and John Catsimatidis and entities controlled by him shall receive an aggregate of $40,000,000 in market value of the Company's Common Stock. The aggregate market value of the Company's Common Stock to be issued in the Merger will be subject to reduction by an amount equal to the amount of certain liabilities of Gristede's, RAS, SAC and City Produce to John Catsimatidis and companies affiliated with him (the "Intercompany Liabilities") which will be assumed by the surviving corporations in the Merger. The amount of such Intercompany Liabilities is estimated to be approximately $4,000,000. (The Company currently intends to pay such Intercompany Liabilities promptly after the Merger.) Therefore, it is anticipated that an aggregate of approximately $36,000,000 in market value of Sloan's Common Stock will be issued. (See "--Merger Consideration.") As a result of the issuance to John Catsimatidis and entities controlled by him of the Company's Common Stock, upon the consummation of the Merger Agreement, Mr. Catsimatidis will beneficially own substantially more than 50% of the Common Stock of the Company and have the power to control the outcome of stockholder votes, including the election of all directors of the Company.

     The description of the terms and conditions of the Merger Agreement and related documents (collectively, the "Merger Documents") included herein is qualified in its entirety by reference to the Merger Agreement and such documents attached as annexes hereto.


Conflict of Interests

     John Catsimatidis, the Chairman of the Board, Chief Executive Officer and Treasurer and the principal stockholder of the Company (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT"), directly or indirectly owns all of the capital stock of Group and SAC. Group and Mr. Catsimatidis shall receive all of the consideration payable by the Company and its subsidiaries pursuant to the Merger Agreement (see "PROPOSAL TO APPROVE THE MERGER AGREEMENT -- Merger Consideration"). As a result Mr. Catsimatidis may be considered to have a conflict of interest in connection with the proposed Merger.

     At a meeting of the Board of Directors held on September 6, 1996, the Board adopted a policy whereby Mr. Catsimatidis will abstain from participation and voting when the Board considers any aspect of the proposed

Merger. At a meeting of the Board of Directors held on September 18, 1996, the Board formed a Special Committee, consisting of Messrs. Frederick Selby and Leroy Hemingway II, two of the directors of the Company who are not members of management or employees of the Company (the "Special Committee"). The Board empowered the Special Committee with sole responsibility and authority to make all determinations and take all actions required to be made by the Company under the Merger Agreement, including the approval of the terms of all Merger Documents, the prosecution of all Merger-related actions required to be taken by the Company and its subsidiaries prior to and after the closing of the Merger, all determinations as to strict enforcement or waiver of any closing or other conditions in the documents and agreements entered into by the Company in connection with the Merger, the determination or acceptance of all financial data necessary to determine the purchase price and post-closing adjustments in connection with the proposed Merger, including the value of inventory and receivables to be acquired and the value of obligations to be assumed to by the Company or its subsidiaries, the value of the Company's Common Stock to be issued in connection with the Merger and the taking of any post-closing actions, including the giving or seeking of indemnification, if necessary.


Approval Requirements


     Although applicable Delaware law does not require that stockholders of the Company approve the Merger, the rules of the American Stock Exchange, Inc. (the "AMEX") upon which the Company's Common Stock is traded, require approval of the issuance of Common Stock pursuant to the Merger since all of such Common Stock shall be issued to John Catsimatidis or a corporation wholly owned by John Catsimatidis, the Chairman of the Board, Chief Executive Officer and Treasurer and principal stockholder of the Company. Such approval is required to be given by the affirmative vote of the holders of a majority of the Common Stock voted on the proposal provided that a quorum (the holders of a majority of the outstanding Common Stock) of stockholders is present or represented by proxy at the Annual Meeting. It is a condition to the obligations of the Company and its subsidiaries under the Merger Agreement that the agreement be approved by the requisite vote of the holders of Common Stock. However, stockholders will not have rights under the Delaware General Corporation Law to seek an appraisal of the fair value of their shares in the event that they do not desire to vote their shares in favor of approval of the Merger (see "--The Merger Agreement").


     As of the record date for determining the stockholders entitled to notice of, and to vote at the Annual Meeting Mr. Catsimatidis and entities controlled by him are the record owners of an aggregate of 1,177,552 shares of Common Stock (approximately 37.6% of the outstanding Common Stock). Mr. Catsimatidis has informed the Company that he intends to vote all of such shares in favor of the Merger Agreement. It is not a condition to approval of the Merger Agreement that the holders of a majority of the shares of Common Stock voted at the Annual Meeting by stockholders who are unaffiliated with Mr. Catsimatidis vote in favor of approval of the Merger.


Merger Consideration


     Upon consummation of the Merger, Gristede's will be merged with and into GOC, RAS will be merged with and into RASOC, SAC will be merged with and into SACOC and City Produce will be merged with and into CPO. Each share of common stock of each of Gristede's, RAS, SAC and City Produce will be converted into and exchanged for the number of shares of the Company's Common Stock determined in accordance with Schedule 4 to the Merger Agreement. Subject to certain closing adjustments hereinafter described, the aggregate consideration payable by Sloan's and its subsidiaries pursuant to the Merger Agreement will be such number of shares of Common Stock as shall have a Market Value (as defined below) of $40,000,000. The aggregate market value of the Company's Common Stock to be issued in the Merger will be subject to reduction by an amount equal to the amount of the Intercompany Liabilities which will be assumed by the surviving corporations in the Merger. The amount of such Intercompany Liabilities is estimated to be $4,000,000. Therefore, it is anticipated that an aggregate of $36,000,000 in market value of Sloan's Common Stock will be issued. As used in this Proxy Statement, the term "Market Value" means the aggregate number of shares of Common Stock to be issued times the average of the closing sales price of the Common Stock as reported on the AMEX for the sixty consecutive trading days ended on the trading day immediately preceding the day, if any, on which the stockholders of the Company shall approve the Merger Agreement.

     The average closing sales price for the Common Stock as reported on the AMEX for the thirty consecutive trading days ended on September 29, 1997 was approximately $2.194. Assuming that such average closing sales price would be used for purposes of calculating the number of shares of Common Stock to be issued pursuant to the Merger Agreement, an aggregate of 16,408,387 shares of Common Stock would be issued pursuant to the Merger Agreement. Giving effect to such issuance, Mr. Catsimatidis would beneficially own an aggregate of 17,860,939 shares of Common Stock (approximately 90.1% of the outstanding shares).



Financing

     The total amount of cash required by the Company and the Acquiring Corporations to pay fees and expenses related to the Merger (including expenses of the financing described below) is estimated to be approximately $1,100,000. In addition, as a result of the Merger the Company will assume approximately $4,000,000 of Intercompany Liabilities owed to John Catsimatidis and his affiliates and the Company currently intends to pay such Intercompany Liabilities promptly after the Merger. It is anticipated that all of the approximately $5,100,000 in the aggregate needed to pay fees and expenses related to the Merger and the Intercompany Liabilities will be obtained from a portion of the proceeds of a secured term loan to be made to the Company by European American Bank ("EAB") and certain other participating lenders. The Company has received commitment letters from EAB and the participating lenders with respect to a facility comprised of a $12,000,000 five year term loan to refinance existing bank debt, fund the payment of $4,000,000 of Intercompany Liabilities and provide working capital; an $8,000,000 five year term loan to finance the remodelling of existing stores and the installation of a point-of-sale and management information system; and a $5,000,000 revolving line of credit for additional working capital which line of credit shall be for a two year period. The foregoing commitments are subject to the negotiation and execution of definitive documentation satisfactory to EAB and the participating lenders.

     The outstanding principal balance of the loans made under the facility will bear interest at the Company's option at either (a) EAB's prime rate in effect from time to time plus an additional .75% per annum or (b) at LIBOR plus an additional 2.50% per annum. Commencing on the issuance of audited financial statements of the Company as of March 1, 1998 and thereafter, the interest rate margins on prime rate and LIBOR loans may be reduced by up to .75% per annum based upon the ratio of Senior Debt to EBITDA (as such terms are defined in the commitment letters).

     All indebtedness under the facility will be secured by a first lien on all personal property of the Company, including a pledge by the Company of the stock of its subsidiaries, as well as personal guarantee of John Catsimatidis limited to an amount of $4,000,000. The Company expects to be able to pay the principal and interest on all indebtedness under the facility out of internally generated funds following the consummation of the Merger.

     It is also anticipated that the definitive documentation for the facility will contain provisions, including, but not limited to, those (i) limiting the incurrence of additional indebtedness, the granting of additional liens, the giving of guarantees and payments of dividends and other distributions, (ii) requiring the Company to repay indebtedness with the proceeds of the issuance by the Company of debt or equity securities, (iii) compliance with certain financial covenants, and (iv) restrictions on certain transactions, including mergers and the sale of a substantial portion of the Company's assets and transactions which would result in a "change of control" of the Company.

     The actual terms and conditions of the definitive documentation with respect to the facility may differ from those described above.


Background

     Between 1989 and 1992, the Company disposed of all of its business operations in the jewelry business. Thereafter, it sought the acquisition of a new business or businesses. In late 1992 CKMR Corporation ("CKMR"), a privately-held corporation which during 1991 and 1992 had sold to SAC, a corporation wholly owned by Mr. Catsimatidis, an aggregate of 21 "Sloan's" supermarkets (including certain of the Acquired Stores), offered to sell an additional 11 supermarkets operating under the "Sloan's" name to Mr. Catsimatidis or his affiliates. Mr. Catsimatidis brought such opportunity to the Board of Directors of the Company for consideration.

     In discussions concerning the terms of the acquisition, members of the Board of Directors raised their concern that the number of supermarkets being offered for purchase by the Company was too small to be administered on a cost effective basis by an entirely new staff of management and back office personnel that the Company might have to put in place to operate the supermarkets. To address this concern, Mr. Catsimatidis offered to provide the Company, pursuant to a management agreement, the services of Group (a corporation which administers Mr. Catsimatidis' privately owned supermarkets in the New York City area including the Acquired Stores). Under the proposed management agreement Group would provide such services for a fee equal to 1 1/4% of gross revenues of the Company's supermarkets. Mr. Catsimatidis further offered to allow the Company to continue to operate the supermarkets under the "Sloan's" name by granting to the Company a perpetual royalty-free license for the name (which had been acquired as part of the 21 supermarket acquisition in 1991 and 1992). Based upon these offers, the Board of Directors approved the acquisition.

     From the date of its 11 store acquisition from CKMR the Company has operated profitably under the management agreement with Group. However, due to the Company's size, the market price of its Common Stock and its lack of capital, in the 19 month period after the acquisition, management believed that the Company was not yet in a position to execute an aggressive growth strategy. Rather, the Company focused upon improving store profitability. Since March 1993, the Company has opened one new store, disposed of one of the acquired supermarkets and in October 1995 purchased from SAC for $5,000,000 plus the cost of inventory, three additional supermarkets. Other than the foregoing, the Company did not consider making any acquisitions or entering into any business combinations during the period from March 1993 to October 1995.

     During 1995 it became clear to the Board of Directors that by acquiring ownership of most of the supermarkets privately held by companies controlled by Mr. Catsimatidis, the Company could greatly increase its operating leverage and be in a better position to obtain the capital and other resources to strengthen its operations, automate its facilities and capitalize on strategic opportunities.

     As a result, discussions followed between Mr. Catsimatidis and other directors in which Mr. Catsimatidis stated his willingness to sell to the Company most of his privately-owned supermarkets in New York City for a consideration of approximately $40,000,000. Recognizing that the terms of any acquisition would ultimately have to be submitted to an independent entity for a determination of the fairness thereof from a financial point of view, the Board authorized Mr. Catsimatidis to explore the feasibility of a potential acquisition by the Company from Mr. Catsimatidis' privately-owned companies of supermarkets for a consideration of approximately $40,000,000. In August 1995, after discussions with several other investment banking firms, the Company retained Barington Capital Group, L.P. ("Barington") to assist the Company in obtaining financing for such an acquisition and to advise the Company concerning the form and structure of possible transactions pursuant to which such acquisition might be effectuated. Barington was not retained to and did not render a valuation of the Acquired Stores or an opinion as to the fairness to the Company of an acquisition of the Acquired Stores.

     Barington and the Company considered various alternative structures for the transaction. Such structures included an all cash payment, a payment of $15,000,000 in cash and $25,000,000 in capital stock (either all Common Stock or $20,000,000 in Common Stock and $5,000,000 in preferred stock) and a cash payment in excess of $15,000,000 with the balance of the $40,000,000 payable in capital stock. Barington and the Company understood that to the extent that a significant portion of the acquisition consideration was payable in cash, financing for the transaction in the form of subordinated debt and warrants would be required. Based upon Barington's advice, Mr. Catsimatidis and the Special Committee informally agreed upon a structure for a transaction under which entities controlled by Mr. Catsimatidis would receive an aggregate of $15,000,000 in cash and $25,000,000 in market value of the Company's stock. Barington informed the Board of Directors that it considered that such an acquisition of the Food Group was within a range which could support a $35,000,000 private placement of subordinated debt and warrants of the Company to finance such acquisition and for other purposes. On September 18, 1996, the Board of Directors of the Company, John Catsimatidis abstaining, determined that the Company should proceed with a private offering of subordinated debt and warrants to finance an acquisition of the Food Group on such terms.

     On October 16, 1996 the Company filed with the Securities and Exchange (the "Commission") preliminary proxy material relating to the foregoing acquisition, among other things, and shortly thereafter commenced to seek financing for the cash portion of the purchase price and other purposes. The Company thereafter received various proposals to finance an acquisition of the Food Group through the issuance by the Company of $35,000,000 subordinated debt and warrants to purchase Common Stock of Company, all of which proposals contained pricing terms which the Company considered expensive.


     As an alternative to consummating the $35,000,000 private offering through Barington, in early 1997 the Company entered into discussions with EAB concerning a $25,000,000 facility to the Company upon pricing terms significantly lower than terms offered by institutions making proposals to finance the Company through the issuance of subordinated debt. The terms of the proposed EAB facility include a $12,000,000 secured term loan, up to $4,000,000 of the proceeds of which could be used to fund the repayment of Intercompany Liabilities that might be assumed by the Acquiring Corporations in the Merger. Because the proposed facility limited the amount of cash that could be paid to Mr. Catsimatidis or entities controlled by him in connection with the Merger, but the pricing terms of such proposed facility were more attractive to the Company, the members of Special Committee and Mr. Catsimatidis agreed to restructure the terms of the Merger by making the merger consideration payable solely in the Company's Common Stock (although promptly after the Merger the Company intends to pay John Catsimatidis and entities controlled by him all Intercompany Liabilities, estimated to be $4,000,000) assumed by the surviving corporations in the Merger). In June 1997 EAB and the participating lenders issued commitment letters to the Company with respect to the $25,000,000 facility (see "PROPOSAL TO APPROVE THE MERGER AGREEMENT-Financing").


Recommendation of the Board of Directors


     At a meeting held on July 11, 1997 the Special Committee determined that, subject to the terms and conditions set forth in the Merger Agreement, the Merger is fair to and in the best interests of the Company and its stockholders and that the Merger Agreement be approved and adopted. Based upon the approval of the Merger Agreement by the Special Committee, on July 11, 1997 the entire Board of Directors of the Company (John Catsimatidis abstaining) determined to recommend that the stockholders of the Company approve and adopt the Merger Agreement. In reaching its conclusion the Board of Directors considered the factors described below in "Reasons for the Merger," the presentations of Coopers & Lybrand Securities, L.L.C. and the opinion of such firm that the consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view, information with respect to the financial condition, results of operations, business and prospects of the Company, as well as the current conditions and risks involved with its business and the terms and conditions of the Merger Agreement. In making their determinations to approve and adopt the Merger Agreement the Special Committee and the Board of Directors also considered the effect of the significant dilution which would be experienced in the relative equity percentage of stockholders other than Mr. Catsimatidis and his affiliates, but concluded that the potential benefits of the Merger to all stockholders outweighed this factor, particularly since Mr. Catsimatidis already beneficially owned approximately 37.6% of the outstanding Common Stock and was already in a position to substantially control the outcome of stockholder votes.


Reasons for the Merger


     Management believes that the proposed Merger renders substantial value to the Company by allowing it to achieve the critical mass necessary to execute its future growth strategy. The post-merger combination of 19 Gristede's stores, 24 Sloan's stores and one Pioneer store operating under one entity will allow the Company to realize synergies and increase operating leverage while providing management with the necessary resources and focus to streamline operations, automate facilities and capitalize on strategic opportunities. The following highlights several key advantages gained by the proposed Merger:


   o Increased Size and Market Share Giving effect to the Merger as of the beginning of the year, the Company would have had total sales of over $162 million for the fiscal year ended March 3, 1996 rather than $52 million in sales it actually had for such year. According to 1996 Metro New York Market Study At A Glance published in Modern Grocer's (the "Modern Grocer's Study"), after the Merger, the Company will rank first in Manhattan in number of stores. The second largest supermarket chain in Manhattan has approximately half the number of stores as will the Company after the Merger (the "Combined

     Company"). According to the Modern Grocer's Study, the Combined Company would rank fourth in estimated sales among chains which operate within the five boroughs of New York City. Furthermore, management believes the increased size of the Company will enable it to obtain financing (for capital improvements, working capital and acquisitions) on more attractive terms than would be available to the Company at its present size and to facilitate potential acquisitions.

   o Increased Efficiency and Strategic Focus through Combined Operations The Food Group has been managed by a team of personnel (led by John Catsimatidis) with significant experience in managing supermarkets in New York. When the Company acquired its initial supermarkets in March 1993, the Board of Directors determined that in light of the cost savings that would be achieved by contracting out management functions and the fact that the acquired supermarkets would be operated under the same "Sloan's" name as certain supermarkets privately-owned by Mr. Catsimatidis, it would be in the best interests of the Company to enter into a management agreement with Group under which Group would manage the operations of the Company's supermarkets for a fee of 1 1/4% of gross revenues. As a result of the Merger, the management agreement will be terminated and the employees of Group who have managed the operations of the Company's supermarkets will become employees of the Company. Management believes that the combination of management functions offers the Company significant opportunities to realize an increase in operating efficiencies and to pursue a more focused operating strategy. For example, management believes that as a result of the combination, the Combined Company will benefit from (a) having one set of financial records, rather than many,
     (b) reduced costs associated with reducing the number of independent audits that will be required, (c) a streamlined back office operation that should result in lower corporate overhead expense than in prior periods,
     (d) a more unified presence in its core New York market and (e) the increased sharing among employees of critical information regarding store operations. As such, the Combined Company will be in a better position to improve profitability and continue to gain market share in the New York City area.

   o Enhanced Operations Through A Company-Wide Capital Expenditure Program In February 1992 management embarked on a capital expenditure program that has included extensive store remodelings and the introduction of a centralized point-of-sale information system in many of the Acquired Stores. Since February 1992, 3 of the 44 supermarkets to be operated by the Combined Company after the Merger have been extensively remodelled, certain other supermarkets have been upgraded and point-of-sale units have been installed in 7 stores with point-of-sale units expected to be installed in an additional 37 stores by December 1998. Since its inception, the remodelling program has been successful in increasing foot traffic and generating higher margin sales in each of the Combined Company's reformatted stores. Based upon the results of installations made to date, management believes that the point-of-sale information system will result in operating cost savings and increased productivity as a result of greater accuracy in merchandise pricing and receiving, the elimination of labor-intensive functions and the availability of additional information for use by management.

   o Increased Investor Interest Management of the Company believes that one of the possible benefits of increasing the size and revenues of the Company may be an increase in interest in the Company by supermarket analysts at brokerage firms, banks and other institutions. Such increased interest could result in increased investor interest in the Company.

   o Elimination of Confusion Concerning Tradenames Currently, the Food Group and the Company each operate stores under the tradenames "Sloan's" and "Gristede's." After the Merger, substantially all of the stores using such names would be owned by the Company and the present uncertainty among investors as to which entity owns which supermarkets would be eliminated.


Opinion of Coopers & Lybrand Securities, L.L.C.

     The Company retained Coopers & Lybrand L.L.P. ("Coopers") in September 1996 to render an opinion to the Company's Board of Directors as to the fairness, from a financial point of view, of the consideration to be paid by the Company in connection with the Merger. On July 14, 1997 Coopers & Lybrand Securities, L.L.C., a wholly owned investment banking subsidiary of Coopers ("C&L"), delivered its written opinion to the Board that as of the date of the opinion, the consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view.

     The full text of C&L's opinion, which includes the assumptions made, general procedures followed and matters considered is set forth as Exhibit B to this Proxy Statement. C&L relied upon and assumed the accuracy and completeness of all financial and historical and prospective operating information that was publicly available or furnished to C&L and did not attempt to independently verify any of such information nor did it make or obtain any independent evaluations or appraisal of any assets of the Food Group. C&L also was not requested to and did not solicit third party indications of interest in acquiring all or any part of the Food Group. No limitations were imposed by the Board or the Special Committee upon C&L with respect to the investigation made, or procedures followed by C&L in rendering its opinion. C&L did not determine or recommend the amount of the consideration to be paid by the Company in connection with the Merger.


     In rendering its opinion, C&L carried out various procedures and considered certain facts, including: (i) a review of the Merger Agreement; (ii) a review of certain financial and other information related to the Food Group that was publicly available or furnished to C&L by the Company and the management of the Food Group including financial forecasts and an analysis of the lower corporate overhead anticipated by management from its planned streamlining of back office operations; (iii) meetings with management of the Company and the Food Group to discuss the nature of the market in which the Food Group competes, the scope of operations, historical financial results and future prospects for the Food Group; (iv) a physical inspection of each location comprising the Food Group; (v) an analysis of certain financial data of the Food Group compared to similar data for publicly-held companies in businesses which C&L deemed to be comparable to the Food Group; (vi) an analysis of the financial terms of certain recent mergers of companies in businesses similar to the Food Group; and (vii) a discounted cash flow analysis utilizing financial and operating projections and/or assumptions provided by the management of the Food Group.


     C&L utilized the following valuation approaches to arrive at its preliminary ranges of value:

   o Income Approach: The concept underlying this approach is that realistic valuation of any investment in an income-producing property is directly related to the future cash flow attributable to such property. Therefore, future cash flow represents the recovery of investments as well as a return on investment. The ability of an enterprise to create adequate cash flow, fund the proper cash disbursements, and provide for related financing activities is the primary determinant of value in that enterprise.

     A major requirement of the cash flow approach is an earnings forecast. This forecast is management's best estimate of what will most likely occur in the future as it pertains to revenues, expenses, capital expenditures and working capital requirements. During the valuation analysis, the forecast is analyzed by comparison to the forecasted financial and operating results of comparable businesses with an emphasis on growth and profitability.

     Another important component of this income approach is the determination of the cost of equity as well as the weighted average cost of capital. These rates of return are utilized to convert to present value the operating cash flow the subject property is expected to generate in the future. Various financial tools and models are used to calculate these returns.

     C&L worked with the management of the Food Group and the Company to estimate what will most likely occur in the future as it pertains to revenues, expenses, income, cash flow, capital expenditures and working capital requirements associated with the Food Group. These cash flows were then discounted at a weighted average cost of capital ranging from 14% to 16% to determine an indication of value for the Food Group of $45 to $50 million. This value indication incorporated a 10% control premium to reflect the fact that the discount rate utilized was derived through an examination of the returns required on securities traded on public exchanges, which involve only minority blocks.


   o Transaction Approach: This approach required an analysis of recent transactions involving retail operations comparable to the Food Group. Market derived multiples, based on sales and EBDIT (earnings before depreciation, interest and taxes) were developed and analyzed to consider differences between the Food Group and the comparable transactions used in the analysis for factors such as location, market share, growth potential and profitability. C&L's transaction database included information on more than

     60 separate retail supermarket transactions. Based on this analysis, C&L considered purchase price to sales multiples of .35 to .40 and purchase price to EBDIT multiples of 6.0 to 7.0. Valuation multiples were then applied to the appropriate financial indicators to determine a range of values for the Food Group of $40 to $45 million.


   o Market Multiple Approach: This approach required an analysis of the publicly-traded companies operating in the relevant industry. Market valuation multiples were developed from the financial statements of the identified guideline companies. The guideline companies used in this analysis included Arden Group, Buttrey Food & Drug, Quality Food Centers, Seaway Food Town, Sloan's Supermarkts, Inc., Village Super Market, Whole Foods Market, Casey's General Stores, Inc., Unimarts, Inc., and Dairy Mart Convenience Stores. Comparisons of certain financial characteristics of the guideline companies, including company size, profitability, and historical and expected growth, were made to the corresponding characteristics of the Food Group. Based on this analysis, market value of total capital to sales multiples of .30 to .35 and market value of total capital to EBDIT multiples of 4.5 to 6.0, were considered. Based on the application on the valuation multiples to the appropriate financial indicators of the Food Group, a range of values for the Food Group of $40 to $45 million was determined. These values include a control premium of 10% to reflect the fact that the valuation ratios utilized were derived through an examination of the ratios exhibited by stocks traded on public exchanges, which involve only minority transactions.

     In each of the Income Approach, Transaction Approach and Market Multiple Approach, the bottom of the range of indicated values was equal to or greater than $40,000,000. Based on the foregoing, it is C&L's opinion that as of the date of its opinion the consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view. C&L believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.

     Upon the engagement of C&L to render the opinion the Company paid to C&L a fee of $100,000. The Company paid an additional $50,000 to C&L prior to receipt of the opinion. The Company shall be required to pay an additional $150,000 to C&L upon receipt, pursuant to the Company's request, of a reaffirmation of C&L's opinion on or before the date of this Annual Meeting. The Company has also agreed to reimburse C&L for its out-of-pocket expenses in connection with rendering the opinion.

     Coopers and its subsidiary has performed numerous valuation engagements encompassing a wide and diversified range of industries including food distribution and retail supermarket operations. Coopers was retained by the Board of Directors after consideration by it of several candidate firms.

     In October 1995 Coopers conducted a valuation analysis of three supermarkets which the Company was acquiring from SAC. The Company paid to Coopers a fee of $15,000 for such services and also reimbursed Coopers for certain of its expenses in connection with such services.

Federal Income Tax Consequences

     The Company will not recognize gain or loss as a result of the completion of the transactions set forth in the Merger Agreement. The Company believes that it will undergo an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, as a consequence of the transaction. As a result, the Company's ability to offset its net operating loss carryforwards (including a portion of any net operating loss incurred in the Company's current taxable year) against income earned after the transaction will be limited. (As of March 2, 1997 the Company had net operating loss carryforwards of approximately $2,000,000.) Thus, the transaction could result in taxation of some Company income that, absent the transaction, might have been offset by net operating loss carryforwards.

Accounting Treatment

     The Merger will be accounted for under Emerging Issues Task Force Statement 90-13 ("EITF 90-13") similar to a reverse merger whereby the resulting equity of the Combined Company represents the cost basis of the owners of the Food Group in the Acquired Stores and their adjusted basis for the Company's equity, net of the $4.0 million liability assumption relating to this transaction.


Merger Agreement

     The following summary of the Merger Agreement is qualified in its entirety by reference to the full Merger Agreement which is attached to this Proxy Statement as Exhibit A. All capitalized terms used herein and not otherwise defined have the same meanings ascribed to them in the Merger Agreement.


  The Mergers

     At the Effective Time of its respective Merger, Gristede's will be merged with and into GOC, RAS will be merged with and into RASOC, SAC will be merged with and into SACOC, City Produce will be merged with and into CPO and Group, as the holder of all of the outstanding shares of capital stock of each of Gristede's, RAS and City Produce, and John Catsimatidis, as the holder of all of the outstanding shares of SAC, will be entitled to receive upon surrender of the certificates representing such shares a number of shares of Sloan's Common Stock determined in accordance with Schedule 4 to the Merger Agreement (See "--Merger Consideration"). The Merger shall not effect any changes in the capital stock of GOC, RASOC, SACOC and CPO. Thus, after the Merger, Sloan's will remain as the holder of all of the outstanding capital stock of each of the surviving corporations. Each Merger shall become effective upon the filing of a Certificate of Merger with the New York Department of State. The Merger Agreement provides that such filings will be made no later than the next business day after the closing of the Merger Agreement (the "Closing"), which in turn shall be no later than the second business day following satisfaction or waiver of all of the conditions contained in the Merger Agreement.


  Post-Closing Adjustments

     Physical inventories of the merchandise and supplies of each of the Merging Corporations will be taken on the two days immediately preceding the date of consummation of the Merger (the "Closing Date"). Prior to a date which is sixty days after the Closing Date (the "Post-Closing Adjustment Date") the parties shall agree upon the value of such inventory, as well as the value on the Closing Date of the accounts receivable, notes receivable, certain other current assets, accrued vacation and sick pay for employees, liabilities to Sloan's or its subsidiaries and trade payables of the Merging Corporations. To the extent that the aggregate value of the inventory, accounts receivable, notes receivable and specified other current assets of Gristede's, RAS, SAC and City Produce on the Closing Date (as such amounts are calculated in accordance with the terms of the Merger Agreement) exceeds the aggregate value of trade payables, accrued vacation and sick pay for employees and liabilities to Sloan's or its subsidiaries of such corporations on the Closing Date (as calculated in accordance with the terms of the Merger Agreement), GOC, RASOC, SACOC and CPO shall jointly and severally be obligated to deliver to Group and John Catsimatidis a check in the amount of such excess. No closing prorations shall be made in the Merger.


  Representations and Warranties


     The Merger Agreement contains various representations and warranties of certain of the parties thereto, including representations and warranties of each of Group, SAC, Sloan's and the Acquiring Corporations as to (a) the organization and good standing of the parties, (b) their power and authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, (c) the validity and binding nature of the Merger Agreement, (d) subject to certain exceptions, the absence of the need for consents and approvals to consummate the Merger Agreement, and (e) the absence of any obligation to third parties for finder's fees or brokers' commissions in connection with the Merger.


     The Company and the Acquiring Corporations have also represented that all of the Company's Common Stock to be issued in consideration of the Merger will upon issuance be duly authorized, validly issued, fully paid and non-assessable.

     Group and SAC have also represented, among other things, with respect to each Merging Corporation and, where appropriate, Group, as to its (a) capitalization, (b) title to its assets, (c) compliance with the terms of all leases for real property to which it is a party and its use of the demised premises, (d) subject to certain exceptions, the absence of pending or threatened actions, proceedings or investigations against or involving it, (e) the absence of material adverse changes since March 2, 1997 in its financial condition, results of operations, properties, business or properties, (f) intellectual property and the lack of its infringement upon the intellectual property rights of others, (g) compliance with applicable laws, regulations and ordinances, including safety and environmental laws, (h) labor relations, (i) licenses in connection with the ownership, occupancy or operation of its assets for their present uses, (j) insurance coverage, and (k) employee benefit plans. Group and SAC have also represented as to the condition of the fixed assets of the Merging Corporations, certain financial information concerning the Merging Corporations and that the information supplied by Group, any Merging Corporation or John Catsimatidis for inclusion in this Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


  Covenants and Agreements

     Group, each of the Merging Corporations and John Catsimatidis have agreed, among other things, prior to the consummation of the Merger, to: (a) cooperate with the Company to cause the transactions contemplated by the Merger Agreement to be consummated, (b) use their best efforts to obtain all necessary third party consents and government approvals, and (c) continue the businesses of each of the Merging Corporations in their ordinary course consistent with prior practice.


  Conditions to the Merger



     The Merger Agreement provides that the respective obligations of the parties to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions: (a) there shall not be in effect any preliminary restraining order or injunction or other order issued by a court or other governmental authority of competent jurisdiction directing that any or all of the transactions contemplated by the Merger Agreement not be consummated or imposing any material conditions on such consummation and (b) all approvals or orders by governmental entities required to be obtained have been obtained and all filings, notices or declarations required to be made before any governmental entity by any party have been made (including the filing of pre- merger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of the applicable waiting period thereunder). (In such connection, pre-merger notification and request forms shall be filed with the Federal Trade Commission on or about October 2, 1997.)



     The obligations of the Company and the Acquiring Corporations to consummate the Merger are further subject to, among other things, (a) all of the representations and warranties of Group and SAC being true and correct in all respects as of the Closing Date, (b) each of Group, the Merging Corporations and John Catsimatidis having performed all agreements to be performed by it or him under the Merger Agreement at or prior to the Closing Date, (c) the delivery to the Company and the Acquiring Corporations of certificates on behalf of Group and SAC signed by an executive officer of Group and SAC to the effect described in clauses (a) and (b), (d) Group and SAC having obtained and delivered to the Company and the Acquiring Corporations all consents (and related estoppel certificates) required to be given by lessors under leases of real property required to be given by lessors under real property leased to any of the Merging Corporations in connection with the Merger, (e) Group and John Catsimatidis having prepared and delivered to the Company and the Acquiring Corporations tax returns and checks payable to the appropriate authorities in payment of the transfer taxes payable in connection with the Merger, (f) the stockholders of the Company having approved the Merger Agreement at the Annual Meeting, (g) C&L having reaffirmed its fairness opinion as of a date not later than one day prior to the date of the Annual Meeting and
(h) the Management Agreement between the Company and Group pursuant to which Group has managed the operations of the Company's supermarkets, having been terminated.


     The obligations of Group, the Merging Corporations and John Catsimatidis to consummate the Merger are further subject to, among other things, (a) all of the representations and warranties of the Company and the Acquiring
Corporations being true and correct in all respects as of the Closing Date, (b) each of the Company and the Acquiring Corporations having performed all agreements to be performed by it under the Merger Agreement at or prior to the Closing Date, (c) the Company and the Acquiring Corporations having delivered a certificate signed on their behalf by an executive officer to the effect described in clauses (a) and
(b), (d) Group and/or entities controlled by Group (the "Group Companies") having entered into with Namdor Inc. ("Namdor"), a corporation wholly owned by the Company which owns and operates all of the supermarkets currently owned by the Company, a management agreement pursuant to which Namdor shall manage the operations of the supermarkets still owned by the Group Companies after the consummation of the Merger for a fee of 1 1/4% of all sales made in or from such supermarkets, (e) SACOC and GOC having entered into license agreements with the Group Companies pursuant to which the Group Companies shall receive a royalty-free license to use the "Sloan's" and "Gristede's" names in connection with the operation of all supermarkets owned by the Group Companies on the commencement of such agreement and (f) the Company having entered into a registration rights agreement with Group and John Catsimatidis pursuant to which the Company shall have agreed, subject to certain conditions, limitations and exclusions, at the Company's expense to register under the Securities Act of 1933, as amended, the shares of Common Stock issued pursuant to the Merger Agreement on two occasions upon the demand of the holders thereof and upon request of such holders to include such Common Stock in any appropriate Registration Statement which is filed by the Company following the issuance of such stock.

 Indemnification

     The Merger Agreement provides that Group shall indemnify, defend and hold harmless the Company and the Acquiring Corporations against all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney's fees (collectively "Losses") as a result of any breach of any representation made by Group or SAC in the Merger Documents or the failure by Group, SAC or John Catsimatidis to perform any of its or his covenants or agreements in the Merger Documents generally for a period of three years after the Closing Date.

     The Company and the Acquiring Corporations have agreed to jointly and severally indemnify, defend and hold harmless Group and John Catsimatidis against all Losses arising out of the operations of the supermarkets and any other business conducted by the Acquiring Corporations after the Closing Date and, for a period of three years after the Closing Date, all Losses arising out of a breach of any representations made by the Company or the Acquiring Corporations in the Merger Documents or the failure by the Company or any Merging Corporation to perform any of its covenants or agreements in the Merger Documents.

                          MARKET PRICES AND DIVIDENDS

     The Company's Common Stock is listed and traded on the American Stock Exchange under stock symbol "SLO". For the two fiscal years ended March 2, 1997 and March 3, 1996, the quarterly high and low price range for such common stock is shown in the following tabulation:


                        1996                                1997
                  ----------------                    ----------------
   Quarter        High      Low                        High      Low
---------------   ------   -------                    -------   ------
First .........   5 1/4     4 1/16                     3 3/4     2 7/8
Second   ......   5 3/4     3 5/8                      3 1/2     2 1/2
Third    ......   5         3 5/8                      3 3/8     2 1/4
Fourth   ......   4         3 1/8                     3 1/16     1 7/8

     The approximate number of holders of record of the Company's Common Stock on May 22, 1997 was 236. The Company believes that there are a significant number of shares of the Company's Common Stock held in street name and, consequently, the Company is unable to determine the actual number of beneficial owners.

     The Company has never paid a cash dividend on its Common Stock and does not expect to pay a cash dividend in the near future.

     Under its Loan and Security Agreement with EAB, the Company is restricted from paying dividends on its Common Stock so long as there is outstanding indebtedness to EAB. As of August 31, 1997, the outstanding indebtedness to EAB under the agreement was approximately $7,300,000.

                              THE FOOD GROUP AND
                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES
                          COMPARATIVE PER SHARE DATA

     The following unaudited table is based upon data used in compiling the pro forma combined statements of Sloan's Supermarkets, Inc. and Subsidiaries and upon the respective historical combined financial statements of Sloan's Supermarkets, the pro forma financial statements and the introduction to the pro forma financial statements appearing elsewhere herein and should be read in conjunction with those statements and the related notes thereto. The pro forma information set forth is not necessarily indicative of the combined results and the combined financial position as they may be in the future or as they might have been for the periods or as of the dates indicated had the Merger been consummated at the beginning of the respective periods or as of such dates. The results of operations for the interim periods may not be indicative of full year results.


                                    Three Months Ended                              Years Ended
                                    -------------------  -----------------------------------------------------------------
                                     June 1,    June 2,   March 2,   March 3,   February 26,   February 27,   February 28,
                                      1997      1996       1997       1996         1995           1994           1993
                                    ---------  --------  ---------  ---------  -------------  -------------  -------------
Sloan's Common Stock
Historical:
 Earnings (loss) per share from
   continuing operations .........  $  0.03    $ 0.10    $  0.37     $ 0.58       $ 0.13          $ 0.03         $(0.16)
 Net earnings (loss) per share         0.03      0.10       0.37       0.55         0.12            0.06          (0.28)
 Dividends per share  ............       --        --         --         --           --              --             --
 Book value per share (1)   ......     2.64      2.33       2.60       2.21         1.80            1.50           1.65
Pro Forma:
 Net earnings (loss) per share
   adjusted  .....................    (0.04)       --      (0.06)        --           --              --             --
 Book value per share (2)   ......     0.89        --       0.92         --           --              --             --

------------
(1) The book value per share is calculated by taking the equity and dividing it by the weighted average number of shares.

(2) The pro forma book value per share is calculated by taking the equity less the pro forma adjustments divided by the weighted average number of shares plus the additional shares issued to finance the Merger.

                        PRO FORMA FINANCIAL STATEMENTS

 Introduction


     The directors of the Company have decided that it is in the Company's best interest to purchase the Acquired Stores. The Company will assume $4.0 million in related party liabilities and issue $36.0 million in Common Stock to John A. Catsimatidis, the Company's principal stockholder and chief executive officer, and entities controlled by him, for these assets. The Merger will be accounted for according to Emerging Issues Task Force Statement 90-13 as a reverse merger, whereby the equity of the combined entity will represent the owner's basis in the Acquired Stores and the adjusted basis for the Company's equity, net of the $4.0 million liability assumption relating to this transaction.


     The accompanying pro forma balance sheet reflects the Merger as if it occurred on June 1, 1997. The accompanying pro forma statements of operations for the year ended March 2, 1997 and three months ended June 1, 1997 reflect the Merger as if it occurred on March 4, 1996.

     The accompanying pro forma data should be read in conjunction with the notes thereto and the applicable historical financial statements of the Company and the Food Group, included elsewhere herein. The results of operations are not indicative of the actual results that might have occurred had the Merger taken place as of March 4, 1996 or of expected future combined operating results.

     Certain reclassifications have been made to the presentation of the Sloan's Supermarkets, Inc. and subsidiaries financial statements to conform to the presentation for The Food Group's financial statements and the pro forma financial statements.

        THE FOOD GROUP AND SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 June 1, 1997

                                                                               Sloan's
                                                              Food        Supermarkets, Inc.        Proforma             Proforma
                                                              Group       and Subsidiaries         Adjustments             Total
                                                           ------------  --------------------    --------------       ------------
Assets
Current:
 Cash    ................................................  $        --     $       65,481      $  10,900,000 (3)      $    865,481
                                                                                                 (10,100,000)(4)
 Accounts receivable    .................................    2,413,276            741,709                                3,154,985
 Inventories   ..........................................    9,331,163          5,706,520                               15,037,683
 Notes receivable - current portion    ..................      534,919                 --                                  534,919
 Prepaid expenses and other current assets   ............      204,046            208,717                                  412,763
 Due from related parties  ..............................           --          1,668,982         (1,668,982)(5)                --
                                                            ----------     --------------      -------------          ------------
  Total current assets  .................................   12,483,404          8,391,409           (868,982)           20,005,831
                                                            ----------     --------------      -------------          ------------
 Fixed assets, net of depreciation and amortization .....    7,027,987         12,251,607          4,400,000           (23,679,594)
 Capitalized leases, net of depreciation and
  amortization    .......................................    1,272,072                 --                 --             1,272,072
 Notes receivable - noncurrent portion    ...............    1,786,515                 --                 --             1,786,515
 Due from affiliates    .................................           --            342,129                                  342,129
 Deposits and other assets    ...........................      307,306            492,824                                  800,130
 Deferred costs   .......................................           --            111,220                                  111,220
 Noncompete agreement - net of amortization  ............           --            458,992                                  458,992
 Deferred finance costs - net of amortization   .........           --            376,528          1,100,000 (3)         1,476,528
                                                            ----------     --------------      -------------          ------------
  Total assets    .......................................   22,877,284         22,424,709          4,631,018            49,933,011
                                                            ==========     ==============      =============          ============
Liabilities and Stockholder's Equity
Current:
 Accounts payable, trade   ..............................   10,310,129          6,641,583                               16,951,712
 Accrued payroll, vacation and withholding   ............      738,965            345,805                                1,084,770
 Capitalized lease obligations due to affiliate -  ......    1,790,832                 --                 --             1,790,832
  current
 Accrued expenses and other current liabilities    ......           --            230,201                                  230,201
 Due to related parties    ..............................           --                 --            241,727 (5)           241,727
 Revolving credit facility    ...........................           --          1,000,000         (1,000,000)(4)                --
 Current portion of long term debt  .....................           --          1,200,000         (1,200,000)(4)         1,700,000
                                                                                                   1,700,000 (3)                --
                                                            ----------     --------------      -------------          ------------
  Total current liabilities   ...........................   12,839,926          9,417,589           (258,273)           21,999,242
                                                            ----------     --------------      -------------          ------------
Long-term debt    .......................................           --          3,900,000         (3,900,000)(4)                --
                                                            ----------     --------------      -------------          ------------
Notes payable  ..........................................                              --         10,300,000 (3)        10,300,000
                                                            ----------     --------------      -------------          ------------
Deferred rent  ..........................................                         846,887                                  846,887
Deferred payroll, vacation and withholdings  ............      183,112                 --                 --               183,112
                                                            ----------     --------------      -------------          ------------
Capitalized lease obligations due to affiliate -
 non-current   ..........................................      915,550                 --                 --               915,550
                                                            ----------     --------------      -------------          ------------
Due to Sloan's Supermarkets, Inc.   .....................    1,910,709                 --         (1,910,709)(5)                --
Due to related parties  .................................    4,000,000                 --         (4,000,000)(4)                --
                                                            ----------     --------------      -------------          ------------
  Total liabilities  ....................................   19,849,297         14,164,476            231,018            34,244,791
                                                            ----------     --------------      -------------          ------------
Commitments and contingencies
Stockholders' equity:
 Preferred Stock, $50 par -- shares authorized
  500,000; none issued  .................................           --                 --                                       --
 Common Stock, $0.02 par -- shares authorized
  10,000,000; outstanding 3,132,289 (6)   ...............           --             62,646            288,000 (1)           350,646
 Additional paid-in capital   ...........................    3,027,987         18,248,286        (10,338,699)(1)        15,337,574
                                                                                                   4,400,000 (2)
 Retained earnings (accumulated deficit)  ...............           --        (10,050,699)        10,050,699 (1)                --
                                                            ----------     --------------      -------------          ------------
  Total stockholders' equity  ...........................    3,027,987          8,260,233          4,400,000            15,688,220
                                                            ----------     --------------      -------------          ------------
                                                           $22,877,284      $  22,424,709      $   4,631,018          $ 49,933,011
                                                            ==========     ==============      =============          ============

         See accompanying footnotes for explanation of the adjustments.

        The Food Group and Sloan's Supermarkets, Inc. and Subsidiaries

              Notes to Unaudited Pro Forma Combined Balance Sheet
                                 June 1, 1997


(1) The transaction has been accounted for as the acquisition of Sloan's by the Food Group pursuant to EITF 90-13 as a result of the Food Group obtaining control of Sloan's after the transaction. The shares representing 37.6% ownership of Sloan's held by Mr. Catsimatidis prior to the transaction was accounted for at Mr. Catsimatidis' actual cost of $5,490,000 based upon his stock purchase records. The assets and liabilities of the Food Group (the acquiror) are recorded at their historical cost. Sloan's' assets and liabilities are being recorded at their fair market value to the extent acquired.

    Due to the change of control of Sloan's Supermarkets, Inc., Sloan's' net operating loss carryforward will be limited pursuant to Section 382 of the Internal Revenue Code.

(2) To record the excess of cost over fair value of the net assets acquired. Upon the consummation of the transaction, the Company intends to have an appraisal performed to allocate the excess purchase price to the fair value of the assets acquired. Management believes based on historical experience that such excess will be allocated to leasehold rights.

(3) To recognize the proceeds received (net of financial costs) from EAB in connection with the committed financing to repay existing indebtedness.

(4) To record the repayment of $4,000,000 due to related parties and the repayment of $6,100,000 of debt obligations refinanced in connection with the transaction.

(5) To offset intercompany balances between the Food Group and the Company.

(6) In connection with the transaction, Mr. Catsimatidis will receive approximately 14,400,000 shares of Sloan's common stock based on a closing stock price of $2.50 per share.

        THE FOOD GROUP AND SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES
                      PRO FORMA COMBINED INCOME STATEMENT
                           YEAR ENDED MARCH 2, 1997

                                                                     Sloan's
                                                                  Supermarkets,
                                                                    Inc. and               Pro Forma              Pro Forma
                                                Food Group        Subsidiaries            Adjustments             Combined
                                               --------------   -------------------   ----------------------   -----------------
Sales   ....................................   $104,168,864      $   51,792,539        $    (5,240,000)(a)        $150,721,403
Cost of sales ..............................     63,932,541          31,184,126(b)          (5,240,000)(a)          89,876,667
                                               ------------      --------------        ---------------            ------------
Gross profit  ..............................     40,236,323          20,608,413                     --              60,844,736
Direct operating expenses ..................     33,821,475          15,937,452                     --              49,758,927
Management fee   ...........................             --             644,811               (644,811)(c)                  --
                                               ------------      --------------        ---------------            ------------
                                                  6,414,848           4,026,150                644,811              11,085,809
Corporate overhead  ........................      6,321,172             409,008                     --               6,730,180
                                               ------------      --------------        ---------------            ------------
                                                     93,676           3,617,142                644,811               4,355,629
Depreciation & amortization  ...............      2,092,403           1,699,677                440,000(d)            4,232,080
Interest expense and bank charges (g).......             --             709,454                220,000(e)            1,180,000
                                                                                               250,546(f)
Taxes   ....................................                             48,333                                         48,333
                                               ------------      --------------        ---------------            ------------
Net income (loss)   ........................   $ (1,998,727)     $    1,159,678        $      (265,735)           $ (1,104,784)
                                               ============      ==============        ===============            ============
Earnings (loss) per share ..................                     $         0.37                                  ($       0.06)
                                                                 ==============                                   ============
Weighted average number of shares
 outstanding  ..............................                          3,132,000                                     17,532,000

        THE FOOD GROUP AND SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES
                      PRO FORMA COMBINED INCOME STATEMENT
                        THREE MONTHS ENDED JUNE 1, 1997


                                                                   Sloan's
                                                                Supermarkets,
                                                                   Inc. and             Pro Forma            Pro Forma
                                               Food Group       Subsidiaries          Adjustments            Combined
                                               -----------    ------------------   --------------------   ----------------
Sales   ....................................  $24,928,724      $  12,254,700        $    (961,375)(a)        $36,222,049
Cost of sales ..............................   15,349,822           7,506,416(b)          (961,375)(a)         21,894,863
                                               ----------       -------------        -------------            -----------
Gross profit  ..............................    9,578,902           4,748,284                   --             14,327,186
Direct operating expenses ..................    8,332,852           3,792,765                   --             12,125,617
Management fee   ...........................           --             150,829             (150,829)(c)                 --
                                               ----------       -------------        -------------            -----------
                                                1,246,050             804,690              150,829              2,201,569
Corporate overhead  ........................    1,528,958              85,086                   --              1,614,044
                                               ----------       -------------        -------------            -----------
                                                 (282,908)            719,604              150,829                587,525
Depreciation & amortization  ...............      523,111             425,545              110,000(d)           1,058,656
Interest expense and bank charges (g) ......           --             187,442               55,000(e)             295,000
                                                                                            52,558(f)
Taxes   ....................................                            4,500                   --                  4,500
                                               ----------       -------------        -------------            -----------
Net income (loss)   ........................   $ (806,019)      $     102,117        $     (66,729)           $  (770,631)
                                               ==========       =============        =============            ===========
Earnings (loss) per share ..................                    $         .03                                ($      0.04)
                                                                =============                                 ===========
Weighted average number of shares
 outstanding  ..............................                        3,132,000                                  17,532,000

        The Food Group and Sloan's Supermarkets, Inc. and Subsidiaries
             Notes to the Pro Forma Income Statements -- Unaudited
                       For the year ended March 2, 1997
                    and the three months ended June 1, 1997


(a) To eliminate intercompany sales between the Food Group and the Company.

(b) Certain companies owned by the Chairman of the Board of the Company allocate volume, advertising and other rebates to the Company. For the year ended March 2, 1997 and the three months ended June 1, 1997, such amounts approximated $1,455,600 and $292,000, respectively, and have been reflected as a reduction of cost of sales. In the future, these amounts will be negotiated and received directly by the Company. The receipt of volume, advertising and other rebates is a normal trade practice; however, there can be no assurance that vendors will provide allowances in the same amounts they have in the past.

(c) To eliminate management fees paid by the Company to the parent of the Food Group. The amount represents billings from a related party that provides office services to the Company. This amount is included in the corporate overhead of the Food Group.

(d) To record amortization of the value assigned to the leaseholds acquired in the transaction. The leaseholds were valued at $4,400,000 and were amortized over 10 years.

(e) To record amortization of deferred financing costs related to the transaction. Total fees for the transaction are estimated at $1,100,000 and are being amortized over a period of 5 years which coincides with the term of the loan.

(f) To record pro forma interest expense on the $12.0 million at March 2, 1997 and $12.0 million at June 1, 1997 of secured bank debt outstanding. The interest expense for the year is based on 8.0% per annum, which amounts to $960,000 for the year ended March 2, 1997 and $240,000 for the three months ended June 1, 1997. The journal entries eliminate the actual interest expense for the old debt that was retired and calculates what interest will be under new terms.

(g) The Company will have an additional $13.0 million at March 2, 1997 and $13.0 million at June 1, 1997 for capital expenditures and working capital purposes available from a group of banks. Interest expense on the additional amount would be $1,040,000 for the year ended March 2, 1997 and $260,000 for the three months ended June 1, 1997 based upon an assumed interest rate of 8.0% per annum. The Company intends to draw down on this commitment during the year for working capital and capital expenditures.

        The Food Group and Sloan's Supermarkets, Inc. and Subsidiaries
                       Pro Forma Combined Capitalization

     The following unaudited table sets forth the historical capitalization of the Food Group and the Company as of June 1, 1997 and the pro forma combined capitalization after giving effect to the reverse merger between the Food Group and the Company. The pro forma information set forth below is not necessarily indicative of the combined capitalization as it may be in the future or as it might have been had the Merger been consummated as of June 1, 1997.



                                                          The
                                                        Company        Food Group       Pro Forma
Title of Class                                        As Reported     As Reported      As Reported
---------------------------------------------------   -------------   -------------   ------------
                                                                     (Dollars in 000's)
Current portion of long-term debt   ...............     $  1,200         $     0       $    1,700
Existing bank facility  ...........................        1,000               0                0
Due related parties  ..............................            0           4,000                0
Capitalized lease obligations to affiliate   ......            0           2,706            2,706
Long-term debt    .................................        3,900               0                0
New senior debt   .................................            0               0           10,300
                                                        --------        --------      -----------
   Total debt  ....................................        6,100           6,706           14,706
                                                        ========        ========      ===========
Existing shareholders' equity    ..................        8,260           3,028                0
New shareholders' equity   ........................            0               0           15,688(a)
                                                        --------        --------      -----------
   Total shareholders' equity    ..................        8,260           3,028           15,688
                                                        --------        --------      -----------
   Total capitalization    ........................     $ 14,360         $ 9,734       $   30,394
                                                        ========        ========      ===========

------------
(a) Pursuant to EITF 90-13, The Food Group is considered the acquiror. Accordingly, the pro forma shareholders' equity consists of the net assets of the Food Group at the closing date, increased by the cost of shares representing Mr. Catsimatidis' 37.6% interest and the value assigned to the shares to be held by the public immediately after the transaction closes.

                    SELECTED FINANCIAL DATA OF THE COMPANY

     Set forth below is selected financial data of the Company. The information is based upon the historical financial statements of the Company. Results for the unaudited periods may not be indicative of full year results. Any financial information or financial statements included in this proxy statement may not reflect necessarily the continuing business of the Company, or represent a basis for assessing future performance.




                                          Three Months Ended                           Years Ended
                                        ----------------------  ----------------------------------------------------------
                                         June 1,     June 2,     March 2,    March 3,  February 26, February 27, February 28,
                                          1997        1996        1997        1996         1995        1994         1993
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                          (Dollars in thousands, except per share data)
Net sales  ...........................  $12,255     $13,538     $51,792     $50,279     $48,367     $44,975      $    --
Income (loss) from continuing
 operations before discontinued
 operations and extraordinary item....      102         330       1,159       1,831         380          84         (375)
Net income (loss)   ..................      102         330       1,159       1,742         362         162         (671)
Per share of common stock:
  Earnings (loss) from continuing
   operations before
   discontinued operations and
   extraordinary item  ...............     0.03        0.10        0.37        0.58        0.13        0.03        (0.16)
  Net income (loss)    ...............     0.03        0.10        0.37        0.55        0.12        0.06        (0.28)
  Cash dividend  .....................       --          --          --          --          --          --           --
At End of Period
-------------------------------------
Total assets  ........................   22,425      22,146      22,815      22,094      16,391      17,624        4,332
Net working capital (deficiency)   ...   (1,026)     (2,012)     (1,086)     (2,458)     (3,025)     (3,241)       3,336
Long-term debt   .....................    3,900       5,100       4,200       5,400       2,743       4,158           --
Total liabilities   ..................   14,165      14,817      14,657      15,095      11,135      13,505          375
Stockholders' equity   ...............  $ 8,260     $ 7,328     $ 8,158     $ 6,998     $ 5,256     $ 4,119      $ 3,957

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OF FINANCIAL CONDITIONS AND
                             RESULTS OF OPERATIONS
                                OF THE COMPANY

Company Background

     The fiscal year ended February 26, 1995 consisted of 52 weeks. The fiscal year ended March 3, 1996 consisted of 53 weeks. The fiscal year ended March 2, 1997 consisted of 52 weeks.

Results of Operations (Three Months Ended June 1, 1997 Compared to Three Months Ended June 2, 1996)

     Net income was $102,117 for the 13 weeks ended June 1, 1997 as compared to $330,253 for the 13 weeks ended June 2, 1996.

     Sales were $12,254,700 in the 1997 period compared to $13,538,008 for the same period in 1996. The decline in sales was primarily due to a delay in the commencement of the Company's remodeling program, which was originally scheduled to start earlier this year. In addition, deflationary pressures in food prices also contributed to the decrease in sales in the 1997 period as compared to the 1996 period.

     The Company has embarked on a substantial remodeling program under which 4 stores will be extensively remodeled and refixtured during the next 8 months. The remodels will also result in the expansion of the sales areas in these stores. It is anticipated that the Company will experience appreciable sales increases in the remodeled stores based on prior history.

     Gross profit as a percentage of sales was 38.75% for the 13 weeks ended June 1, 1997 compared to 40.07% for the 13 weeks ended June 2, 1996. The decrease in gross profit margin was mainly due to a curtailment of our long-term forward buying program in the 1997 period as compared to the 1996 period, due to the temporary lack of suitable available product. It is anticipated that forward buying opportunities will once again be available in future periods.

     Direct operating expenses were $3,792,765 or 30.95% of sales in 1997 compared with $4,199,435 or 31.02% of sales in 1996. Direct operating expenses as a percentage of sales decreased in the 1997 period as compared to the 1996 period mainly as a result of a reduction in store supply costs and lower refrigeration maintenance costs.

     Corporate overhead was $85,086 in 1997 as compared with $109,843 in 1996, mainly as a result of lower legal expenses. The decrease in legal expenses was a result of the Company's reduced need during the quarter for the services of outside legal counsel in connection with litigation, real estate and general corporate matters.

Results of Operations (1997 Compared to 1996)

     Net income was $1,159,678 for the fiscal year ended March 2, 1997 as compared to $1,742,266 for the fiscal year ended March 3, 1996. The 1996 income included a gain of $1,001,397 on the sale of the leasehold of one supermarket during the year.

     Sales for the 1997 fiscal year were $51,792,539 as compared to $50,279,245 for fiscal year 1996. The increase in sales was primarily due to the fact that three stores acquired during 1996 were open for the entire 1997 year, as well as the opening of two additional stores at the beginning of the 1997 year. The increase in sales generated by the additional stores was partially offset by the fact that the prior year consisted of 53 weeks as compared with 52 weeks in 1997 as well as a decline in same store sales of $3,949,350 (after adjusting 1996 same store sales downward to reflect a comparable 52 week period). Same store sales declined due to (a) management's decision to seek higher margins over sales, (b) a decrease in the selling price of cereals (which constitute approximately 7.5% of the Company's grocery sales) as a result of manufacturers lowering wholesale prices of cereals by approximately 20% in April, 1996 and
(c) a reduction in beverage sales during the summer months of 1997 as compared to the same period in 1996. Beverage sales, which ordinarily represent approximately 17% of summer sales, were negatively impacted by the abnormally cool weather in the New York area.

The Company anticipates that until completion of its planned remodelling program, same store sales will remain constant as a result of management's intention to maintain current margin levels. Management believes that same store sales will increase as the remodelling and refurbishment of stores is completed.

     Gross profit was $20,608,413 (39.79% of sales) in 1997 as compared to $19,243,125 (38.27% of sales) in 1996. The improvement in the 1997 period mainly reflects the implementation of the better buying program utilizing the distribution center of an affiliate to make bulk purchases, on a direct basis at better prices, as well as the expansion of the sales of value-added, higher margin products. Additionally, prices were selectively increased. During 1997 the Company recognized as income approximately $1,340,000 of advertising and volume achievement allowances as compared to approximately $1,141,000 during 1996.

     Store operating, general and administrative expenses were $17,739,680 in 1997 (34.25% of sales) as compared to $16,811,184 (33.44% of sales) in 1996.
The primary reasons for the increase were the expenses associated with the additional stores operating in the 1997 year and the extra costs incurred with the start-up of the new stores.

     Nonstore operating expense decreased to $287,966 in 1997 as compared to $414,165 in 1996, mainly as a result of lower legal expense. The decrease in legal expenses was as a result of the Company's reduced need during the year for the services of outside legal counsel in connection with litigation, real estate and general corporate matters.

     Interest expense was $709,454 in 1997 as compared with $551,631 in 1996. The increase is attributable to the additional borrowing incurred to finance the purchase of the three stores acquired during fiscal 1996.


Results of Operations (1996 Compared to 1995)

     Net income was $1,742,266 for the year ended March 3, 1996 compared to $362,088 for the year ended February 26, 1995. The 1996 income includes a gain of $1,001,397 on the sale of the leasehold of one of its supermarkets during the year.

     Sales in 1996 were $50,279,245 compared to $48,366,513 in 1995. The increase in sales is primarily due to 1996 having 53 weeks compared to 52 weeks in 1995 and the fact that three additional stores were operated for part of 1996.

     Gross profit was $19,243,125 (38.27%) in 1996 compared to $17,447,668
(36.07%) in 1995. Gross profit has continued to increase as a result of improved cost controls, more efficient inventory purchasing and a better product mix. Advertising and volume achievement allowances from vendors continued to be a significant portion of gross profit. During 1996, the Company recognized as income approximately $1,141,000 of these allowances from vendors compared to approximately $1,350,000 during 1995. This decrease is primarily the result of fewer new products being introduced by vendors during fiscal 1996 as compared to fiscal 1995. The deferred portion of the advertising income was approximately $172,000 at March 3, 1996 compared to approximately $354,000 at February 26, 1995.

     Store operating, general and administrative expenses increased to $16,811,184 in 1996 from $15,623,576 in 1995. As a percentage of sales, these expenses were 33.4% and 32.3% for 1996 and 1995, respectively. The increase is primarily due to additional depreciation and amortization applicable to the supermarkets acquired, the additional costs incurred in opening the new supermarket and additional payroll costs associated with a new union contract, which took effect during fiscal 1996.

     Nonstore operating expenses increased to $414,165 in 1996 compared to $395,400 in 1995. As a percentage of sales, nonstore operating expenses remained fairly constant. Interest expense increased to $551,631 in 1996 from $406,193. The increase is primarily the result of the additional bank loan for the purchase of the three Supermarkets.

Liquidity and Capital Resources

     During the fiscal year ended March 2, 1997, the Company reduced its working capital deficiency by approximately $1,373,000 and reduced its long-term debt by $1,200,000.

     Sales and gross profits have increased in each of the last three years and management anticipates that this trend will continue, along with the continued generation of significant cash flows from operations.

     The Company has targeted four stores for remodelling and refurbishing during the fiscal year ending March 1, 1998 and plans to spend approximately $1,700,000 on such remodelling and refurbishings.

     The Company has received commitment letters from EAB and certain participating lenders with respect to a secured bank facility comprised of a $12,000,000 five year term loan to refinance existing bank debt, fund the payment of $4,000,000 of Intercompany Liabilities and provide working capital; an $8,000,000 five year term loan to finance the remodelling of existing stores (including stores to be acquired from the Food Group) and the installation of a point-of-sale and management information system; and a $5,000,000 revolving line of credit for additional working capital which line of credit shall be for a two year period. The foregoing commitments are subject to the negotiation and execution of definitive documentation satisfactory to EAB and the participating lenders. See "PROPOSAL TO APPROVE THE MERGER AGREEMENT--Financing." The Company believes that such facility, together with cash flow generated from the Company's operations, will be sufficient to sustain the operations of the Combined Company for at least two years.


Inflation

     The Company does not believe that inflation has had, or will have in the foreseeable future, a material impact upon the Company's operating results.

                            SELECTED FINANCIAL DATA
                               OF THE FOOD GROUP

     Set forth below is selected financial data of the Food Group. The information is based upon the historical financial statements of the Food Group. Results for the unaudited interim periods may not be indicative of full year results. Any financial information or financial statements included in this proxy statement may not reflect necessarily the continuing business of the Food Group, or represent a basis for assessing future performance.




                                            Three Months Ended
                                           ---------------------
                                                                                 Years Ended
                                                (Unaudited)        --------------------------------------
                                           June 1,     June 2,     March 2,     March 3,     February 26,
                                            1997        1996         1997         1996           1995
                                           ---------   ---------   ----------   ----------   ------------
                                                                (Dollars in thousands)
Net sales ..............................  $24,929     $26,938      $104,169     $116,866        $116,863
Excess of expenses over revenues  ......     (806)       (582)       (1,999)      (1,937)         (4,064)
At End of Period
Total assets ...........................   22,877          --        23,119       20,152          18,281
Long-term debt  ........................       --          --            --           --              --
Total liabilities  .....................   19,849          --        20,014       17,621          15,822

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF FINANCIAL CONDITION AND RESULTS
                        OF OPERATIONS OF THE FOOD GROUP


Results of Operation (Three Months Ended June 1, 1997 Compared to Three Months Ended June 2, 1996)

     Sales for the 13 weeks ended June 1, 1997 were $24,928,724 as compared to $26,937,532 for the 13 weeks ended June 2, 1996. Approximately $933,200 of the sales decrease was attributable to one store which was open for the entire 1996 period but was closed during the 1997 period, due to a fire. In addition, sales from the City Produce distribution center to outside customers were approximately $581,000 less in the 1997 period as compared with the 1996 period mainly as a result of the utilization of the facility as a distribution center for the Food Group stores. Deflationary pressures in food prices also contributed to the decrease in the 1997 period as compared to the 1996 period.

     Gross profit as a percentage of sales was 38.4% for the 13 weeks ended June 1, 1997 as compared to 39.9% for the 13 weeks ended June 2, 1996. The decrease in gross profit margin was mainly due to a curtailment of the Food Group's long-term forward buying program in the 1997 period as compared to the 1996 period, due to the temporary lack of suitable product. It is anticipated that forward buying opportunities will once again be available in future periods.

     Store operating expenses were $8,332,852 or 33.4% of sales for the 13 weeks ended June 1, 1997, as compared with $8,988,150 or 33.3% of sales for the 13 weeks ended June 2, 1996. The slight increase in store operating expenses as a percentage of sales in 1997 as compared to 1996 was mainly due to an increase in advertising costs.

     Corporate overhead decreased to $1,528,958 or 6.1% of sales for the 13 weeks ended June 1, 1997 as compared to $1,789,643 or 6.6% of sales for the 13 weeks ended June 2, 1996. The decrease in 1997 as compared to 1996 was primarily due to reductions in general back office expenses and a reduction in the number of operating stores.

     As a result of the foregoing, the net loss was $806,019 for the 13 weeks ended June 1, 1997 as compared to a net loss of $582,462 for the 13 weeks ended June 2, 1996, after charges for depreciation and amortization of $523,111 and $564,168, respectively.

Results Of Operations (1997 Compared to 1996)

     Sales for the fiscal year ended March 2, 1997 were $104,168,864 as compared to $116,866,023 for the fiscal year ended March 3, 1996. The decrease in sales was attributable to the following: (i) 1996 was comprised of 53 weeks as compared with 52 weeks in 1997, (ii) one store that was open for all of 1996 was only open for a portion of 1997 due to a fire, as a result of which sales of such store were approximately $3,270,000 less in 1997 as compared to 1996,
(iii) beverage sales, which ordinarily represent approximately 17.0% of summer sales, were negatively impacted by the abnormally cool weather in the New York area in 1997 and (iv) the selling price of cereals, which typically represent approximately 7.50% of grocery sales, decreased in 1997. Sales from the City Produce distribution center to outside customers were approximately $1,525,000 less in 1997 as compared with 1996 mainly as a result of the increased utilization of the facility as a distribution center for the Food Group's stores under the better-buying program.

     Gross profit as a percentage of sales was 38.6% for 1997 as compared to 38.1% for 1996. The improvement in 1997 primarily reflects the implementation of the better-buying program utilizing the City Produce distribution center to make bulk purchases, on a direct basis at better prices, as well as the expansion of the sales of value-added, higher margin products. Additionally, prices were selectively increased.

     Direct operating expenses as a percent of sales were 32.1% for 1997 as compared with 32.3% for 1996. The primary reasons for the increase in operating expenses as a percent of sales in 1997 as compared with 1996 were increases in utility costs, advertising costs and occupancy costs resulting from new leases replacing expired ones. In addition, fixed monthly expenses such as occupancy costs benefitted from 53 weeks of sales in 1996 as compared to 52 weeks of sales in 1997.

     Corporate overhead decreased to $6,207,930 in 1997 as compared to $6,405,593 in 1996. Bad debt expense was $113,242 or 0.1% of sales in 1997 as compared with $222,878 or 0.2% of sales in 1996. The decrease in bad debt expense was primarily due to a reduction in reserves required for the expanded use of credit cards in the Food Group's stores.

     As a result of the above, the excess of expenses over sales was $1,998,727 for 1997 as compared to $1,937,505 for 1996, after charges for depreciation and amortization expenses of $2,092,403 and $2,257,714, respectively.


Results of Operations (1996 Compared to 1995)

     Sales in the year ended March 3, 1996 were $116,866,063 as compared to $116,862,727 in the year ended February 26, 1995. 1996 sales were flat as compared to 1995 despite the fact that 1996 reflected a 53 week period. The additional week's sales in 1996 was offset by a decline in sales by the City Produce division, resulting from the elimination of shipments to the Virgin Islands in the last 5 months of the year.

     Gross profit in 1996 was $44,514,823 as compared to $43,969,085 in 1995.
As a percentage of sales gross profit increased to 38.1% in 1996 as compared to 37.6% in 1995. The increase in 1996 was primarily attributable to more efficient inventory purchasing as a result of the expansion of bulk purchases directly from distributors.

     Direct operating expenses were $37,566,143 or 32.1% of sales in 1996 as compared to $36,738,453 or 31.4% of sales in 1995. The increase in direct operating expenses as a percentage of sales in 1996 as compared to 1995 was mainly due to increased occupancy costs resulting from renegotiated leases and rent accelerations as well as from cost increases in maintenance service contracts and general store repairs.

     Corporate overhead was $6,405,593 or 5.5% of sales in 1996 as compared to $8,269,408 or 7.1% of sales in 1995. Corporate overhead declined in 1996 as compared to 1995 primarily as a result of reductions in field supervision salaries and related fringes and general back office expenses. This decline was mainly attributable to reductions in the number of stores and to reductions in expenses as a result of a comprehensive expense review.

     Bad debt expense was $222,878 or 0.2% of sales in 1996 as compared to $277,952 or 0.2% of sales in 1995. The reduction in the dollar amount of bad debt expense is attributable to better collection performance on vendor and customer accounts receivable.

     As a result of the foregoing, excess of expenses over sales decreased to $1,937,505 in 1996 as compared to $4,064,369 in 1995, after charges for depreciation and amortization expense of $2,257,714 and $2,747,641, respectively.

                    BUSINESS AND PROPERTIES OF THE COMPANY


     The Company owns and operates fourteen supermarkets and one health and beauty aids store (the "Company Stores") in New York City. Thirteen Company Stores are located in Manhattan and two are located in Brooklyn. Fourteen of the Company Stores are operated under the "Sloan's" name and one is operated under the "Gristede's" name. Eleven Company Stores were acquired in March 1993 from CKMR Corporation ("CKMR"), a privately-held corporation unaffiliated with the Company. In August 1995, the Company sold the leasehold of one of its supermarkets; in October 1995, the Company purchased three other Company Stores from SAC; and in February 1996, the Company opened one new Company Store. In March 1996, the Company opened a health and beauty aids store. The Company leases all of its Company Store locations.


     The Company competes on the basis of providing customer convenience, service and a wide assortment of food products, including those that are appealing to the clientele in the neighborhoods where its Company Stores are located. The Company Stores, like most Manhattan supermarkets, are smaller than their suburban counterparts, ranging in size from approximately 5,000 to 16,000 square feet of selling space and averaging 9,700 square feet of selling space.


     The Company Stores offer, at competitive prices, broad lines of merchandise, including nationally and regionally advertised brands, private label and generic brands. Merchandise sold includes food items such as fresh meats, produce, dry groceries, dairy products, baked goods, poultry and fish, fresh fruits and vegetables, frozen foods, delicatessen and gourmet foods, as well as many non-food items such as cigarettes, soaps, papers products, and health and beauty aids. Check-cashing services are available to qualified customers holding check-cashing cards and, for a small fee, the Company will deliver groceries to a customer's apartment door. The Company Stores accept payment by Mastercard, Visa, American Express and Discover credit cards. All of the Company Stores are open fourteen hours per day, seven days a week and on holidays, including Christmas, New Year's and Thanksgiving. Most of the Company Stores close two hours earlier on Sundays.


     The Company's predecessor was incorporated in 1956 in New York. In 1985, the Company's domicile was changed to Delaware by merging the predecessor corporation into a newly formed Delaware corporation, incorporated for such purpose. The Company became a public company in 1968 and listed its Common Stock on the AMEX in 1972. Until 1992, the Company engaged in the jewelry business, operating under the name Designcraft Industries, Inc. for most of such time. The Company changed its name to Sloan's Supermarkets, Inc. in September 1993 to reflect its current business.


     Administration


     Group supervises all operations of the Company Stores pursuant to a management agreement entered into in March 1993 (the "Management Agreement"). John Catsimatidis, the Chairman of the Board, Chief Executive Officer and Treasurer of the Company, is also the Chairman of the Board and Chief Executive Officer of Group. Information concerning the other officers of Group is set forth under "BUSINESS AND PROPERTIES OF THE FOOD GROUP--Management."


     The initial term of the Management Agreement ran until March 19, 1994. The current term expires on March 19, 1998. Unless terminated by either party, the Management Agreement is automatically renewed for successive one-year terms. The Management Agreement requires the Company to pay to Group a quarterly fee equal to 1 1/4/% of all sales made in or from the Company Stores and to reimburse Group for all reasonable expenses incurred by Group in the performance of services thereunder. Mr. Catsimatidis and Group have over 25 years of experience in operating supermarkets in the New York City metropolitan area ("NYC Area"). It is a condition to the Company's obligation to consummate the Merger Agreement that the Management Agreement shall be terminated on or prior to the Closing Date (see "PROPOSAL TO APPROVE THE MERGER AGREEMENT -- Conditions to the Merger.")


     Marketing


     The Company advertises in local newspapers on a weekly basis. The Company's advertising emphasizes competitive prices and a variety of merchandise. Newspaper advertising for the Company Stores is frequently pooled with advertising for other supermarkets which are not owned by the Company but which are operated by

Group and its affiliates other than the Company under the "Sloan's" and "Gristede's" name including supermarkets which will be acquired by the Company in the Merger. In such cases, the Company pays a portion of such advertising expenses based upon the number of Company Stores and supermarkets of other companies covered in the advertisements. The Company believes that the pooling arrangement provides benefits to the Company because the size of typical advertisements with respect to the Company Stores that may be placed may be larger and the number of advertisements that may be run may be greater as a result of the spreading of advertising costs over a greater number of supermarkets. Some of the Company's vendors offer cooperative advertising allowances (in some instances as part of a pooling arrangement with Group and its affiliates), which the Company receives for advertising particular products in its newspaper advertisements.

     Competition

     The Company's retail business is subject to intense competition, characterized by low profit margins and requiring regular advertising. All of the Company Stores are in direct competition with Food Emporium, D'Agostino, A&P, Pathmark and independent supermarket/grocery operators which do business under the names "Pioneer," "Key Foods" and "Associated", many of which are larger and have substantially greater resources than the Company. RAS, SAC and Gristede's, which also operate an aggregate of 32 stores in the NYC Area (12 under the tradename "Sloan's", 19 under "Gristede's" and one under "Pioneer Supermarkets", 28 of which supermarkets will be acquired by the Company pursuant to the Merger), also compete with the Company's retail business. The Company Stores also compete with other outlets which sell products sold by supermarkets in New York City. Those outlets include gourmet food stores, health and beauty aid stores, drug stores, produce stores, bodegas, delicatessens and other retail food establishments. In addition, several of the Company's competitors have announced plans to open larger stores in the NYC Area.

     Sources of Supply

     During the fiscal year ended March 2, 1997, the Company obtained 45% of the merchandise sold in its stores from one principal merchandise supplier, White Rose Food Corp., and the balance from other vendors, none of which accounted for more than 10% of merchandise purchased by the Company. The Company believes that its supplier relationships are currently satisfactory. The Company is not dependent on these supplier relationships since merchandise is readily available from numerous sources under different brand names, subject to conditions affecting food supplies generally.

     Tradenames

     The "Sloan's" and "Gristede's" names have an established reputation in the areas served by the Company Stores for convenience, competitive prices, service and a wide variety of quality produce and merchandise. The Company currently licenses the use of the "Sloan's" and "Gristede's" names under royalty-free licenses from SAC and Gristede's, respectively. If the Merger is consummated, the Company will acquire ownership of all of the licensors' rights in the tradenames.

     Gristede's is a federally registered trademark. While the Company is not aware that its use of the tradename infringes upon the rights of any persons, SAC has not obtained any federal or state trademark registration for the "Sloan's" tradename. The assertion by a third party of superior rights in either tradename or the loss of the Company's right to use either tradename could have a material adverse effect on the Company.

     Labor Contracts

     All of the employees of the Company other than three executives and 12 store managers are represented by unions. The Company has entered into collective bargaining agreements with Retail, Wholesale & Chain Store Food Employees Union, Local 338 and Amalgamated Meat Cutters and Retail Food Store Employees Union, Local 342-50 for terms expiring on October 3, 1998 and October 23, 1999, respectively. The Company has also entered into a collective bargaining agreement with United Food and Commercial Workers International Union, Local 174 for a term expiring on December 19, 1998.

     Governmental Approvals

     The Company has obtained all necessary governmental approvals, licenses and permits to operate the Company Stores.

     Management

     For information concerning the officers and directors of the Company see "ELECTION OF DIRECTORS" and "OTHER DIRECTORS AND EXECUTIVE OFFICERS."


     Employees

     At September 29, 1997, the Company had approximately 385 employees. Other than for three executive officers, all employees of the Company are employed at the Company Stores, and approximately 137 were employed on a full-time basis.


     Properties

     The Company leases all fifteen Company Stores locations. Eight of such leases expire on dates from 2001 through 2010 and seven of such leases expire on dates from 2013 through 2018. Thirteen of the Company Stores are located in Manhattan and two are located in Brooklyn, New York. The Company Stores range in size from approximately 5,000 to 16,000 square feet of selling space, averaging 9,700 square feet of selling space.

     All of the stores are air-conditioned, have all necessary fixtures and equipment and are suitable for the retail operations conducted thereat. The Company has completed phase one of a remodeling program to refurbish the Company Stores.

     Legal Proceedings

     In June 1994, the United States Federal Trade Commissions (the "FTC") commenced an action alleging that the acquisitions by John Catsimatidis, the Company, and three other entities controlled by Mr. Catsimatidis (collectively, the "companies") of 32 Sloan's supermarkets between 1991 and 1993 violated Federal antitrust laws because the effect of the acquisitions might be substantially to lessen competition among supermarkets within four Manhattan residential neighborhoods. The complaint indicated that the FTC could seek divestiture of up to ten supermarkets owned by the companies.

     In order to avoid the costs of protracted litigation in the matter and without admitting that any antitrust law was violated as alleged in the complaint, on November 21, 1994 the companies entered into a settlement agreement with the Acting Director of the Bureau of Competition of the FTC regarding certain claims made by the FTC against them (the "Settlement Agreement"). The companies agreed in the Settlement Agreement that within twelve months from the date of a final order in the proceeding they would divest themselves of an aggregate of six supermarkets in Manhattan, chosen by them from a list of 16 supermarkets specifically designated in the Settlement Agreement (none of which are owned by the Company) and certain alternate supermarkets referenced in the Settlement Agreement (five of which were then owned by the Company). Nothing in the Settlement Agreement required the Company to divest itself of any of its supermarkets, but divestiture of supermarkets owned by the Company would count towards satisfaction of the divestiture obligations.

     An order embodying the Settlement Agreement was made effective March 6, 1995 (the "Order"). Pursuant to that Order for a period of 10 years from March 6, 1995 the companies cannot, without prior FTC approval, acquire any interest in any existing supermarket in a designated area. The Order does not restrict the companies from acquiring an interest in a supermarket by leasing or purchasing a new location that at the time of acquisition (and for six months prior to the acquisition) is not being operated as a supermarket.

     In March 1996, an application (the "Application") was made to modify the Order so as to lift the divestiture requirements other than with respect to one store on the Upper West Side which was not owned by the Company. The FTC approved the divestiture of that store and its divestiture was completed on May 9, 1996. On April 29, 1996, the Application was revised and it was further revised in August and September 1996 so as to seek relief solely with respect to the requirement of divestiture of any supermarkets in the Chelsea section of Manhattan.

     On September 13, 1996, the FTC granted the Application as modified, and deleted the requirement of divestiture in Chelsea. Simultaneously, the FTC appointed a trustee to divest four supermarkets pursuant to the Order, as modified. The trustee was not granted any authority to divest until the FTC approved a trustee agreement between the trustee and the companies. An agreement was entered into with the trustee which would have become effective upon approval by the FTC.

     Subsequent to the modification of the Order, SAC, Gristede's and RAS sold an aggregate of four stores in compliance with the divestiture provisions of the Order, as modified. Based thereon, the trustee agreement will not become effective.

     A settlement of FTC claims relating to the divestiture provisions of the Order has been agreed to pursuant to which $600,000 has been paid to the FTC. No portion of such amount was borne by the Company.

     On August 8, 1994, a lawsuit against the Company and Mr. Catsimatidis was instituted in the United States District Court for the Southern District of New York by RMED International, Inc. ("RMED"), a former stockholder of the Company.


     The complaint alleges, among other things, that RMED and a purported class consisting of persons who purchased the Company's common stock on or after March 19, 1993 were damaged by alleged nondisclosures in certain filings made by the Company with the Securities and Exchange Commission between January 1993 and June 1994 relating to an investigation by the FTC. The complaint alleges that such nondisclosures constituted violations of Federal and New York State securities laws, as well as common law fraud and seeks damages (including punitive damages) in an unspecified amount (although in discovery proceedings the named plaintiff has claimed that its damages were approximately $800,000), as well as costs and disbursements of the action. On June 2, 1994, the Company issued a press release which disclosed the FTC action.

     On September 30, 1994, the defendants filed a motion to dismiss for failure to state a cause of action and for lack of subject matter jurisdiction over the state claims. The motion was denied. In June 1995, RMED filed a motion for class certification, and discovery was held in abeyance pending disposition of that motion. The motion was granted in March 1996 and discovery is now proceeding. Management believes that the lawsuit is without merit and intends to defend the action vigorously; however, the outcome cannot be determined.

                          BUSINESS AND PROPERTIES OF
                                THE FOOD GROUP

     General

     The Food Group consists of RAS, SAC, Gristede's, City Produce (each of which will be merged into wholly owned subsidiaries of the Company). RAS operates five Sloan's and two Gristede's supermarkets that will be Acquired Stores. SAC operates six Sloan's supermarkets, one Gristede's supermarket and one Pioneer supermarket that will be Acquired Stores. Gristede's operates 13 Gristede's supermarkets that will be Acquired Stores and is the tenant under a lease for a retail location that is currently not being operated. City Produce operates a 25,000 square foot facility located in Bronx, New York which is used primarily as a warehouse for fresh produce. The supermarkets and health and beauty aids stores which will be acquired by the Company pursuant to the Merger are collectively referred to as the "Acquired Stores." All of the locations at which the Acquired Stores as well as the warehouse operated by City Produce are leased. Certain of the equipment used in the Acquired Stores is leased from an affiliate of John Catsimatidis. The address of the principal executive officers of each of Group, RAS, SAC, Gristede's and City Produce is 823 Eleventh Avenue, New York 10019-3535 and the telephone number of such offices is (212) 956-5770.


     As in the case of the Company Stores, the Acquired Stores compete on the basis of providing customer convenience, service and a wide assortment of food products, including those that are appealing to the clientele in the neighborhoods where the Acquired Stores are located. The Acquired Stores, like most Manhattan supermarkets, are smaller than their suburban counterparts, ranging in size from approximately 3,200 to 14,000 square feet of selling space and averaging 8,100 square feet.

     The Acquired Stores offer, at competitive prices, broad lines of merchandise, including nationally and regionally advertised brands, private label and generic brands. Merchandise sold includes food items such as fresh meats, produce, dry groceries, dairy products, baked goods, poultry and fish, fresh fruits and vegetables, frozen foods, delicatessen and gourmet foods, as well as many non-food items such as cigarettes, soaps, papers products, and health and beauty aids. Check-cashing services are available to qualified customers holding check-cashing cards and, for a small fee, the Company will deliver groceries to a customer's apartment door. The Acquired Stores accept payment by Mastercard, Visa, American Express and Discover credit cards. All of the Acquired Stores are open fourteen hours per day, seven days a week and on holidays, including Christmas, New Year's and Thanksgiving. Most of the Acquired Stores close two hours earlier on Sundays.

     Labor Contracts

     All of the employees of the Food Group other than executive and administrative personnel are represented by unions. Each of RAS and SAC is a party to a collective bargaining agreement with Retail, Wholesale & Chain Store Food Employees Union, Local 338 which expires on October 3, 1998. Gristede's is a party to collective bargaining agreements with United Food and Commercial Workers International Union Locals 1500 and 464A which expire on June 22, 1997 and March 7, 1998, respectively. Each of RAS, Gristede's and SAC is a party to a collective bargaining agreement with United Food and Commercial Workers International Union Local 174 which expires on December 19, 1998.


     Employees

     At September 29, 1997, approximately 990 persons were employed by the Food Group relating to the operations of the Acquired Stores. Other than for executive and administrative personnel, all of such persons were employed at the Acquired Stores and approximately 440 were employed on a full-time basis.



     Competition


     The Food Group's retail business is subject to intense competition, characterized by low profit margins and requiring regular advertising. All of the Acquired Stores are in direct competition with Food Emporium, D'Agostino, A&P, Pathmark and independent supermarket/grocery operators such as Pioneer, Key Foods and Associated, many of which are larger and have substantially greater resources than the Food Group. The Company, which also operates an aggregate of 15 stores under the "Sloan's" and "Gristede's" tradenames in the NYC Area, also competes with the Food Group's retail business. The Acquired Stores also compete with other outlets which sell products sold by supermarkets in New York City. Those outlets include gourmet food stores, health and beauty aid stores, drug stores, produce stores, bodegas, delicatessens and other retail food establishments. In addition, several of the Food Group's competitors have announced plans to open larger stores in the NYC Area.

     Properties

     The Food Group leases all 28 Acquired Store locations and one retail location that is not currently being operated. One of the Acquired Store locations is leased from an affiliate of John Catsimatidis. City Produce leases a 25,000 square foot warehouse in the Bronx, New York from an affiliate of John Catsimatidis. All of the Acquired Stores are air-conditioned, have all necessary fixtures and equipment and are suitable for the retail operations conducted thereat.

     For information concerning marketing, sources of supply, tradenames and government approvals, see the comparable subsections under "BUSINESS AND PROPERTIES OF THE COMPANY."


     Management

     Set forth below is a table setting certain information as of September 29, 1997 concerning certain officers of the Food Group. If the Merger is consummated, the Company intends to cause the Acquiring Corporations to employ each of such persons in capacities similar to the capacities in which they are currently serving. John Catsimatidis is the Chairman and Chief Executive Officer of Group and each of the Merging Corporations.




                                                                                   Officer
          Name               Age                       Title                        Since
--------------------------   -----   -------------------------------------------   -------
Stuart Spivak    .........    61     Executive Vice President and Chief             1986
                                     Financial Officer
Albert Faraldi   .........    66     Senior Executive Vice President of             1995
                                     Operations
Charles Criscuolo   ......    46     Senior Executive Vice President of             1992
                                     Merchandising and Store Development
Robert Schwartz  .........    60     Executive Vice President of Merchandising      1993
Michael Seltzer  .........    48     Vice President and Controller                  1975
Lawrence Sachs   .........    34     Vice President of Management Information       1986
                                     Services
Edward Reed   ............    57     Vice President-Grocery Purchasing              1989
Robert Euler  ............    45     Director of Dairy and Frozen Purchasing        1994

     Stuart Spivak joined the Food Group in October 1986 as Chief Financial Officer and has over 30 years experience in the supermarket industry. From 1975 to 1986 he was Vice President and Corporate Controller of Shopwell, Inc./Food Emporium, an AMEX-listed retail food company. From 1964 to 1975 he was Vice President and Corporate Controller of Hills Supermarkets, Inc., subsidiary of Pueblo International, Inc., a New York Stock Exchange-listed retail food company. Prior to 1964 Mr. Spivak was engaged in the practice of Public Accounting.

     Albert Faraldi joined the Food Group in December 1995 and oversees all store operations as well as the operations of City Produce. Mr. Faraldi also directs the purchasing efforts of the meat, deli, and produce areas. He directly supervises a staff of 11 which includes district managers and product specialists who support each of the product categories in the stores. Mr. Faraldi has over 40 years experience in the supermarket industry. From 1989 to 1993 he managed the Meat Farm chain of supermarket on Long Island. From 1979 to 1989, he was President of D'urso Key Foods where he opened 19 stores in eight years and increased volume from $750,000 per week to over $5,000,000 per week. Mr. Faraldi began his career with Food Fair/Pantry Pride supermarkets in 1949 and later became a Vice President of Operations responsible for 92 supermarkets which covered New York City, Long Island, Westchester and parts of Connecticut.


     Robert Schwartz joined the Food Group as Executive Vice President of Merchandising in 1993. From 1979 to 1993 he was Senior Vice President of Sales and Merchandising for Kings Super Markets, Inc. Mr. Schwartz started his career in the food business in 1950 and served in various operations and merchandising positions with The Grand Union Company and Pueblo International. His experiences cover conventional supermarkets, convenience stores, self-service gasoline stations, one-stop shopping discount centers, warehouse stores, limited assortment "box" stores and upscale supermarkets.

     Charles Criscuolo joined the Food Group in March 1992 and is responsible for managing their direct and alternative purchasing efforts. Mr. Criscuolo also has responsibility for all construction and remodeling projects. Mr. Criscuolo started in the supermarket industry in 1971 as a grocery clerk with Mayfair/Foodtown supermarkets. In his 20 years at Mayfair he served in various capacities culminating as Senior Vice President of Operations where he oversaw the daily operations of a 40 store chain with annual sales in excess of $600 million dollars.

     Michael Seltzer joined the Food Group in March of 1973 and has served in various capacities prior to his appointment as Vice President and Controller of the Food Group in 1975. As Controller Mr. Seltzer supervises a staff of 12 persons. Mr. Seltzer began his career in 1966 as a clerk with Food City Markets, and served in various capacities culminating as an Assistant Manager.

     Lawrence Sachs joined the Food Group in June 1986 as Director of Management Information Systems. Prior to joining the Food Group, he worked for several years developing custom computer systems on behalf of a broad range of business clients and as an information systems project manager in the insurance industry. From 1979 to 1981 Mr. Sachs worked for Gristede's (then owned by Southland Corp.) in several capacities at the store level.

     Edward Reed joined the Food Group as a result of its acquisition in 1986 of the Gristede's supermarkets operation from Southland Corp. At the time of the acquisition Mr. Reed was serving as a Purchasing Manager. Mr. Reed has worked in the supermarket industry in the New York metropolitan area for over 40 years. Mr. Reed began his career with the Food Fair supermarket chain in 1956 where he was employed in various management capacities. From 1967 to 1985 Mr. Reed worked for H.C. Bohack and Foodarama Shoprite in a number of positions including Grocery Specialist, District Manager, and Purchasing Manager. Mr. Reed also participated in the Wakefern (Shoprite cooperative) buying and merchandising meetings while at Foodarama. Mr. Reed has experience operating and merchandising for stores in both the urban New York market and the suburban markets of Long Island, Westchester, and New Jersey.

     Robert Euler has over 27 years experience in the supermarket business. He joined the Food Group when Gristede's was acquired by it in 1986. Mr. Euler started in the food industry in 1970 with the Hills/Food Fair organization where he worked in various positions until 1979. While at Hills he managed the format conversions for several supermarkets in the metropolitan area. From 1979 to 1985, Mr. Euler worked at Foodarama Shoprite supermarkets in the metropolitan area. From 1979 to 1985, Mr. Euler worked at Foodarama Shoprite supermarkets where he was a field supervisor for 14 stores and was responsible for front end operations, bakery, frozen foods, and store personnel. Mr. Euler joined Gristede's in 1985 as Director of Cash Control and also served as Director of Advertising and as Director of Budgeting prior to his current position.

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                    TO INCREASE THE AUTHORIZED COMMON STOCK

     The Board of Directors has adopted a resolution to amend the Company's Certificate of Incorporation (the "Certificate") to increase the authorized number of shares of Common Stock from 10,000,000 to 25,000,000 shares.


     The Company's present authorized capital stock is 10,000,000 shares of Common Stock. As of September 29, 1997, 3,132,289 shares of Common Stock were outstanding, 253,000 shares were reserved for issuance upon the exercise of options granted or which may be granted under the Company's stock option plans, 275,000 shares were reserved for issuance upon exercise of options granted to Mr. Catsimatidis and an additional 250,000 shares were reserved for issuance to Mr. Catsimatidis upon the exercise of options granted to him in August 1996 subject to ratification of such grant by stockholders at this Annual Meeting (see "RATIFICATION OF STOCK OPTIONS GRANTED TO JOHN CATSIMATIDIS"). As a result, as of September 29, 1997, 6,089,711 shares of Common Stock remained available for issuance, other than upon exercise of presently outstanding stock options or options to be granted under the Company's stock option plans. If the Merger is consummated, however, a presently indeterminable number of shares of Common Stock will be issued pursuant to the Merger Agreement. Such number of shares will likely exceed the 6,089,711 shares available for issuance which have not been reserved for issuance for other purposes (see "PROPOSAL TO APPROVE THE MERGER AGREEMENT-Merger Consideration"). As a result, the number of authorized, but unissued shares available for issuance will likely be insufficient to enable the Company to fulfill the Company's obligations under the Merger Agreement.


     The Board of Directors therefore believes that it is prudent to authorize an additional 15,000,000 shares of Common Stock to enable the Company to perform its obligations under the Merger Agreement and stock options held by Mr. Catsimatidis as well as to have available additional shares of Common Stock for such corporate purposes as the Board of Directors, from time to time, may deem necessary and advisable, including, but not limited to, acquisitions, financings, stock dividends and other proper corporate purposes.

     Any sale of a substantial number of shares of Common Stock to persons who have an understanding with the Company concerning the voting of such shares, or the distribution or dividend of shares of Common Stock (or any right to receive Common Stock) to the stockholders of the Company, may have the effect of discouraging unsolicited attempts to acquire control of the Company. In addition, any issuance of additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock which could be used to dilute the stock ownership of a person seeking to obtain control of the Company.

     If the proposed amendment is approved, the additional shares may be issued for proper purposes under the terms and conditions approved by the Board of Directors without further action by the stockholders, except as may be required by the rules and policies of any stock exchanges on which the Common Stock may then be listed. (The Common Stock is currently listed for trading on the AMEX.)


     Except as provided for in the Merger Agreement, Company's stock option plans and outstanding options held by Mr. Catsimatidis, including options to purchase an aggregate of 250,000 shares of Common Stock the grant of which is subject to ratification by the stockholders at this Annual Meeting, there are no present plans, understandings or agreements which will involve the issuance of additional shares of Common Stock. However, the Company may in the future issue additional shares of Common Stock in connection with public offerings, further employee stock options, acquisitions of other companies or product lines, stock dividends or for other corporate purposes.

     Neither the shares currently authorized nor the additional shares proposed to be authorized will carry pre-emptive rights when issued. The issuance of such shares could have a dilutive effect on outstanding shares.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting (1,566,145 shares based on 3,132,289 shares outstanding) with each share entitled to one vote, is required for approval of the proposed amendment to the Certificate.

     The Board of Directors recommends a vote FOR the approval of the proposed amendment to the Certificate.

                              PROPOSAL TO CHANGE
                THE COMPANY'S NAME TO GRISTEDE'S SLOAN'S, INC.

     The Board of Directors has adopted a resolution to amend the Company's Certificate in order to change the name of the Company to Gristede's Sloan's, Inc. Because following the consummation of the Merger approximately 19 of the Company's supermarkets will be operated under the tradename "Gristede's" and 24 will be operated under the tradename "Sloan's," management believes that the proposed name will be more descriptive of the business to be conducted by the Company than its present name and will promote greater public recognition of the Company.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting (1,566,145 shares based on 3,132,289 shares outstanding) with each share entitled to one vote, is required for approval of the proposed amendment to the Certificate.

     The Board of Directors recommends a vote FOR the approval of the proposed amendment to the Certificate.

                             ELECTION OF DIRECTORS

     Because the Annual Meeting will be the first annual meeting of stockholders which has been held since February 22, 1995, two of the three classes of directors shall be elected at the Annual Meeting. One Class 3 director to serve for a term expiring at the 1998 Annual Meeting and two Class 1 directors to serve for a term expiring at the 1999 Annual Meeting shall be elected. The terms of the two Class 2 directors expire at the 1997 Annual Meeting.

     The Class 3 and Class 1 directors shall each be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. If the enclosed proxy is executed properly and returned, it is intended that the persons named in the proxy will vote the shares represented FOR the election of John Catsimatidis, the person nominated for election as the Class 3 director and for the election of Leroy Hemingway II and Kishore Lall, the persons nominated for election as the Class 1 directors, unless authority to do so is withheld. Management believes that each of Messrs. Catsimatidis, Hemingway and Lall will be available and be able to serve as a director. If, for any reason, which management does not expect, any or all of such persons shall not be available or able to serve, the proxies may exercise discretionary authority to vote for and substitute such nominees as may be designated by the Board of Directors.

     In accordance with the Company's By-Laws, any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery or by U.S. mail, to the Secretary of the Company at the main office of the Company not later than (i) with respect to an election to be held at any annual meeting of stockholders, 20 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to the stockholders. Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person(s)) pursuant to which the nomination(s) are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the Commission had each nominee been nominated or intended to be nominated by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing provisions.

     The name of, and certain information with respect to, each of the persons nominated for election as the Class 3 director and Class 1 director is as follows:



                                   Director                  Principal Occupation
        Name and Age                 Since                  for the Past Five Years
-------------------------------   -------------   -------------------------------------------
               Class 3
John Catsimatidis, 49    ......       1988(1)     Chairman of the Board, Chief Executive
                                                  Officer and Treasurer of the Company,
                                                  President and Chief Executive Officer of
                                                  Group and SAC (holding companies for
                                                  supermarket chains) and Chairman of the
                                                  Board and Chief Executive Officer and
                                                  Director of United Refining Company (a
                                                  refiner and retailer of petroleum products)
                                                  for more than five years; Director of News
                                                  Communications Inc., a public company
                                                  whose stock is traded over-the-counter,
                                                  since December 4, 1991.
                Class 1
Leroy Hemingway II, 65   ......       1991        Chairman of the Board of The Famous
                                                  Carpet Barns of Florida, Inc. (a firm
                                                  engaged in retail sales of carpets) and
                                                  Chairman of the Board of Hemingway
                                                  Properties, Inc. (an owner and operator of
                                                  shopping centers) for more than five years.
Kishore Lall, 50   ............         --        Independent consultant since May 1994;
                                                  from January 1991 until May 1994 Senior
                                                  Vice President and Head of Commercial
                                                  Banking of ABN AMRO Bank, New York
                                                  branch.

------------
(1) Mr. Catsimatidis also served as a director of the Company from November 4, 1986 to November 27, 1987.

                    OTHER DIRECTORS AND EXECUTIVE OFFICERS

     The names of, and certain information with respect to, the two Class 2 directors (whose terms expire at the 1997 Annual Meeting are as follows:



                               Director                Principal Occupation
       Name and Age             Since                 for the Past Five Years
----------------------------   ----------   ---------------------------------------------
Martin Bring, 54   .........     1988       Member of the law firm of Lowenthal,
                                            Landau, Fischer & Bring, P.C., New York,
                                            New York for more than five years. Director
                                            of He-Ro Group, Ltd., a New York Stock
                                            Exchange listed company, since 1991.

Frederick Selby, 59   ......     1978       Since 1990, Chairman of Selby Capital
                                            Partners (merger and sale of privately
                                            owned firms and divisions of public compa-
                                            nies). Prior thereto, Investment Banking
                                            Senior Vice President, BAII Banking
                                            (Paris), Legg Mason Wood Walker and
                                            Bankers Trust Company.

     The only other executive officers of the Company are Mark S. Kassner and Carmine Zappola. Mr. Kassner, age 36, has served as Vice President and Secretary of the Company since November 1991. For more than five years Mr. Kassner has served as an executive officer of Group and certain of its affiliates, with primary responsibility in the areas of accounting and financial reporting. Mr. Zappola, age 62, has served as Director of Operations of the Company since March 1993. Prior thereto he was Director of Operations and a Supervisor for CKMR Corporation ("CKMR"). Mr. Zappola has over 30 years experience in the retail supermarket industry.


Meetings of Board of Directors and Committees

     The Board of Directors met four times during the fiscal year ended March 2, 1997 and acted one time by unanimous written consent of the directors during such year. All incumbent directors attended all meetings.

     The Board of Directors has a Compensation Committee, a Stock Option Committee and an Audit Committee each of whose members are Messrs. Hemingway and Selby. The Audit Committee met one time during the fiscal year ended March 2, 1997. The Stock Option Committee and the Compensation Committee did not meet during the fiscal year ended March 2, 1997.

     The function of the Audit Committee is to periodically review the conduct and scope of the audit of the Company's financial statements by its independent certified public accountants, to review the conduct of management of the Company in connection with such audit, to review management letters from accountants retained by the Company and the responses of management of the Company to such letters and at such time as in the opinion of the Audit Committee, the scope of the business of the Company shall require it, to establish an internal audit committee for the Company.

     The Board of Directors also has an Oversight Committee whose members are Messrs. Hemingway and Selby. The function of the Oversight Committee is to set policy goals and make decisions with respect to the operations of the Company's supermarkets which are currently being managed by Group under a Management Agreement described in "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Since after the consummation of the proposed Merger, the day to day operations of the Company's supermarkets will be managed by the Company, rather than by Group, the Oversight Committee will be dissolved effective upon the consummation of the Merger. The Company does not have a nominating committee of the Board of Directors or committee performing similar functions.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and officers of the Company and persons who own more than 10 percent of the Company's Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended March 2, 1997, all Section 16(a) filings applicable to its directors, officers and more than 10 percent beneficial owners were timely filed.


                      COMPENSATION PLANS AND ARRANGEMENTS


Executive Compensation

     The following table sets forth for the three fiscal years ended March 2, 1997 certain information concerning the compensation paid or accrued to the Chief Executive Officer of the Company. As of March 2, 1997 there were no other persons serving as executive officers of the Company whose total salary and bonus for the fiscal year ended March 2, 1997 exceeded $100,000.



                                               Annual Compensation
                                    ------------------------------------------


        Name and                                               Other Annual
   Principal Position        Year    Salary($)    Bonus($)    Compensation($)
--------------------------  ------  -----------  ----------  -----------------
John Catsimatidis,          1997        0            0               0
 Chairman of the Board,     1996        0            0               0
 Chief Executive Officer    1995        0            0               0



                                               Long-Term Compensation
                                    --------------------------------------------
                                                Awards                Payouts
                                    ------------------------------  ------------
        Name and                     Restricted Stock    Options/      LTIP          All Other
   Principal Position                  Award(s)($)       Sar's(#)    Payouts($)    Compensation($)
--------------------------          ------------------  ----------  ------------  -----------------
John Catsimatidis,                         0                 0           0             0
 Chairman of the Board,                    0                 0           0             0
 Chief Executive Officer                   0              275,000        0             0

Stock Options

     No stock options were granted to or exercised by Mr. Catsimatidis during the fiscal year ended March 2, 1997. The following table sets forth certain information with respect to options to purchase Common Stock held by John Catsimatidis on March 2, 1997.

                             Number of Unexercised Options     Value of Unexercised in-the-Money
                                 Held on March 2, 1997             Options on March 2, 1997
                             -------------------------------   -----------------------------------
          Name                 Exercisable/Unexercisable           Exercisable/Unexercisable
--------------------------   -------------------------------   -----------------------------------
John Catsimatidis   ......             275,000/0                              0/0

     The closing sales price of the Common Stock on the American Stock Exchange on February 28, 1997, the last trading day preceding March 2, 1997, was $3.06. On March 2, 1997 Mr. Catsimatidis held options to purchase 275,000 shares of Common Stock at $3.75 per share.

     On August 12, 1996 the Board of Directors of the Company approved by the grant to Mr. Catsimatidis of non-qualified stock options to purchase an aggregate of 250,000 shares of Common Stock at $2.875 per share. Such grant is subject to ratification by the stockholders of the Company at this Annual Meeting. See "RATIFICATION OF STOCK OPTIONS GRANTED TO JOHN CATSIMATIDIS."


Compensation of Directors

     Non-officer directors receive a quarterly stipend of $1,500 and $500 for each meeting attended. Directors who serve on committees receive $250 for each meeting attended.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Philosophy. The Company's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Executive compensation consists of base salary and long term incentive compensation in the form of stock options. The compensation of the Company's executive officers is reviewed and approved by the Compensation Committee, which is composed entirely of non-employee directors. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Company's industry.

     In reviewing compensation levels of the Company's key executives, the Compensation Committee considers, among other items, corporate profitability on an absolute basis as well as relative to budget; previous years' and competitors' profitability; revenues; and the quality of the Company's services. No specific weight is accorded to any single factor. Relative weights differ from executive to executive and change from time to time as circumstances warrant.

     Base Salaries. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent. Annual salary adjustments are determined by evaluating the performance of the executive and any increased responsibility assumed by the executive, the competitive marketplace, and the performance of the Company. Salary adjustments are determined and normally made on an annual basis.

     Equity Ownership. The Company established a stock option plan for its key employees in October, 1994. The Compensation Committee believes that equity ownership by management is a means of aligning management's and stockholders' interests in the enhancement of stockholder value. A Stock Option Committee consisting solely of non-employee directors serves as the stock option committee under the 1994 Stock Option Plan. The purpose of the Stock Option Committee is to administer the plan.

     Establishment. The Compensation Committee was established in June 1980 to administer a former stock option plan of the Company. As a result of the disposition by the Company of its former business during the period from January 1990 to July 1991 the number of executives employed by the Company was substantially reduced. Since March 1993 when it entered into the business, all operations of the Company's supermarkets have been supervised by Group, a corporation wholly owned by John Catsimatidis, the Company's Chairman of the Board, Chief Executive Officer and President. The Company employs only two other executives -- Mark Kassner, its Vice President and Secretary; and Carmine Zappola, its Director of Operations. Mr. Kassner is employed on a part-time basis. None of the foregoing persons is employed pursuant to an employment agreement with the Company. If the Merger is consummated Group will cease to manage the operations of the Company's supermarkets and the Company intends to employ certain executives currently employed by the Food Group and other personnel currently employed by the Food Group to manage the operations of the Company's business. See "BUSINESS AND PROPERTIES OF THE FOOD GROUP -- Management."

     Compensation of Chief Executive Officer. Mr. Catsimatidis is the principal stockholder of the Company and since August 1991, has served the Company without receiving a salary. During the three years ended March 2, 1997 the only compensation Mr. Catsimatidis has received from the Company has been the grant to him in October 1994 of options to purchase an aggregate of 275,000 shares of Common Stock at $3.75 per share. (In October 1994 Mr. Catsimatidis exercised outstanding options to purchase an aggregate of 450,000 shares of Common Stock.)


                                          COMPENSATION COMMITTEE



                                          Frederick Selby
                                          Leroy Hemingway II

                    COMPARATIVE PERFORMANCE BY THE COMPANY

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or "peer group." This chart compares for the period from March 3, 1992 to March 2, 1997, the cumulative total stockholder return on the Common Stock with (i) the American Stock Exchange Market Value Index and (ii) the Media General Industry Group 511 Index -- Retail Trade -- Food Stores (the "MG Industry Index"), and assumes an investment of $100 on March 3, 1992 in each of the Common Stock, the stocks comprising the American Stock Exchange Market Value Index and the stocks comprising the MG Industry Index. The total return for each of the Company's Common Stock, the American Stock Exchange Market Value Index and the MG Industry Index assumes the reinvestment of all dividends (although no dividends were declared on the Company's Common Stock during such period). Each index is adjusted for additions and deletions of securities from the index. The Company entered the supermarket business in March 1993.


                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG SLOAN'S SUPERMARKETS, INC.,
                      AMEX MARKET INDEX AND MG GROUP INDEX


                            1992        1993           1994           1995           1996           1997
SLOAN'S SUPERMARKETS, IN    100         157.14          300          195.24         151.96         128.35
AMEX MARKET INDEX           100          93.86       112.76          109.94         136.17         175.99
MG GROUP INDEX              100          95.37        111.1          101.91          123.4         131.47


                     ASSUMES $100 INVESTED ON MARCH 3, 1992
                          ASSUMES DIVIDEND REINVESTED
                     FOR THE FIVE YEARS ENDED MARCH 2, 1997

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 14, 1993, simultaneously with the purchase by the Company of its first eleven Company Stores, the Company entered into a management agreement with Group, a company wholly owned by John Catsimatidis, pursuant to which Group supervises all operations of the Company Stores subject to the policy goals and decisions prescribed by a committee of the independent directors (the "Management Agreement"). On March 31, 1993, the Board established an Oversight Committee and elected Frederick Selby and Leroy Hemingway II as its initial members.

     The Management Agreement requires the Company to pay to Group a quarterly fee equal to 1 1/4% of all sales made in or from the Company Stores and to reimburse Group for all reasonable expenses incurred by Group in the performance of its services thereunder. The initial term of the Management Agreement ran until March 19, 1994. Unless terminated by either party, the Management Agreement is automatically renewed for successive one year terms. The current term expires March 19, 1998.

     Group also provides maintenance services to the Company which are not covered by the Management Agreement. Such services include supermarket refrigeration, electrical and equipment maintenance. The Company believes that prices charged by Group for such services have been consistent with those obtainable from non-affiliated third parties. During the year ended March 2, 1997 the Company did not incur expenses for such services.

     Certain companies owned by the Chairman of the Board of the Company allocate volume, advertising and other rebates to the Company. For the year ended March 2, 1997, such amounts approximated $1,455,600 and have been reflected on the income statement of the Company as a reduction of cost of sales. As of March 2, 1997 the Company had an aggregate of approximately $1,830,000 in accounts receivable from supermarket companies owned by Mr. Catsimatidis related to such allocations of volume, advertising and other rebates to the Company that were received by such supermarket companies.

     City Produce, a corporation indirectly wholly-owned and controlled by John Catsimatidis and one of the corporations which would be acquired by the Company pursuant to the Merger Agreement, sells produce to the Company at prices consistent with those obtainable from non-affiliated third parties. During the year ended March 2, 1997 such sales aggregated approximately $5,263,000.

     Newspaper advertising for the Company Stores is frequently pooled with advertising for other supermarkets which are not owned by the Company but which are operated by Group or its affiliates other than the Company under the "Sloan's" or "Gristede's" names. In such cases, the Company pays a portion of such advertising expenses based upon the number of Company Stores and supermarkets of other companies covered in the advertisements. Such amounts allocated to the Company approximated $115,000 during the fiscal year ended March 2, 1997.

     The tradename "Sloan's" is used by the Company under a non-exclusive license granted to the Company for a nominal consideration by SAC, a corporation wholly-owned by John Catsimatidis. Ownership of the tradename will be acquired by the Company pursuant to Merger Agreement.

     In consideration of accommodations extended to the Company by H.S. Realty Corp. ("H.S. Realty"), a corporation wholly-owned by John Catsimatidis which enabled the Company to consummate the sale of assets of the Company's Howard H. Sweet & Son Inc. subsidiary ("Sweet") to Tiffco Jewelry and Chain Crafts, Inc. ("Tiffco") on January 23, 1990, the Company, among other things, advanced to H.S. Realty approximately $204,000.

     The $204,000 advance was originally to be repayable on the earlier of January 23, 1991 or five days after the sale by H.S. Realty to Tiffco of certain real property leased to Tiffco by H.S. Realty after the sale of assets. Since January 23, 1991, the Board of Directors has extended the repayment date of the advance on an annual basis, the most recent extension being until January 23, 1998 or five days after the sale by H.S. Realty to Tiffco of the Sweet Property. As of March 2, 1997, H.S. Realty was indebted to the Company on account of the advance in the amount of $337,304 and such indebtedness was accruing interest at the rate of 9.50% per annum (1 1/4 % per annum over the prime rate of interest charged by Chase Manhattan Bank, N.A. as of March 3,
1996).

     Effective as of January 1, 1994 the Company has entered into Indemnification Agreements with each of its directors and officers. Said agreements supplement the indemnification provisions of the Company's By-laws and under the Delaware General Corporation Law. The stockholders of the Company authorized the Company to enter into such agreements with each of its directors at the Annual Meeting of Stockholders held on August 21, 1987. The Board of Directors has authorized the Company to enter into such agreements with each of its officers.

     By virtue of his ownership of Common Stock (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT") and his position as Chairman of the Board of the Company, John Catsimatidis may be deemed to be a "parent" of the Company under rules promulgated by the Commission.

     Lowenthal, Landau, Fischer & Bring, P.C., a law firm of which Martin Bring, a director of the Company is a member, received fees of approximately $218,675 for rendering legal services to the Company during the fiscal year ended March 2, 1997.

     In October 1995 the Company acquired three Company Stores from SAC. The total consideration paid by the Company for the acquisition of the three Company Stores was $5,000,000 plus the cost of inventory. The purchase price was based on a valuation analysis conducted by C&L. See "PROPOSAL TO APPROVE THE MERGER AGREEMENT--Opinion of Coopers & Lybrand Securities, L.L.C."

     In connection with the Merger the Combined Company will become a party to leases with an affiliate of John Catsimatidis for certain equipment used in the Combined Company's supermarkets and health and beauty aid stores. See "BUSINESS AND PROPERTIES OF THE FOOD GROUP--General."


                         RATIFICATION OF STOCK OPTIONS
                         GRANTED TO JOHN CATSIMATIDIS

     On August 12, 1996 the Board of Directors granted to Mr. Catsimatidis non-qualified stock options to purchase an aggregate of 250,000 shares of Common Stock at a price of $2.875 per share (the "Catsimatidis Options").

     The grant of the Catsimatidis Options was recommended by the Compensation Committee of the Board and was made subject to ratification by the stockholders which is being requested at this Annual Meeting. If ratified, the Catsimatidis Options may be exercised at any time after the date of the Annual Meeting until the earlier of August 11, 2006 or 90 days after the termination of Mr. Catsimatidis' employment by the Company. The closing sales price of the Common Stock on the American Stock Exchange on August 9, 1996 (the last trading day preceding August 12, 1996) was $2.875.

     The Catsimatidis Options were granted to Mr. Catsimatidis in consideration of various financial accommodations made by Mr. Catsimatidis for the benefit of the Company. Such accommodations include the continued waiver by Mr. Catsimatidis since October 1994 of his salary (payable at the rate of $215,000 per annum). Mr. Catsimatidis has waived payment of his salary since August 1989. In October 1990 the Company granted to Mr. Catsimatidis options to purchase an aggregate of 250,000 shares of Common Stock at a price of $1.50 per share in partial consideration for the waiver of his salary from August 1989 to October 1990. In December 1992 the Company approved a reduction in the exercise price from $5.00 to $2.00 per share of certain other options to purchase 200,000 shares that were then held by Mr. Catsimatidis. The reduction in the exercise price was in consideration of the waiver of Mr. Catsimatidis' salary from October 1990 to December 1992.

     There were no Federal income tax consequences to either the Company or to Mr. Catsimatidis upon the grant of the Catsimatidis Options. Upon the exercise of all or a portion of the Catsimatidis Options, Mr. Catsimatidis will recognize ordinary income for each share purchased in an amount equal to the difference between the option price and the fair market value of a share of Common Stock on the date of the exercise, and the Company will be allowed an equivalent deduction. The Company is required to collect Federal and state withholding or other employment taxes applicable to the taxable income of Mr. Catsimatidis resulting from such exercise. The Company intends to collect said taxes from Mr. Catsimatidis at the time he exercises the option. Upon subsequent sale or other disposition of the shares received under the option (except in a tax free reorganization or other non-taxable disposition), the difference between the amount realized on disposition and the fair market value of the shares on the date of exercise will be treated as capital gain or loss, short-term or long-term depending on the holding period of the shares (presently more than one year for long-term treatment).

     The Board of Directors recommends a vote FOR the proposal. Approval of this proposal shall require the affirmative vote of a majority of the votes cast at the Annual Meeting on such proposal. If such approval is not obtained, the Catsimatidis Options will become null and void.


                                 OTHER MATTERS

     Any stockholder intending to submit a proposal for presentation at the Company's next Annual Meeting of Stockholders must submit such proposal to the Company at its executive offices by March 17, 1998.

     The Company has not yet selected a firm to audit the Company's financial statements for the year ending March 1, 1998. BDO Seidman, LLP audited the Company's financial statements for the two years ended March 2, 1997.

     A representative of BDO Seidman, LLP is expected to be present at the meeting and will have the opportunity to make any desired statement and respond to appropriate questions.

     Management knows of no other matters to be brought before this meeting. If matters other than those for which authority is herein sought should arise at the meeting, shares represented by proxies will be voted by the persons named on the enclosed proxy in accordance with their judgment.


     The expense of preparing, assembling and mailing this proxy statement, to be used for the solicitation of proxies, will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, facsimile or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Shareholder Communications Corporation has been retained by the Company to assist in the solicitation of proxies, for a fee of $4,000, plus out-of-pocket expenses anticipated to be approximately $2,000 in the aggregate. The Company will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of stock held of record.


     All stockholders are urged to complete, date and sign the accompanying form of proxy and return it in the enclosed envelope which requires no postage stamp if mailed in the United States.

     The Company will provide to any stockholder of record at the close of business on September 29, 1997, without charge, upon written request to its Secretary, Mark Kassner, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 2, 1997.

                   The Food Group and Sloan's Supermarkets,
                             Inc. and Subsidiaries
                       Index to the Financial Statements




                                                                                                     Page Number

Sloan's Supermarkets, Inc. and Subsidiaries Consolidated Financial Statements as of March
  2, 1997, March 3, 1996 and February 26, 1995 and for the Years then Ended    .....................      F-1
Sloan's Supermarkets, Inc. and Subsidiaries Unaudited Consolidated Balance Sheet as of
  June 1, 1997   ...................................................................................      F-16
Sloan's Supermarkets, Inc. and Subsidiaries Unaudited Consolidated Statement of
  Operations for the Three Months Ended June 1, 1997 and June 2, 1996  .............................      F-17
Sloan's Supermarkets, Inc. and Subsidiaries Unaudited Consolidated Statements of Cash
  Flows for the Three Months Ended June 1, 1997 and June 2, 1996 ...................................      F-18
Sloan's Supermarkets, Inc. and Subsidiaries Notes to the Condensed Consolidated Financial
  Statements .......................................................................................      F-19
The Food Group Unaudited Statement of Assets to be Purchased and Liabilities to be
  Assumed as of June 1, 1997  ......................................................................      F-20
The Food Group Unaudited Statement of Sales and Expenses for the Three Months Ended June
  1, 1997 and June 2, 1996   .......................................................................      F-21
The Food Group Notes to Condensed Financial Statements   ...........................................      F-22
The Food Group Financial Statements as of March 2, 1997, March 3, 1996 and February 26,
  1995 and for the Years then Ended ................................................................      F-23

Report of Independent Certified Public Accountants

Board of Directors and Stockholders of
 Sloan's Supermarkets, Inc.
New York, New York

     We have audited the accompanying consolidated balance sheets of Sloan's Supermarkets, Inc. and subsidiaries as of March 2, 1997 and March 3, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 2, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sloan's Supermarkets, Inc. and subsidiaries as of March 2, 1997 and March 3, 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 2, 1997, in conformity with generally accepted accounting principles.




                                        BDO SEIDMAN LLP
                                        New York, New York

May 30, 1997

                  Sloan's Supermarkets, Inc. and Subsidiaries


                          Consolidated Balance Sheets



                                                                     March 2, 1997     March 3, 1996
                                                                     ---------------   -------------
Assets
Current:
 Cash    .........................................................     $    70,237       $    71,242
 Accounts receivable -- net of allowance for doubtful accounts of
   $30,000 in both years   .......................................         501,916           282,182
 Inventory  ......................................................       5,873,991         5,461,283
 Prepaid expenses and other current assets   .....................         299,887           167,512
 Due from related parties  .......................................       1,830,127           527,694
                                                                       ------------      -----------
  Total current assets  ..........................................       8,576,158         6,509,913
                                                                       ------------      -----------
Property and equipment:
 Furniture, fixtures and equipment  ..............................       5,466,456         5,461,146
 Leasehold interests and improvements  ...........................      11,704,425        11,657,126
                                                                       ------------      -----------
                                                                        17,170,881        17,118,272
 Less: Accumulated depreciation and amortization   ...............       4,527,506         2,947,116
                                                                       ------------      -----------
  Net property and equipment  ....................................      12,643,375        14,171,156
                                                                       ------------      -----------
Due from affiliates  .............................................         337,304           318,005
                                                                       ------------      -----------
Deposits and other assets  .......................................         313,585           301,230
                                                                       ------------      -----------
Deferred costs    ................................................         115,489           115,358
                                                                       ------------      -----------
Noncompete agreement -- net of accumulated amortization of
 $311,567 and $232,535, respectively   ...........................         478,749           557,781
                                                                       ------------      -----------
Deferred finance costs - net of accumulated amortization of
 $35,048 and $9,190, respectively   ..............................         350,801           120,105
                                                                       ------------      -----------
                                                                       $22,815,461       $22,093,548
                                                                       ============      ===========

          See accompanying notes to consolidated financial statements.

                  Sloan's Supermarkets, Inc. and Subsidiaries


                          Consolidated Balance Sheets



                                                                        March 2, 1997     March 3, 1996
                                                                        ---------------   ---------------
Liabilities and Stockholders' Equity
Current:
 Accounts payable, trade   ..........................................   $   6,593,412     $   5,591,948
 Accrued payroll, vacation and withholdings  ........................         491,857           703,785
 Accrued expenses and other current liabilities    ..................         377,431           473,506
 Revolving credit facility    .......................................       1,000,000         1,000,000
 Current portion of long-term debt  .................................       1,200,000         1,200,000
                                                                        -------------     -------------
  Total current liabilities   .......................................       9,662,700         8,969,239
Long-term debt    ...................................................       4,200,000         5,400,000
Deferred credits  ...................................................              --           172,442
Deferred rent  ......................................................         794,645           553,429
                                                                        -------------     -------------
  Total liabilities  ................................................      14,657,345        15,095,110
                                                                        -------------     -------------
Commitments and contingencies
Stockholders' equity:
 Preferred stock, $50 par -- shares authorized 500,000; none issued .              --                --
 Common stock, $0.02 par -- shares authorized 10,000,000; out-
   standing 3,132,289 ...............................................          62,646            62,646
 Additional paid-in capital   .......................................      18,248,286        18,248,286
 Accumulated deficit    .............................................     (10,152,816)      (11,312,494)
                                                                        -------------     -------------
   Total stockholders' equity    ....................................       8,158,116         6,998,438
                                                                        -------------     -------------
                                                                        $  22,815,461     $  22,093,548
                                                                        =============     =============

          See accompanying notes to consolidated financial statements.

                  Sloan's Supermarkets, Inc. and Subsidiaries


                     Consolidated Statements of Operations




                                                                                      Year ended
                                                                -----------------------------------------------------
                                                                March 2, 1997     March 3, 1996     February 26, 1995
                                                                -------------     -------------     -----------------
Sales  ......................................................    $51,792,539       $50,279,245         $48,366,513
Cost of sales   .............................................     31,184,126        31,036,120          30,918,845
                                                                 -----------       -----------         -----------
  Gross profit  .............................................     20,608,413        19,243,125          17,447,668
Store operating, general and administrative expenses   ......     17,739,680        16,811,184          15,623,576
Management fee  .............................................        644,811           628,491             604,582
                                                                 -----------       -----------         -----------
                                                                   2,223,922         1,803,450           1,219,510
Nonstore operating expense  .................................        287,966           414,165             395,400
                                                                 -----------       -----------         -----------
  Operating profit    .......................................      1,935,956         1,389,285             824,110
                                                                 -----------       -----------         -----------
Other income (expense):
 Interest income   ..........................................         22,581            36,671              34,364
 Other income (expenses) -- net   ...........................        (41,072)           17,218               7,365
 Interest expense  ..........................................       (709,454)         (551,631)           (406,193)
 Gain on sale of leasehold interests    .....................             --         1,001,397                  --
                                                                 -----------       -----------         -----------
                                                                    (727,945)          503,655            (364,464)
                                                                 -----------       -----------         -----------
   Earnings before provision for income taxes,
    discontinued operations and extraordinary item  .........      1,208,011         1,892,940             459,646
Provision for income taxes  .................................         48,333            62,000              80,059
                                                                 -----------       -----------         -----------
   Earnings before discontinued operations and
    extraordinary item   ....................................      1,159,678         1,830,940             379,587
Loss from discontinued operations    ........................             --                --             (17,499)
Extraordinary loss on early extinguishment of long-term
 debt  ......................................................             --           (88,674)                 --
                                                                 -----------       -----------         -----------
Net income   ................................................    $ 1,159,678       $ 1,742,266         $   362,088
                                                                 ===========       ===========         ===========
Income (loss) per share of common stock:
 Earnings before discontinued operations and
   extraordinary item    ....................................    $       .37       $       .58         $       .13
 Discontinued operations    .................................             --                --                (.01)
 Extraordinary item   .......................................             --              (.03)                 --
                                                                 -----------       -----------         -----------
                                                                 $       .37       $       .55         $       .12
                                                                 ===========       ===========         ===========
 Weighted average common shares outstanding   ...............      3,132,000         3,171,000           2,919,000
                                                                 ===========       ===========         ===========

          See accompanying notes to consolidated financial statements.

                  Sloan's Supermarkets, Inc. and Subsidiaries


                Consolidated Statements of Stockholders' Equity


                                             Years ended March 2, 1997, March 3, 1996 and February 26, 1995
                                      ---------------------------------------------------------------------------
                                           Common stock
                                      -----------------------    Additional                             Total
                                      Number of                   paid-in         Accumulated       stockholders'
                                       shares        Amount       capital           deficit            equity
                                      -----------   ---------   -------------   -----------------   -------------
Balance, February 27, 1994   ......   2,397,605     $47,952     $15,850,610      $ (11,779,478)       $4,119,084
Exercise of stock options    ......     450,000       9,000         766,000                 --           775,000
Declaration of 10% stock dividend       284,684       5,694       1,631,676         (1,637,370)               --
Net income    .....................          --          --              --            362,088           362,088
                                      ----------    --------    ------------     -------------        ----------
Balance, February 26, 1995   ......   3,132,289      62,646      18,248,286        (13,054,760)        5,256,172
Net income    .....................          --          --              --          1,742,266         1,742,266
                                      ----------    --------    ------------     -------------        ----------
Balance, March 3, 1996    .........   3,132,289      62,646      18,248,286        (11,312,494)        6,998,438
Net income    .....................          --          --              --          1,159,678         1,159,678
                                      ----------    --------    ------------     -------------        ----------
Balance, March 2, 1997    .........   3,132,289     $62,646     $18,248,286      $ (10,152,816)       $8,158,116
                                      ==========    ========    ============     =============        ==========

          See accompanying notes to consolidated financial statements.

                  Sloan's Supermarkets, Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows



Year ended                                                March 2, 1997     March 3, 1996     February 26, 1995
------------------------------------------------------   ---------------   ---------------   -------------------
Cash flows from operating activities:
 Net income    .......................................    $  1,159,678      $  1,742,266        $    362,088
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Gain on sale of leasehold interests    ............              --        (1,001,397)
   Depreciation and amortization    ..................       1,699,677         1,279,604             976,505
   Extraordinary loss on early extinguishment of
    long-term debt   .................................              --            88,674                  --
   Changes in operating assets and liabilities, net
    of effect from acquisition of supermarkets:
    Restricted cash  .................................              --            26,952               6,323
    Accounts receivable -- net   .....................        (219,734)           (5,334)            262,758
    Inventory  .......................................        (412,708)         (826,866)           (318,607)
    Prepaid expenses and other current assets   ......        (132,375)           60,553              94,640
    Due from related parties -- net    ...............      (1,302,433)         (313,874)            237,485
    Receivable from officer   ........................         (19,299)          (20,788)            (17,906)
    Other assets  ....................................         (12,355)          (34,084)            (73,119)
    Deferred credits    ..............................              --            (5,605)            121,677
    Accounts payable, trade   ........................       1,001,464          (269,174)            277,935
    Accrued payroll, vacation and withholdings .......        (211,928)          112,836            (163,920)
    Accrued expenses and other current liabilities             (96,075)          278,296            (268,061)
    Accrued rent leveling  ...........................         241,216           215,471              28,678
    Other credits    .................................        (172,442)         (181,213)           (148,447)
                                                          ------------      ------------        ------------
      Net cash provided by operating activities ......       1,522,686         1,146,317           1,378,029
                                                          ------------      ------------        ------------
Cash flows from investing activities:
 Proceeds from sale of leaseholds - net   ............              --         1,708,293                  --
 Acquisition of new stores    ........................              --        (5,781,000)                 --
 Capital expenditures -- net  ........................         (52,609)         (763,527)           (393,563)
                                                          ------------      ------------        ------------
      Net cash used in investing activities  .........         (52,609)       (4,836,234)           (393,563)
                                                          ------------      ------------        ------------
Cash flows from financing activities:
 Deferred financing costs  ...........................        (271,082)         (118,730)                 --
 Repayments of bank loan   ...........................      (1,200,000)       (4,195,614)         (1,089,912)
 Proceeds from bank loan   ...........................              --         8,000,000                  --
                                                          ------------      ------------        ------------
      Net cash provided by (used in) financing
       activities    .................................      (1,471,082)        3,685,656          (1,089,912)
                                                          ------------      ------------        ------------
Net decrease in cash    ..............................          (1,005)           (4,261)           (105,446)
Cash, beginning of year    ...........................          71,242            75,503             180,949
                                                          ------------      ------------        ------------
Cash, end of year    .................................    $     70,237      $     71,242        $     75,503
                                                          ============      ============        ============
Supplemental disclosures of cash flow
 information:
 Cash paid for interest    ...........................    $    709,727      $    551,608        $    405,797
 Cash paid for taxes    ..............................          52,971            46,080             155,499
                                                          ============      ============        ============
Noncash transactions:
 Exercise of cash options  ...........................    $         --      $         --        $    775,000
                                                          ============      ============        ============

          See accompanying notes to consolidated financial statements.

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

1. Business

     The operations of Sloan's Supermarkets, Inc. and subsidiaries ("Sloan's" or the "Company") have historically consisted of the manufacture of cast component parts for the fine jewelry industry. The Company changed its name from Designcraft Industries, Inc. to its present name in 1993.

     As a result of the sale of the assets of its remaining jewelry businesses, the Company no longer operates in the fine jewelry manufacturing business. On March 19, 1993, Namdor Inc. ("Namdor"), a wholly-owned subsidiary of the Company, purchased certain assets relating to 11 supermarkets in the New York metropolitan area (the "Supermarkets") from CKMR Corporation. The purchased assets included machinery and equipment, furniture, fixtures, leasehold improvements, inventory of supplies and merchandise located at the Supermarkets and a noncompete agreement (amortized on a straight-line basis over 10 years - the life of the agreement). The net cash price for the assets and the noncompete agreement was approximately $8.8 million. In addition, at the time of the purchase, Namdor assumed certain accounts payable of the business's prior owners in an amount of $5,000,000.

     The acquisition of the Supermarkets by the Company has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". As such, the purchase price has been allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of assets acquired less liabilities assumed over cost has been allocated to reduce proportionately the values assigned to noncurrent assets in determining their fair values.

     On October 13, 1995, the Company purchased three supermarket store locations including furniture and fixtures, leasehold improvements and inventory from a company owned by the Chairman of the Board. The purchase price of $5,000,000 was based on a fair market evaluation performed by an independent third party. Such acquisition was financed with a term loan. In addition, the Company purchased inventory at the locations at a cost of $781,000.

     On August 29, 1995, the Company sold one store leasehold to a third party for approximately $1.7 million. The sale resulted in a net gain of approximately $1.0 million. The store's supermarket equipment was transferred to a new store location which was opened during February 1996. In addition, the Company opened its first health and beauty aid store during March 1996. As of the date of this report, the Company operates 14 supermarkets and one health and beauty aid store.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

     The consolidated financial statements include the accounts of Sloan's Supermarkets, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

 Fiscal Year

     The Company's fiscal year is comprised of 52 or 53 weeks ending on the Sunday closest to the last day of February. The 1997 year consisted of 52 weeks, 1996 of 53 weeks and 1995 of 52 weeks.

 Inventories

     Store inventories are valued principally at the lower of cost or market with cost determined under the retail method.

 Property and Equipment

     Depreciation of furniture, fixtures and equipment is computed by the straight- line method over the estimated useful lives of the assets, with lives ranging from seven to ten years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term by the straight-line method.

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

2. Summary of Significant Accounting Policies  -- (Continued)

 Leases

     The Company charges the cost of noncancelable operating lease payments and beneficial leaseholds to operations on a straight-line basis over the lives of the leases.

     Included in income for the fiscal year ended February 26, 1995 are benefits of $143,000, related to charges taken in the prior fiscal year for deferred rents.

 Deferred Advertising

     Advertising rebates and space allocation allowances are deferred and recognized over the period of the agreement which historically have ranged from one to three years. Advertising costs are expensed as incurred.

     Deferred advertising included in the balance sheet was $0 and $72,442, respectively, for the years ended March 2, 1997 and March 3, 1996.

     Advertising expense included in the income statement was $144,539, $105,129 and $114,009, respectively, for the years ended March 2, 1997, March 3, 1996 and February 26, 1995.

 Income Per Share

     Per share data are based on the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Income
(loss) per share is computed by the treasury stock method; primary and fully diluted income (loss) per share are the same. The 10% stock dividend in fiscal 1995 has been retroactively applied to all periods presented.

 Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires a liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying applicable statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     The Company files a consolidated Federal income tax return that includes the accounts of its subsidiaries. The Company and its subsidiaries file separate state and local income tax returns.

 Fair Value of Financial Instruments

     The carrying values of financial instruments including cash, accounts receivable, accounts payable and due from related parties approximate fair value at March 2, 1997 and March 3, 1996 because of the relative short maturities of these instruments.

     The aggregate fair value of the bank debt approximates its carrying amount because of its recent and frequent repricing based upon market conditions.

 Reclassifications

     Certain reclassifications have been made to the presentations for fiscal 1996 and 1995 to conform to the presentation for fiscal 1997.

 Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Long-lived Assets

     During 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of" ("SFAS 121"), was issued. SFAS 121 requires the Company to review long-lived assets and certain identifiable assets related to those assets for impairment

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

2. Summary of Significant Accounting Policies  -- (Continued)

whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows of the enterprise are less than their carrying amounts, their carrying amounts are reduced to fair value and an impairment loss is recognized. The adoption of this pronouncement in fiscal 1997 did not have a significant impact on the Company's financial statements.


 Stock Options

     The Company accounts for all transactions under which employees receive shares of stock or other equity instruments in the Company or the Company incurs liabilities to employees in amounts based on the price of its stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has not adopted the fair value method encouraged but not required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Appropriate pro forma and other information has been included herein.


3. Related Party Transactions


     The Company has advanced funds to companies owned by the Chairman of the Board who is also the principal stockholder of the Company. As of March 2, 1997 and March 3, 1996, the Company is owed approximately $337,000 and $318,000, including $133,304 and $114,005 of accrued interest, respectively. Such advances bear interest at prime plus 1.25% per annum (9.50% at March 2, 1997 and 9.50% at March 3, 1996).

     Red Apple Group, Inc. ("Red Apple"), a corporation wholly owned and controlled by the Company's Chairman of the Board, supervises all operations of the Supermarkets pursuant to a management agreement entered into in March 1993 (the "Management Agreement"). The Management Agreement is terminable by either party after March 19, 1998. The term of the agreement shall automatically be extended for additional one-year periods unless either party has given the other notice of termination no later than 90 days prior to the end of the previous term. As of the date of this report, no such notice has been given. The Management Agreement requires the Company to pay to Red Apple a quarterly fee equal to 1.25% of all sales made in or from the Supermarkets. The quarterly fee payable under the Management Agreement does not necessarily equal the costs which would have been or may be incurred by the Company on a stand-alone basis.

     The Company has various amounts receivable from supermarket companies owned by the Chairman of the Board related to the allocation of volume, advertising and other rebates to the Company. Rebates, whether allocated or directly attributed to the Company, are recorded as reductions to cost of sales or advertising expense over the life of the related agreement. Rebates recorded as reductions to expenses approximated $1.7, $1.1 and $1.4 million during fiscal 1997, 1996 and 1995, respectively.

     Red Apple also provides maintenance services for the Company which are not covered by the Management Agreement. Such services include supermarket refrigeration, electrical and equipment maintenance. During the 1997, 1996 and 1995 fiscal years, the Company incurred approximately $-0-, $123,000 and $90,000, respectively.

     City Produce Distributors, Inc., a corporation indirectly wholly owned and controlled by the Chairman of the Board, sells produce and certain grocery items to the Company at prices consistent with other third parties. During the 1997, 1996 and 1995 fiscal years, such purchases aggregated approximately $5,263,000, $3,618,000 and $2,900,000, respectively.

     Newspaper advertising for the Supermarkets is frequently pooled with advertising for other supermarkets which are not owned by the Company but which are operated by Red Apple or its affiliates under the Sloan's name. In such cases, the Company pays a proportionate share of such advertising expenses based upon its number of Supermarkets covered in the advertisements. Such amounts allocated to the Company approximated $115,000, $136,000 and $139,000 during fiscal 1997, 1996 and 1995, respectively.

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

3. Related Party Transactions  -- (Continued)

     At March 2, 1997 and March 3, 1996, the net amount due from related parties resulting from the above transactions amounted to $1,830,127 and $527,694, respectively.


     Lowenthal, Landau, Fischer & Bring, P.C., a law firm of which a director of the Company is a member, was paid $219,000, $213,000 and $117,000 in fees for rendering legal services to the Company during the fiscal years ended March 2, 1997, March 3, 1996 and February 26, 1995, respectively.


4. Commitments and Contingencies


     The Company operates primarily in leased facilities, under noncancelable operating leases expiring at various dates through 2018. Certain leases provide for contingent rents (based upon store sales exceeding stipulated amounts or on the Consumer Price Index), escalation clauses and renewal options ranging from five to fifteen years. The Company is obligated under all leases to pay for taxes, insurance and common area maintenance expenses.


     Rent expense under noncancelable operating leases, including leases with related parties for the fiscal years ended March 2, 1997, March 3, 1996 and February 26, 1995, respectively, is as follows:



                                                  Year ended
                            -------------------------------------------------------
                            March 2, 1997     March 3, 1996     February 26, 1995
                            ---------------   ---------------   -------------------
Base rents   ............     $2,781,602        $2,350,162          $1,972,164
Contingent rents   ......         30,000            30,000              30,000
                              -----------       -----------         -----------
Rent expense    .........     $2,811,602        $2,380,162          $2,002,164
                              ===========       ===========         ===========

     Future minimum lease commitments under noncancelable leases as of March 2, 1997 are:



Fiscal year ending
-----------------------------
          1998   .........................       $ 2,215,556
          1999   .........................         2,036,400
          2000   .........................         1,962,441
          2001   .........................         2,009,949
          2002   .........................         1,946,376
          Thereafter   ...................        20,559,901
                                                 -----------
                                                 $30,730,623
                                                 ===========

     The Company may also expand its operations through acquisitions of supermarkets and/or businesses which the Company believes would complement its core supermarket business. The Company is continuing to pursue the possibility of purchasing additional supermarkets from other companies owned by John Catsimatidis.


5. Income Taxes


     The Company adopted, effective March 1, 1993, SFAS 109 which, among other things, requires a change from the deferred method to the liability method of accounting for income taxes and allows recognition of deferred tax assets based on the likelihood of realization of a tax benefit in future years. Pursuant to the adoption of SFAS 109, deferred income taxes are provided for the temporary differences between the tax basis and financial accounting reporting basis of the Company's net assets and liabilities. The effect of adopting SFAS 109 had no impact on the results of operations or financial position of the Company.


     Deferred tax expense or benefit is the change in the computed tax asset or liability balance. As of March 2, 1997 and March 3, 1996, the Company had total deferred tax assets of approximately $790,000 and

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

5. Income Taxes  -- (Continued)

$1,020,000, respectively, of which approximately $680,000 and $980,000 is related to net operating loss carryforwards which are available to offset income earned in future years, and approximately $230,000 and $140,000 in deferred tax liabilities related to excess tax depreciation. However, the net deferred tax assets were offset by a valuation allowance of an equal amount. Accordingly, for the year ended March 2, 1997, no deferred income tax benefit was recognized.

     The Company utilized approximately $1,200,000, $1,700,000 and $-0- of net operating loss carryforwards during fiscal 1997, 1996 and 1995, respectively, the benefit of which offsets current income taxes payable. As of March 2, 1997, the Company had available Federal net operating loss carryforwards of approximately $2,000,000, of which the tax benefits of $1,000,000 when and if realized, will be credited directly to additional paid-in capital.

     The income tax expense amounts in the consolidated statements of operations consist of state income taxes and Federal alternative minimum taxes.


     The Federal statutory tax rate differs from the effective tax rate in 1997, 1996 and 1995, due to the following:



                                                   1997         1996         1995
                                               ----------   ----------   -----------
Federal statutory tax rate   ...............       34.0%        34.0%        34.0%
Operating losses utilized    ...............      (34.0%)      (34.0%)      (34.0%)
State and Alternative Minimum Taxes   ......        4.0%         3.2%        17.4%
Effective tax rate  ........................        4.0%         3.2%        17.4%

6. Debt

 Credit Facility and Term Loan Agreement

     On October 13, 1995, the Company entered into a five-year credit agreement with European American Bank which replaced its previous credit agreement. The new agreement includes a $1,000,000 revolving credit facility and $7,000,000 term loan. The new agreement, which permits borrowings based on the prime rate plus 1.25%, contains covenants, representations and events of default typical of credit facility agreements, including financial covenants which require the Company to meet, among other things, debt service coverage ratios and fixed charge coverage ratios and which limit advances to affiliates. Similar to the Company's prior credit agreements, the new revolving credit facility and term loan is secured by equipment, general intangibles and accounts receivable.

     Long-term debt consists of the following:



                                                                  March 2, 1997     March 3, 1996
                                                                  ---------------   ---------------
Loan payable to bank at prime plus 1.25% per annum (9.5% at
 March 2, 1997), interest payable monthly in arrears, principal payable in monthly installments of $100,000 beginning
 November 13, 1995 (collateralized by certain assets of the
 Company, including store equipment and leases)    ............    $  5,400,000      $  6,600,000
Less: Current portion   .......................................      (1,200,000)       (1,200,000)
                                                                   ------------      ------------
                                                                   $  4,200,000      $  5,400,000
                                                                   ============      ============

     Deferred financing costs related to the loan payable to bank are being amortized over the life of the related debt. As a result of the refinancing of the credit agreement, the Company wrote off deferred financing costs which pertained to the previous credit agreement. The write-off of $88,674 is reflected in the consolidated financial statements as an extraordinary item.

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

6. Debt  -- (Continued)

     Principal maturities of long-term debt follow:


          1998   ..............................   $1,200,000
          1999   ..............................    1,200,000
          2000   ..............................    1,200,000
          2001   ..............................    1,800,000
                                                 -----------
                                                  $5,400,000
                                                 ===========

7. Stockholders' Equity


     On November 16, 1994, the Company declared a 10% stock dividend payable on January 20, 1995 to stockholders of record on December 20, 1994.


     Earnings per share and weighted average shares outstanding have been restated to reflect the 10% stock dividend.


8. Retirement Plans

     The Company participates in various defined contribution multi-employer union pension plans which are administered jointly by management and union representatives and which sponsor most full-time and certain part-time union employees. The pension expense for these plans approximated $630,000, $800,000 and $702,000 in fiscal 1997, 1996 and 1995, respectively. The Company could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union/management plans.


9. Stock Option Plans

     During fiscal 1990, the Company granted to the Chairman of the Board and principal stockholder of the Company a nonqualified stock option to purchase an aggregate of 200,000 shares of common stock at a price of $5.00 per share. During fiscal 1993, the exercise price of these options had been reduced to $2.00 per share (the fair market value at that date) by approval of the Company's stockholders. During fiscal 1991, the Company granted the Chairman a nonqualified stock option to purchase an aggregate of 250,000 shares of common stock at a price of $1.50 per share. On October 20, 1994, the options were exercised by the Chairman. The purchase price for the options exercised were paid for by offsetting loans previously made to the Company by the Chairman or by companies controlled by the Chairman.

     On October 7, 1994, the Company granted the Chairman an aggregate of 250,000 shares of common stock at a price of $4.12 per share (the fair market value at that date).

     The Company currently has one incentive grant and four nonqualified grants under which stock options may be granted to officers, directors and key employees of the Company - the 1994 Employee Incentive Grant (the "1994 Grant"), the 1994 Nonqualified Grant (the "1994 NQ Grant"), the 1995 Chairman's Nonqualified Options (the "Chairman's Grant"), the 1994 Director's Nonqualified Grant (the "Directors' Grant"), and the 1994 Nonqualified Recruitment Grant (the "1994 Recruitment Grant"). The options to purchase common shares generally are issued at fair market value on the date of the grant, begin vesting on the date of the grant, and expire ten years from issuance and are conditioned upon continual employment during the vesting period.

     Under the 1994 Grant and the 1994 NQ Grant, the Company granted options to purchase up to 100,000 and 35,000 shares of common stock, respectively.

     In addition to the one incentive grant, the Company has granted stock options to certain key executives and directors. The vesting terms and contractual lives of these grants are similar to that of the incentive grant.

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

9. Stock Option Plans  -- (Continued)

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations for its stock option grants. Generally, compensation expense is not recognized for stock option grants.

     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company discloses the pro forma impact of recording compensation expense utilizing the Black-Scholes model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes model does not necessarily provide a reliable measure of the fair value of its stock options.

     Since no stock options were granted in the past two years, no pro forma calculations pursuant to SFAS 123 have been presented.

     A summary of the status of the Company's stock options is presented below:



                                                    Weighted Average
                                       Shares        Exercise Price
                                      -----------   ------------------
Balance, February 27, 1994   ......         --          $    --
 Granted   ........................    473,000             4.29
 Exercised    .....................         --               --
 Forfeited    .....................         --               --
                                       -------            -----
Balance, February 26, 1995   ......    473,000             4.29
 Granted   ........................         --               --
 Exercised    .....................         --               --
 Forfeited    .....................     (9,000)            5.63
                                       -------            -----
Balance, March 3, 1996    .........    464,000             4.27
 Granted   ........................         --               --
 Exercised    .....................         --               --
 Forfeited    .....................     (8,000)            5.63
                                       -------            -----
Balance March 2, 1997  ............    456,000            $4.24
                                       =======            =====

     Options exercisable as of March 2, 1997, March 3, 1996 and February 26, 1995 were 442,800, 444,200 and 446,600, respectively.

     The following table summarizes information as of March 2, 1997 concerning outstanding and exercisable options:



                          Options Outstanding                  Options Exercisable
               ------------------------------------------   --------------------------
                                Weighted
                                 Average       Weighted                     Weighted
 Range of                       Remaining       Average                      Average
 Exercise        Number        Contractual     Exercise       Number        Exercise
  Prices       Outstanding        Life          Price       Exercisable      Price
------------   -------------   -------------   ----------   -------------   ----------
      $3.75       275,000         6.69          $ 3.75         275,000       $ 3.75
       5.63        33,000         6.81            5.63          33,000         5.63
       5.63        85,000         6.81            5.63          85,000         5.63
       3.81        30,000         7.69            3.81          30,000         3.81
       3.81        33,000         2.69            3.81          19,800         3.81
  ----------      --------        ----          -------        --------      -------
 $3.75-5.63       456,000         6.50            4.24         442,800         4.24
 ===========      ========        ====          =======        ========      =======

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

10. Litigation

     In June 1994, the United States Federal Trade Commission (the "FTC") commenced an action alleging that the acquisitions by John Catsimatidis, the Company and three other entities controlled by Mr. Catsimatidis (collectively, the "companies") of 32 Sloan's Supermarkets between 1991 and 1993 violated Federal antitrust laws because the effect of the acquisitions might be substantially to lessen competition among supermarkets within four Manhattan residential neighborhoods. The complaint indicated that the FTC could seek divestiture of up to ten supermarkets owned by the companies.

     In order to avoid the costs of protracted litigation in the matter and without admitting that any antitrust law was violated as alleged in the complaint, on November 21, 1994, the companies entered into a settlement agreement with the Acting Director of the Bureau of Competition of the FTC regarding the claims made by the FTC against them (the "Settlement Agreement"). The companies agreed in the Settlement Agreement that within twelve months from the date of a final order in the proceeding they would divest themselves of an aggregate of six supermarkets in Manhattan, chosen by them from a list of sixteen supermarkets specifically designated in the Settlement Agreement (none of which are owned by the Company) and certain alternate supermarkets referenced in the Settlement Agreement (five of which were then owned by the Company). Nothing in the Settlement Agreement required the Company to divest itself of any of its supermarkets, but divestiture of supermarkets owned by the Company would count towards satisfaction of the divestiture obligations.

     An order embodying the Settlement Agreement was made effective March 6, 1995 (the "Order"). Pursuant to that Order, for a period of 10 years from March 6, 1995, the companies cannot, without prior FTC approval, acquire any interest in any existing supermarket in a designated area. The order does not restrict the companies from acquiring an interest in a supermarket by leasing or purchasing a new location that at the time of merger (and for six months prior to the merger) is not being operated as a supermarket.

     In March 1996, an application (the "Application") was made to modify the Order so as to lift the divestiture requirements other than with respect to one store on the Upper West Side which was not owned by the Company. The FTC approved the divestiture of that store and its divestiture was completed on May 9, 1996. On April 29, 1996, the Application was revised; and it was further revised in August and September so as to seek relief solely with respect to the requirements of divestiture of any supermarkets in the Chelsea section of Manhattan.

     On September 13, 1996, the FTC granted the Application as modified, and deleted the requirements of divestiture in Chelsea. Simultaneously, the FTC appointed a trustee to divest four supermarkets pursuant to the Order, as modified. The trustee was not granted any authority to divest until the FTC approved a trustee agreement between the trustee and the companies. An agreement was entered into with the trustee which would have been effective upon approval by the FTC.

     Subsequent to the modification of the Order, Supermarket Acquisition Corp. ("SAC"), Red Apple Supermarket, Inc. ("RAS") and Gristede's Supermarkets, Inc. ("Gristede's") sold an aggregate of four stores in compliance with the divestiture provisions of the Order, as modified. Based thereon, the trustee agreement will not become effective.

     A settlement of FTC claims relating to the divestiture provisions of the Order has been agreed to pursuant to which $600,000 has been paid to the FTC. No portion of such amount was borne by the Company.

     On August 8, 1994, a lawsuit against the Company and Mr. Catsimatidis was instituted in the United States District Court for the Southern District of New York by RMED International, Inc. ("RMED"), a former stockholder of the Company.


     The complaint alleges, among other things, that RMED and a purported class consisting of persons who purchased the Company's common stock on or after March 19, 1993 were damaged by alleged nondisclosures in certain filings made by the Company with the Securities and Exchange Commission between January 1993 and June 1994 relating to an investigation by the FTC. The complaint alleges that such nondisclosures constituted violations of Federal and New York State securities laws, as well as common law fraud and seeks damages

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

10. Litigation  -- (Continued)

(including punitive damages) in an unspecified amount (although in discovery proceedings the named plaintiff has claimed that its damages were approximately $800,000), as well as costs and disbursements of the action. On June 2, 1994, the Company issued a press release which disclosed the FTC action.

     On September 30, 1994, the defendants filed a motion to dismiss for failure to state a cause of action and for lack of subject matter jurisdiction over the state claims. The motion was denied. In June 1995, RMED filed a motion for class certification, and discovery was held in abeyance pending disposition of that motion. The motion was granted in March 1996 and discovery is now proceeding. Management believes that the lawsuit is without merit and intends to defend the action vigorously; however, the outcome cannot be determined.

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEET
                                 JUNE 1, 1997


Assets
Current assets:
 Cash   ..............................................................................    $      65,481
 Accounts receivable - net of allowance for doubtful accounts of $30,000
   at June 1, 1997  ..................................................................          741,709
 Inventory    ........................................................................        5,706,520
 Prepaid expenses and other current assets  ..........................................          208,717
 Due from related parties    .........................................................        1,668,982
                                                                                          -------------
   Total current assets   ............................................................        8,391,409
                                                                                          -------------
Property and equipment:
 Furniture, fixtures and equipment    ................................................        5,466,455
 Leaseholds and leasehold improvements   .............................................       11,706,905
                                                                                          -------------
                                                                                             17,173,360
 Less accumulated depreciation  ......................................................        4,921,753
                                                                                          -------------
   Net property and equipment   ......................................................       12,251,607
                                                                                          -------------
 Receivable from officer  ............................................................          342,129
 Deposits and other assets   .........................................................          492,824
 Deferred costs  .....................................................................          111,220
 Noncompete agreement - net of accumulated amortization of $331,324 at June 1, 1997 ..          458,992
 Deferred finance costs - net of accumulated amortization of $42,320 at June 1, 1997..          376,528
                                                                                          -------------
Total assets  ........................................................................    $  22,424,709
                                                                                          =============
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable, trade  ............................................................    $   6,641,583
 Accrued payroll, vacation, and withholdings   .......................................          345,805
 Accrued expenses and other current liabilities   ....................................          230,201
 Revolving credit facility   .........................................................        1,000,000
 Current portion of long-term debt    ................................................        1,200,000
                                                                                          -------------
   Total current liabilities    ......................................................        9,417,589
Long-term debt   .....................................................................        3,900,000
Deferred rents   .....................................................................          846,887
                                                                                          -------------
   Total liabilities   ...............................................................       14,164,476
                                                                                          -------------
Commitments and Contingencies
Stockholders' Equity:
 Preferred stock, $50 par-shares authorized 500,000; none issued
   Common stock, $.02 par-shares authorized 10,000,000;
   outstanding 3,132,289 shares issued at June 1, 1997  ..............................           62,646
 Additional paid-in capital  .........................................................       18,248,286
 Accumulated deficit   ...............................................................      (10,050,699)
                                                                                          -------------
   Total stockholders' equity   ......................................................        8,260,233
                                                                                          -------------
Total liabilities and stockholders' equity  ..........................................    $  22,424,709
                                                                                          =============

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
               THREE MONTHS ENDED JUNE 1, 1997 AND JUNE 2, 1996



                                                                    1997             1996
                                                                 -----------     ------------
Sales   ......................................................   $12,254,700       13,538,008
Cost of sales    .............................................     7,506,416        8,113,439
                                                                 -----------      -----------
Gross profit  ................................................     4,748,284        5,424,569
Store operating, general, administrative    ..................     3,812,717        4,231,940
Management fee   .............................................       150,829          169,225
                                                                 -----------      -----------
Store operating profit    ....................................       784,738        1,023,404
Depreciation and amortization   ..............................       425,545          423,786
Non-store operating expense  .................................        65,046           88,218
                                                                 -----------      -----------
                                                                     294,147          511,400
Interest income  .............................................         5,466            6,385
Other income (expense)    ....................................        (5,554)           4,495
Interest expense    ..........................................      (187,442)        (178,021)
                                                                 -----------      -----------
                                                                    (187,530)        (167,141)
                                                                 -----------      -----------
Income from continuing operations before income taxes   ......       106,617          344,259
Provision for income taxes   .................................         4,500           14,006
                                                                 -----------      -----------
Net income    ................................................   $   102,117      $   330,253
                                                                 ===========      ===========
Income per share    ..........................................   $      0.03      $      0.10
                                                                 ===========      ===========
Weighted Average Number of shares and equivalents outstanding.   $ 3,132,000      $ 3,151,000
                                                                 ===========      ===========

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE THREE MONTHS ENDED JUNE 1, 1997 AND JUNE 2, 1996



                                                                        Three months ended     Three months ended
                                                                           June 1, 1997           June 2, 1996
                                                                        --------------------   --------------------
Net income  .........................................................       $  102,117             $  330,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization    ....................................          425,545                423,786
Changes in operating assets and liabilities:
Accounts receivable - net  ..........................................         (239,793)                43,287
Inventory   .........................................................          167,471               (108,956)
Prepaid expenses and other current assets    ........................           91,170                (14,899)
Receivable from related party - net    ..............................          161,145               (345,399)
Due from related parties   ..........................................           (4,825)                (4,825)
Other assets   ......................................................         (212,238)               (12,354)
Deferred credits  ...................................................                0                (23,867)
Accounts payable, trade    ..........................................           48,171               (167,912)
Accrued payroll, vacation and withholdings   ........................         (146,052)              (155,856)
Accrued expenses and other current liabilities  .....................         (147,230)               305,770
Deferred rents    ...................................................           52,242                 64,338
                                                                            ----------             ----------
 Net cash provided by operating activities   ........................          297,723                333,363
Capital expenditures - net    .......................................           (2,479)               (29,837)
                                                                            ----------             ----------
 Net cash used in investing activities    ...........................           (2,479)               (29,837)
Repayments of bank loan    ..........................................         (300,000)              (300,000)
                                                                            ----------             ----------
 Net cash used in financing activities    ...........................         (300,000)              (300,000)
                                                                            ----------             ----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS   ......................................................           (4,756)                 3,526
CASH AND CASH EQUIVALENTS, beginning of period  .....................           70,237                 71,242
                                                                            ----------             ----------
CASH AND CASH EQUIVALENTS, end of period  ...........................       $   65,481             $   74,768
                                                                            ==========             ==========

                  SLOAN'S SUPERMARKETS, INC. AND SUBSIDIARIES

           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     (1) Basis of Presentation:

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended June 1, 1997 and June 2, 1996 are not necessarily indicative of the results that may be expected for the years ended March 1, 1998 and March 2, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended March 2, 1997.

                                THE FOOD GROUP

                 UNAUDITED STATEMENT OF ASSETS TO BE PURCHASED
                         AND LIABILITIES TO BE ASSUMED
                                 JUNE 1, 1997


Assets
 Accounts receivable   .................................   $ 2,413,276
 Inventories - merchandise   ...........................     9,331,163
 Notes receivable   ....................................     2,321,434
 Prepaid expenses and other current assets  ............       204,046
 Deposits and other assets   ...........................       307,306
 Fixed assets, net  ....................................     7,027,987
 Capitalized leases, net  ..............................     1,272,072
                                                           -----------
  Assets purchased  ....................................   $22,877,284
                                                           ===========
Liabilities
 Accounts payable   ....................................   $10,310,129
 Accrued payroll, vacation and withholdings    .........       922,077
 Due to Sloan's Supermarkets, Inc.    ..................     1,910,709
 Due to related parties   ..............................     4,000,000
 Capitalized lease obligations due to affiliate   ......     2,706,382
                                                           -----------
   Total liabilities   .................................    19,849,297
                                                           -----------
   Net assets purchased   ..............................   $ 3,027,987
                                                           ===========

                                THE FOOD GROUP

                   UNAUDITED STATEMENT OF SALES AND EXPENSES
                  FOR THE THREE MONTHS ENDED JUNE 1, 1997 AND
                    FOR THE THREE MONTHS ENDED JUNE 2, 1996



                                           1997               1996
                                        -----------       -----------
Sales  ..............................   $24,928,724       $26,937,532
Cost of Sales   .....................    15,349,822        16,178,033
                                        -----------       -----------
Gross profit ........................     9,578,902        10,759,499
Direct operating expenses   .........     8,332,852         8,988,150
                                        -----------       -----------
                                          1,246,050         1,771,349
Corporate overhead ..................     1,528,958         1,789,643
                                        -----------       -----------
                                           (282,908)          (18,294)
Depreciation and amortization  ......       523,111           564,168
                                        -----------       -----------
                                        $  (806,019)      $  (582,462)
                                        ===========       ===========

                                THE FOOD GROUP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

(1) Basis of Presentation:

     The accompanying unaudited condensed financial statements have been prepared for the purpose of complying with the rules and regulations for the Securities and Exchange Commission (for inclusion in a proxy statement), and it is not intended to be a complete presentation of The Food Group's financial position or results of operations. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended June 1, 1997 and June 2, 1996 are not necessarily indicative of the results that may be expected for the years ended March 1, 1998 and March 2, 1997. Further, the financial statements present certain net assets of the business to be acquired, and accordingly, are not intended to comply with generally accepted accounting principles. For further information, refer to the financial statements for the last full three years included elsewhere herein.

(2) Related Parties Liabilities Assumed

     At June 1, 1997, The Food Group has incurred $4,000,000 in amounts owed to the principal shareholder and related parties which are owned directly or indirectly by the principal shareholder. This assumption of liabilities will be treated as a reduction of the equity which will then be absorbed into the Combined Company.

Independent Auditors' Report

Board of Directors and Stockholders
Sloan's Supermarkets, Inc.

     We have audited the accompanying statements of assets to be purchased and liabilities to be assumed of The Food Group as of March 2, 1997 and March 3, 1996 and the related statements of sales and expenses for each of the three years in the period ended March 2, 1997. These financial statements are the responsibility of The Food Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of assets to be purchased and liabilities to be assumed and statements of sales and expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of The Food Group's financial position or results of operations.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the intended assets to be purchased and liabilities to be assumed of The Food Group at March 2, 1997 and March 3, 1996, and its sales and expenses for each of the three years in the period ended March 2, 1997, in conformity with generally accepted accounting principles.

                                        BDO SEIDMAN LLP
                                        New York, New York

June 27, 1997

                                The Food Group

                     Statements of Assets to be Purchased
                         and Liabilities to be Assumed



                                                      March 2, 1997    March 3, 1996
                                                      -------------    -------------
Assets
Accounts receivable    ...........................     $ 2,999,000      $ 1,947,712
Inventories   ....................................       9,457,000        8,826,827
Notes receivable    ..............................       1,634,000          592,000
Prepaid expenses and other current assets   ......         213,000          262,000
Security deposits   ..............................         300,000          300,000
Fixed assets, net   ..............................       7,187,000        6,667,042
Capital leases - net   ...........................       1,329,000        1,556,873
                                                       -----------      -----------
 Assets purchased   ..............................      23,119,000       20,152,454
                                                       -----------      -----------
Liabilities
Accounts payable    ..............................      11,192,000        9,931,539
Due to affiliated companies  .....................       4,000,000        4,000,000
Accrued vacation and sick pay   ..................         993,000          917,000
Due to Sloan's Supermarkets, Inc.  ...............       1,154,000          237,000
Capitilized lease obligations to affiliate  ......       2,675,000        2,535,000
                                                       -----------      -----------
 Total liabilities  ..............................      20,014,000       17,620,539
                                                       -----------      -----------
Net assets purchased   ...........................     $ 3,105,000      $ 2,531,915
                                                       ===========      ===========

                See accompanying notes to financial statements.

                                The Food Group

                       Statements of Sales and Expenses



                                                               Year ended
                                         -----------------------------------------------------
                                         March 2, 1997     March 3, 1996     February 26, 1995
                                         ---------------   ---------------   -----------------
Sales   ..............................    $104,168,864      $116,866,063        $116,862,727
Cost of sales    .....................      63,932,541        72,351,240          72,893,642
                                          ------------      ------------        ------------
 Gross profit    .....................      40,236,323        44,514,823          43,969,085
Direct operating expenses    .........      33,821,475        37,566,143          36,738,453
                                          ------------      ------------        ------------
                                             6,414,848         6,948,680           7,230,632
Corporate overhead  ..................       6,207,930         6,405,593           8,269,408
                                          ------------      ------------        ------------
                                               206,918           543,087          (1,038,776)
Depreciation and amortization   ......       2,092,403         2,257,714           2,747,641
Bad debt expense    ..................         113,242           222,878             277,952
                                          ------------      ------------        ------------
Excess of expenses over sales   ......    $ (1,998,727)     $ (1,937,505)       $ (4,064,369)
                                          ============      ============        ============

                See accompanying notes to financial statements.

                                 THE FOOD GROUP

                         Notes to Financial Statements


1. Basis of Presentation


     The accompanying statements of assets to be purchased and liabilities to be assumed and statements of sales and expenses relate to the combined operations of twenty-eight (28) selected supermarkets and a wholesale distribution business (the "acquisition stores" or "The Food Group") which are currently owned by Supermarket Acquisition Corp., Red Apple Supermarkets, Inc. and Gristede's Supermarkets, Inc. (collectively the members of the "Group"). The members of the Group are directly or indirectly owned by John Catsimatidis. Mr. Catsimatidis is also a 37% shareholder of Sloan's Supermarkets, Inc. and subsidiaries ("Sloan's"). On September 18, 1996, the Board of Directors of Sloan's authorized, in principle, a transaction whereby the operations of twenty-eight selected supermarkets operating in the New York City Metropolitan area and a wholesale distribution business, including its accounts receivable and inventory, leasehold improvements, fixtures, various notes receivable (see
Note 5) and certain other assets, net of payables, will be sold to Sloan's. The transaction is subject to shareholder approval. The agreement also specifies that payables, unpaid obligations that The Food Group has for vacation and sick pay and intercompany liabilities owed by The Food Group will be assumed by Sloan's in an aggregate amount that shall equal the sum of inventory, receivables and certain other assets acquired at the date the transaction closes. Such financial statements, rather than complete financial statements, are presented because the business to be acquired consists of only certain net assets of the stores and there are certain assets of The Food Group that will not be acquired. Accordingly, the statements present only the assets to be acquired and the liabilities to be assumed and the sales and expenses directly attributable to The Food Group. The financial statements consist of a historical consistent comparison of the operating results only of those stores intended to be transferred to the public company (Sloan's). The Group, in addition to owning the above stores, also has other operations included within its consolidated group. Corporate overhead costs for the entire Group are allocated to the Group's respective operations, including The Food Group. Corporate overhead included in the accompanying statements of sales and expenses include identified overhead costs for payroll and other directly attributable overhead costs pertaining to the retail stores owned by the Group which also includes costs incurred for selected stores not being sold. No tax benefit has been recognized due to the fact that the losses remain with the corporate parent of The Food Group.

2. Summary of Significant Accounting Policies


 Fiscal Year

     The Food Group's fiscal year is comprised of 52 or 53 weeks ending on the Sunday closest to the last day of February. The 1997 year consisted of 52 weeks and 1996 of 53 weeks and 1995 of 52 weeks.


 Inventories

     Store inventories are valued principally at the lower of cost or market with cost determined using the retail inventory method.


 Property and Equipment

     Depreciation of furniture, fixtures and equipment is computed by the straight-line method over the estimated useful lives of the assets, with lives ranging from seven to ten years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term by the straight-line method.


 Leases

     The Food Group charges the cost of noncancelable operating lease payments and beneficial leaseholds to operations on a straight-line basis over the lives of the leases.


 Deferred Advertising


     Advertising rebates and space allocation allowances are deferred and recognized over the period of the agreement which historically have averaged one to three years. Advertising costs are expensed as incurred.

                                THE FOOD GROUP

2. Summary of Significant Accounting Policies  -- (Continued)

     Deferred advertising included in the balance sheet was $85,784 and $329,385 respectively, for the years ended March 2, 1997 and March 3, 1996.

     Advertising expense included in the income statement was $640,932 $575,752 and $610,767, respectively, for the years ended March 2, 1997, March 3, 1996 and February 26, 1995.

 Fair Value of Financial Instruments

     The carrying values of financial instruments including accounts receivable and accounts payable approximate fair value at March 2, 1997, March 3, 1996 and February 26, 1995 because of the relatively short maturities of these instruments. The carrying values of notes receivable approximate their fair market values because their terms approximate those that would be available under current market conditions.

 Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

     The accompanying statements do not include income tax expenses, due to The Food Group's losses. No deferred tax assets or liabilities have been recognized since only the operating assets and liabilities of the stores are being sold. The losses incurred by these stores being sold remain with the Red Apple Group, Inc.

 Long-lived Assets

     During 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" ("SFAS 121"), was issued. SFAS 121 requires The Food Group to review long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows of the enterprise are less than their carrying amounts, their carrying amounts are reduced to fair value and an impairment loss is recognized. The adoption of this pronouncement in fiscal 1997 did not have a significant impact on The Food Group's financial statements.

3. Fixed Assets -- Net

     Fixed assets -- net are comprised of the following:



                                           March 2, 1997   March 3, 1996
                                           -------------   -------------
Fixtures and equipment  ...............     $ 7,679,000     $10,875,209
Leasehold improvements  ...............       9,109,000       7,906,472
Leasehold acquired   ..................       3,442,000       2,548,226
Automobile  ...........................          30,000          29,620
                                            -----------     -----------
                                             20,260,000      21,359,527
Less: Accumulated depreciation   ......      13,073,000      14,692,485
                                            -----------     -----------
Fixed assets -- net  ..................     $ 7,187,000     $ 6,667,042
                                            ===========     ===========

4. Commitments and Contingencies

 Leases

     The Food Group operates primarily in leased facilities under noncancelable operating leases expiring at various dates through 2017. The transfer of these leases pursuant to the agreement is subject to the landlord's consent. Certain leases provide for contingent rents (based upon store sales exceeding stipulated amounts or on the Consumer Price Index), escalation clauses and renewal options ranging from five to fifteen years. The Food Group is obligated under all leases to pay for taxes, insurance and common area maintenance expenses.

                                THE FOOD GROUP

4. Commitments and Contingencies  -- (Continued)

     Rent expense under noncancelable operating leases, including leases with related parties for the fiscal years ended March 2, 1997, March 3, 1996 and February 26, 1995, respectively, is as follows:




                                                  Year ended
                            -------------------------------------------------------
                            March 2, 1997     March 3, 1996     February 26, 1995
                            ---------------   ---------------   -------------------
Base rents   ............     $5,373,000        $5,063,000          $4,814,000
Contingent rents   ......         28,000            24,000              26,000
                              -----------       -----------         -----------
Rent expense    .........     $5,401,000        $5,087,000          $4,840,000
                              ===========       ===========         ===========

     Future minimum lease commitments under noncancelable leases as of March 2, 1997 are:



                                             Fiscal year ending
                                            --------------------
1998   .................................        $ 5,597,000
1999   .................................          5,332,000
2000   .................................          5,088,000
2001   .................................          4,848,000
2002   .................................          3,611,000
Thereafter   ...........................         25,129,000
                                                -----------
                                                $49,605,000
                                                ===========

 Capitalized lease obligations due to affiliate

     Certain stores included within The Food Group have entered into capital and operating leases with an affiliate, Red Apple Leasing, Inc. (a company wholly owned by John Catsimatidis). Such leases are primarily for store operating equipment. Obligations under capital leases at March 2, 1997 and March 3, 1996 were $1,411,000 and $1,692,000, respectively, and require monthly payments of $35,114 through March 1, 2001. Obligations under operating leases at March 2, 1997 require 84 monthly payments of $14,560. In addition, amounts due under capital lease obligations totalling $1,264,000 and $843,000 at March 2, 1997 and March 3, 1996 are included in capitalized lease obligations to affiliates.

5. Legal Proceedings and Contingent Liabilities

     In June 1994, the United States Federal Trade Commission (the "FTC") commenced an action alleging that certain acquisitions consummated by Mr. John Catsimatidis, Sloan's, and three other entities (the "Red Apple entities") controlled by Mr. Catsimatidis, including corporations which presently own the acquisition stores (collectively, the "companies") of 32 Sloan's supermarkets between 1991 and 1993 violated Federal antitrust laws because the effect of the acquisitions might be substantially to lessen competition among supermarkets within four Manhattan residential neighborhoods. The complaint indicated that the FTC could seek divestiture of up to ten supermarkets owned by the companies.

     In order to avoid the costs of protracted litigation in the matter and without admitting that any antitrust law was violated as alleged in the complaint, on November 21, 1994, the companies entered into a settlement agreement with the Acting Director of the Bureau of Competition of the FTC regarding the claims made by the FTC against them (the "Settlement Agreement"). The companies agreed in the Settlement Agreement that within twelve months from the date of a final order in the proceeding they would divest themselves of an aggregate of six supermarkets in Manhattan, chosen by them from a list of sixteen supermarkets specifically designated in the Settlement Agreement (none of which were owned by Sloan's) and certain alternate supermarkets referenced in the Settlement Agreement (five of which were then owned by Sloan's). Nothing in the Settlement Agreement required Sloan's to divest itself of any of its supermarkets, but any supermarkets divested by Sloan's counted towards satisfaction of the divestiture obligations.

                                THE FOOD GROUP

5. Legal Proceedings and Contingent Liabilities  -- (Continued)

     An order embodying the Settlement Agreement was made effective March 6, 1995 (the "Order"). Pursuant to that Order, for a period of ten years from March 6, 1995, the companies cannot, without prior FTC approval, acquire any interest in any existing supermarket in a designated area. The Order does not restrict the companies from acquiring an interest in a supermarket by leasing or purchasing a new location that at the time of acquisition (and for six months prior to the acquisition) is not being operated as a supermarket.

     In March 1996, an application (the "Application") was made to modify the Order so as to lift the divestiture requirements other than with respect to one store on the Upper West Side which was not owned by Sloan's. The FTC approved the divestiture of that store and its divestiture was completed on May 9, 1996. On April 29, 1996, the Application was revised; and it was further revised in August and September so as to seek relief solely with respect to the requirement of divestiture of any supermarkets in the Chelsea section of Manhattan. On September 13, 1996, the FTC granted the Application as modified, and deleted the requirement of divestiture in Chelsea. Simultaneously, the FTC appointed a trustee to divest four supermarkets pursuant to the Order, as modified. The trustee was not granted any authority to divest until the FTC approves a trustee agreement between the trustee and the companies.

     Subsequent to the modification of the Order, the Food Group sold an aggregate of four stores in compliance with the divestiture provisions of the Order, as modified. Based thereon, the trustee agreement will not become effective.

     A settlement of FTC claims based on the companies' failure to divest supermarkets pursuant to the Order has been agreed to pursuant to which $600,000 was paid to the FTC.

     The companies may at times be involved in various legal proceedings which are routine and incidental to the conduct of its business. The companies do not believe that any of this litigation, either individually or in the aggregate, could have a material adverse effect on the financial condition or results of operations of the companies.

                                   EXHIBIT A

                               MERGER AGREEMENT


     AGREEMENT, dated as of July 14, 1997 by and among RED APPLE GROUP, INC., a Delaware corporation ("Group"), GRISTEDE'S SUPERMARKETS, INC., a Delaware corporation ("Gristede's"), RED APPLE SUPERMARKETS, INC., a New York corporation ("RAS"), CITY PRODUCE DISTRIBUTORS, INC., a New York corporation ("City Produce"), SUPERMARKET ACQUISITION CORP., a New York corporation ("SAC"), JOHN A. CATSIMATIDIS ("Catsimatidis"), SLOAN'S SUPERMARKETS, INC., a Delaware corporation ("Sloan's"), GRISTEDE'S OPERATING CORP., a New York corporation ("GOC"), RAS OPERATING CORP., a New York corporation ("RASOC"), SAC OPERATING CORP. a New York corporation ("SACOC"), and CITY PRODUCE OPERATING CORP., a New York corporation ("CPO").


                             W I T N E S S E T H :


     WHEREAS, Gristede's is a corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed with the Secretary of State of the State of Delaware on April 24, 1984;


     WHEREAS, the authorized capital stock of Gristede's consists of 1,000 shares of Common Stock, par value $1.00 per share ("Gristede's Common Stock"), of which on the date of this Agreement 100 shares are issued and outstanding, all of which shares are owned by Group;


     WHEREAS, RAS is a corporation organized and existing under the laws of the State of New York, its Certificate of Incorporation having been filed with the Department of State of the State of New York on June 15, 1973;


     WHEREAS, the authorized capital stock of RAS consists of 200 shares of Common Stock, no par value ("RAS Common Stock"), of which on the date of this Agreement 200 shares are issued and outstanding, all of which shares are owned by Group;


     WHEREAS, City Produce is a corporation organized and existing under the laws of the State of New York, its Certificate of Incorporation having been filed with the Department of State of the State of New York on October 10, 1986;


     WHEREAS, the authorized capital stock of City Produce consists of 200 shares of Common Stock, no par value ("City Produce Common Stock"), of which on the date of this Agreement 10 shares are issued and outstanding, all of which shares are owned by Group;


     WHEREAS, SAC is a corporation organized and existing under the laws of the State of New York, its Certificate of Incorporation having been filed with the Department of State of the State of New York on March 1, 1991;


     WHEREAS, the authorized capital stock of SAC consists of 200 shares of Common Stock, no par value ("SAC Common Stock"), of which on the date of this Agreement 200 shares are issued and outstanding, all of which shares are owned by Catsimatidis;


     WHEREAS, GOC is a corporation organized and existing under the laws of the State of New York, its Certificate of Incorporation having been filed with the Department of State of the State of New York on May 14, 1997;


     WHEREAS, the authorized capital stock of GOC consists of 200 shares of Common Stock, no par value ("GOC Common Stock"), of which on the date of this Agreement 10 shares are issued and outstanding, all of which shares are owned by Sloan's;


     WHEREAS, RASOC is a corporation organized and existing under the laws of the State of New York, its Certificate of Incorporation having been filed with the Department of State of the State of New York on May 14, 1997;

     WHEREAS, the authorized capital stock of RASOC consists of 200 shares of Common Stock, no par value ("RASOC Common Stock"), of which on the date of this Agreement 10 shares are issued and outstanding, all of which shares are owned by Sloan's;


     WHEREAS, SACOC is a corporation organized and existing under the laws of the State of New York, its Certificate of Incorporation having been filed with the Department of State of the State of New York on May 14, 1997;


     WHEREAS, the authorized capital stock of SACOC consists of 200 shares of Common Stock, no par value ("SACOC Common Stock"), of which on the date of this Agreement 10 shares are issued and outstanding, all of which shares are owned by Sloan's;


     WHEREAS, CPO is a corporation organized and existing under the laws of the State of New York, its Certificate of Incorporation having been filed with the Department of State of the State of New York on May 14, 1997;


     WHEREAS, the authorized capital stock of CPO consists of 200 shares of Common Stock, no par value ("CPO Common Stock"), of which on the date of this Agreement 10 shares are issued and outstanding, all of which shares are owned by Sloan's;


     WHEREAS, the holders of all of the outstanding capital stock of each of Group, SAC, Gristede's, RAS and City Produce and the respective Boards of Directors of each of Group, SAC, Gristede's, RAS and City Produce have approved this Agreement;


     WHEREAS, the respective Boards of Directors of each of Sloan's, GOC, RASOC, SACOC and CPO have approved this Agreement, and Sloan's, as the sole stockholder of each of GOC, RASOC, SACOC and CPO has approved this Agreement, subject in each case to the approval of this Agreement by the stockholders of Sloan's; and


     WHEREAS, certain capitalized terms which are used herein and are not immediately defined first where used are defined in Article I hereof.


     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS


     When used in this Agreement, the following terms shall have the meanings specified:


     1.1 Accounts Receivable. "Accounts Receivable" shall mean with respect to each Merging Corporation receivables from vendors only as of the Closing Date.


     1.2 Acquiring Corporations. "Acquiring Corporations" shall mean GOC, RASOC, SACOC and CPO, collectively.


     1.3 Agreement. "Agreement" shall mean this Merger Agreement, together with the Exhibits and Schedules attached hereto, as the same shall be amended from time to time in accordance with the terms hereof which Exhibits and Schedules are herein incorporated by reference.


     1.4 Closing. "Closing" shall mean the closing to be held at 10:00 A.M., New York, New York time, on the date and at the place to be specified by the parties, which shall be no later than the second business day following the satisfaction or waiver of all of the conditions set forth in Article XI and
Article XII, at which the closing of the Mergers shall be consummated.


     1.5 Closing Date. "Closing Date" shall mean the date the Closing shall occur.


     1.6 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.7 Contracts. "Contracts" shall mean all agreements, service, utility and maintenance contracts, commitments, purchase orders and work orders in connection with the business of operating the Stores and the Warehouse (and any other contracts pertaining to either the equipment located in any Store or the Warehouse or to the provision of services to one or more Stores or the Warehouse), a complete list of which is set forth in Schedule 1.7 attached hereto.


     1.8 Employee Plans. "Employee Plans" shall mean the employee benefit plans, including, but not limited to, any bonus, profit sharing, retirement, stock purchase, stock option, flexible compensation, hospitalization, medical insurance, severance and pension plans established and maintained by the Merging Corporations pursuant to the Union Contracts, or otherwise, a complete list of which is set forth on Schedule 1.8 attached hereto.


     1.9 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.


     1.10 Fixed Assets. "Fixed Assets" shall mean all machinery, equipment, furniture, fixtures, leasehold improvements and other items of tangible personal property located at or used in the operation of the Stores on the Closing Date (whether or not owned by any Merging Corporation on the date hereof), and including transferable warranties, if any, pertaining thereto.


     1.11 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.



     1.12 Intercompany Obligations. "Intercompany Obligations" shall mean with respect to each Merging Corporation, all liabilities of such Merging Corporation to Sloan's or any subsidiary of Sloan's on the Closing Date.


     1.13 Inventory. "Inventory" shall mean all inventory of supplies and all inventory of merchandise owned by the Merging Corporations and located at the Stores for sale to customers in the ordinary course of business or, in the case of City Produce, located at the Warehouse.


     1.14 Inventory Value. "Inventory Value" shall mean the value of the Inventory of each of the Merging Corporations as of the Closing Date. Such value shall be calculated in accordance with Article X of this Agreement.


     1.15 Laws. "Laws" shall mean all applicable laws, rules and regulations of all authorities.


     1.16 Licenses. "Licenses" shall mean all licenses, permits, certificates, approvals, authorizations, variances and consents issued or granted by governmental and quasi-governmental bodies, officers and authorities in respect of the ownership, occupancy, use and operation of any of the assets of the Merging Corporations which are assignable by operation of law in a merger. A complete list of the Licenses is set forth on Schedule 1.16 attached hereto.


     1.17 Lien. "Lien" shall mean any mortgage, lien, pledge, adverse claim, levy, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to a party under any conditional sale or other title retention agreement or lease in the nature thereof with respect to any property or asset owned or held by such party.


     1.18 Losses. "Losses" shall mean all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, incurred by a party to be indemnified under Article XV.


     1.19 MPPAA. "MPPAA" shall mean the Multiemployer Pension Plan Amendments Act of 1980, as amended.


     1.20 Merging Corporations. "Merging Corporations" shall mean SAC, RAS, Gristede's and City Produce.


     1.21 Notes Receivable. "Notes Receivable" shall mean with respect to each Merging Corporation all notes receivable of such Merging Corporation as of the Closing Date. A list of the notes receivable of the Merging Corporations as of the date of this Agreement is set forth on Schedule 1.21 attached hereto.


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

     1.22 Other Current Assets. "Other Current Assets" shall mean with respect to each Merging Corporation, all current assets of the type set forth on
Schedule 1.22 attached hereto on the Closing Date.

     1.23 PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     1.24 Post-Closing Adjustment Date. "Post-Closing Adjustment Date" shall mean the date which is the sixtieth business day after the Closing Date or as soon thereafter as practicable.

     1.25 Pre-Merger Notification. "Pre-Merger Notification" shall mean a pre-merger notification and report form filed pursuant to the HSR Act.

     1.26 Proxy Statement. "Proxy Statement" shall mean the proxy statement in definitive form of the Board of Directors of Sloan's relating, among other things, to the approval of this Agreement at the Stockholders Meeting.

     1.27 Real Property Leases. "Real Property Leases" shall mean all of the right, title and interest in and to the leases of real property for the Stores and the Warehouse, a complete list of which, setting forth the date of the lease, the names of the tenant and landlord and the location and use of the real property subject thereto, is set forth on Schedule 1.27 attached hereto.

     1.28 Receivables. "Receivables" shall mean with respect to each Merging Corporation the Accounts Receivable and the Notes Receivable collectively.

     1.29 Records. "Records" shall mean all books, documents and records relating to the operation of the Stores.

     1.30 Selling Group. "Selling Group" shall mean Group and SAC collectively.


     1.31 Stockholders Meeting. "Stockholders Meeting" shall mean a meeting of stockholders of Sloan's at which, among other things, approval of this Agreement by such stockholders shall be sought.

     1.32 Stores. "Stores" shall mean the supermarkets and health and beauty aid stores located at the addresses listed on Schedule 1.32 attached hereto.

     1.33 Trade Payables. "Trade Payables" shall mean all trade payables of each Merging Corporation as of the Closing Date.

     1.34 Union Contracts. "Union Contracts" shall mean those contracts listed on Schedule 1.34 attached hereto.

     1.35 V&S Obligations. "V&S Obligations" shall mean with respect to each Merging Corporation all accrued obligations to employees for vacation and sick pay as of the Closing Date.

     1.36 Warehouse. "Warehouse" shall mean the real property located at 1367-1369 Viele Avenue, Bronx, New York which is operated by City Produce as a warehouse and distribution center.


                                  ARTICLE II

                                    MERGERS

     2.1 In accordance with the provisions of the General Corporation Law of the State of Delaware and the Business Corporation Law of the State of New York (the "BCL"), at the Effective Time (as hereinafter defined) of the merger contemplated in this Section 2.1 (the "Gristede's Merger"), Gristede's shall be merged into GOC which shall be and is hereinafter sometimes referred to as the "Gristede's Surviving Corporation." The parties intend that the transaction shall qualify as a tax free reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties agree that they shall cooperate with one another and shall use their best efforts to achieve such result.

     2.2 In accordance with the provisions of the BCL, at the Effective Time of the merger contemplated in this Section 2.2 (the "RASOC Merger"), RAS shall be merged into RASOC which shall be and is hereinafter sometimes referred to as the "RASOC Surviving Corporation." The parties intend that the transaction shall qualify as a tax free reorganization under Section 368(a)(2)(D) of the Code. The parties agree that they shall cooperate with one another and shall use their best efforts to achieve such result.

     2.3 In accordance with the provisions of the BCL, at the Effective Time of the merger contemplated in this Section 2.3 (the "SACOC Merger"), SAC shall be merged into SACOC which shall be and is hereinafter sometimes referred to as the "SACOC Surviving Corporation." The parties intend that the transaction shall qualify as a tax free reorganization under Section 368(a)(2)(D) of the Code. The parties agree that they shall cooperate with one another and shall use their best efforts to achieve such result.

     2.4 In accordance with the provisions of the BCL, at the Effective Time of the merger contemplated in this Section 2.4 (the "City Produce Merger"), City Produce shall be merged into CPO which shall be and is hereinafter sometimes referred to as the "City Produce Surviving Corporation." The parties intend that the transaction shall qualify as a tax free reorganization under Section 368(a)(2)(D) of the Code. The parties agree that they shall cooperate with one another and shall use their best efforts to achieve such result.

     2.5 The parties shall use their best efforts to file the Certificates of Merger referred to in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(d) and to cause each of the Gristede's Merger, the RASOC Merger, the SACOC Merger and the City Produce Merger to become effective on the same day, which day shall not be later than the business day following the Closing Date.


                                  ARTICLE III

                           EFFECTIVENESS OF MERGERS


     3.1 Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of each of GOC, RASOC, SACOC and CPO shall continue in effect and unimpaired by the Gristede's Merger, the RASOC Merger, the SACOC Merger and the City Produce Merger, respectively, and (a) the corporate franchises, existence and rights of Gristede's shall be merged into GOC, and GOC as the Gristede's Surviving Corporation, shall be fully vested therewith; (b) the corporate franchises, existence and rights of RAS shall be merged into RASOC, and RASOC as the RASOC Surviving Corporation, shall be fully vested therewith; (c) the corporate franchises, existence and rights of SAC shall be merged into SACOC, and SACOC, as the SACOC Surviving Corporation, shall be fully vested therewith; and (d) the corporate franchises, existence and rights of City Produce shall be merged into CPO, and CPO, as the City Produce Surviving Corporation, shall be fully vested therewith. The separate existence, and corporate organizations of Gristede's, RAS, SAC and City Produce, except insofar as they may be continued by statute, shall cease at the Effective Time of the Gristede's Merger, the RASOC Merger, the SACOC Merger and the City Produce Merger, respectively.

     3.2 (a) The Gristede's Merger shall not become effective until, and shall become effective on the day and at the time when, the Certificate of Merger permitted by Section 907 of the BCL shall have been executed and filed in accordance with the laws of the State of New York.

       (b) The RASOC Merger shall not become effective until, and shall become effective on the day and at the time when, the Certificate of Merger permitted by Section 904 of the BCL shall have been executed and filed in accordance with the laws of the State of New York.

       (c) The SACOC Merger shall not become effective until, and shall become effective on the day and at the time when, the Certificate of Merger permitted by Section 904 of the BCL shall have been executed and filed in accordance with the laws of the State of New York.

       (d) The City Produce Merger shall not become effective until, and shall become effective on the day and at the time when, the Certificate of Merger permitted by Section 904 of the BCL shall have been executed and filed in accordance with the laws of the State of New York.

       (e) The time when the Gristede's Merger, the RASOC Merger, the SACOC Merger and the City Produce Merger (each of which is sometimes individually referred to herein as a "Merger") shall become effective is herein called the "Effective Time" of such respective Merger.

     3.3 The Certificate of Incorporation and By-laws of GOC in effect immediately prior to the Effective Time of the Gristede's Merger shall be the Certificate of Incorporation and By-laws of the Gristede's Surviving Corporation.


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

     3.4 The Certificate of Incorporation and By-laws of RASOC in effect immediately prior to the Effective Time of the RASOC Merger shall be the Certificate of Incorporation and By-laws of the RASOC Surviving Corporation.

     3.5 The Certificate of Incorporation and By-laws of CPO in effect immediately prior to the Effective Time of the City Produce Merger shall be the Certificate of Incorporation and By-laws of the City Produce Surviving Corporation.

     3.6 The Certificate of Incorporation and By-laws of SACOC in effect immediately prior to the Effective Time of the SACOC Merger shall be the Certificate of Incorporation and By- laws of the SACOC Surviving Corporation.

     3.7 At the Effective Time of the Gristede's Merger, the officers and directors of GOC then in office shall continue to be the officers and directors of the Gristede's Surviving Corporation.

     3.8 At the Effective Time of the RASOC Merger, the officers and directors of RASOC then in office shall continue to be the officers and directors of the RASOC Surviving Corporation.

     3.9 At the Effective Time of the SACOC Merger, the officers and directors of GOC then in office shall continue to be the officers and directors of the SACOC Surviving Corporation.

     3.10 At the Effective Time of the City Produce Merger, the officers and directors of CPO then in office shall continue to be the officers and directors of the City Produce Surviving Corporation.


                                   ARTICLE IV

                             MERGER CONSIDERATION


     4.1 Each share of Gristede's Common Stock which shall be outstanding immediately prior to the Effective Time of the Gristede's Merger, by virtue of the Gristede's Merger and without any action on the part of the holder thereof, except as set forth below, shall be converted into and exchanged for the number of shares of Common Stock, par value $.02 per share of Sloan's ("Sloan's Common Stock") determined in accordance with Schedule 4 attached hereto (the "Gristede's Merger Per Share Consideration"). Each holder of any shares of Gristede's Common Stock, after the Effective Time of the Gristede's Merger, shall be entitled, upon the surrender by such holder to the Gristede's Surviving Corporation for cancellation of the certificate or certificates representing such shares, to receive in exchange the Gristede's Merger Per Share Consideration for each share represented by the certificate or certificates so surrendered. Until so surrendered, each such outstanding certificate which immediately prior to the Effective Time of the Gristede's Merger represented shares of Gristede's Common Stock shall be deemed for all purposes to represent solely the right to receive the Gristede's Merger Per Share Consideration for each share of Gristede's Common Stock represented by such certificate. The Gristede's Merger shall not effect any changes in the capital stock of GOC issued and outstanding or issued and held in the treasury of GOC and each such share shall remain outstanding after the Effective Time of the Gristede's Merger as a share of the capital stock of the Gristede's Surviving Corporation.

     4.2 Each share of RAS Common Stock which shall be outstanding immediately prior to the Effective Time of the RASOC Merger, by virtue of the RASOC Merger and without any action on the part of the holder thereof, except as set forth below, shall be converted into and exchanged for the number of shares of Sloan's Common Stock determined in accordance with Schedule 4 attached hereto (the "RASOC Merger Per Share Consideration"). Each holder of any shares of RAS Common Stock, after the Effective Time of the RASOC Merger, shall be entitled, upon the surrender by such holder to the RASOC Surviving Corporation for cancellation of the certificate or certificates representing such shares, to receive in exchange the RASOC Merger Per Share Consideration for each share represented by the certificate or certificates so surrendered. Until so surrendered, each such outstanding certificate which immediately prior to the Effective Time of the RASOC Merger represented shares of RAS Common Stock shall be deemed for all purposes to represent solely the right to receive the RASOC Merger Per Share Consideration for each share of RAS Common Stock represented by such certificate. The RASOC Merger shall not effect any changes in the capital stock of RASOC issued and outstanding or issued and held in the treasury of RASOC and each such share shall remain outstanding after the Effective Time of the RASOC Merger as a share of the capital stock of the RASOC Surviving Corporation.

     4.3 Each share of SAC Common Stock which shall be outstanding immediately prior to the Effective Time of the SACOC Merger, by virtue of the SACOC Merger and without any action on the part of the holder thereof, except as set forth below, shall be converted into and exchanged for the number of shares of Sloan's Common Stock determined in accordance with Schedule 4 attached hereto (the "SACOC Merger Per Share Consideration"). Each holder of any shares of SAC Common Stock, after the Effective Time of the SACOC Merger, shall be entitled, upon the surrender by such holder to the SACOC Surviving Corporation for cancellation of the certificate or certificates representing such shares, to receive in exchange the SACOC Merger Per Share Consideration for each share represented by the certificate or certificates so surrendered. Until so surrendered, each such outstanding certificate which immediately prior to the Effective Time of the SACOC Merger represented shares of SACOC Common Stock shall be deemed for all purposes to represent solely the right to receive the SACOC Merger Per Share Consideration for each share of SAC Common Stock represented by such certificate. The SACOC Merger shall not effect any changes in the capital stock of SACOC issued and outstanding or issued and held in the treasury of SACOC and each such share shall remain outstanding after the Effective Time of the SACOC Merger as a share of the capital stock of the SACOC Surviving Corporation.


     4.4 Each share of City Produce Common Stock which shall be outstanding immediately prior to the Effective Time of the City Produce Merger, by virtue of the City Produce Merger and without any action on the part of the holder thereof, except as set forth below, shall be converted into and exchanged for the number of shares of Sloan's Common Stock determined in accordance with
Schedule 4 attached hereto (the "City Produce Merger Per Share Consideration"). Each holder of any shares of City Produce Common Stock, after the Effective Time of the City Produce Merger, shall be entitled, upon the surrender by such holder to the City Produce Surviving Corporation for cancellation of the certificate or certificates representing such shares, to receive in exchange the City Produce Merger Per Share Consideration for each share represented by the certificate or certificates so surrendered. Until so surrendered, each such outstanding certificate which immediately prior to the Effective Time of the City Produce Merger represented shares of City Produce Common Stock shall be deemed for all purposes to represent solely the right to receive the City Produce Merger Per Share Consideration for each share of City Produce Common Stock represented by such certificate. The City Produce Merger shall not effect any changes in the capital stock of CPO issued and outstanding or issued and held in the treasury of CPO and each such share shall remain outstanding after the Effective Time of the City Produce Merger as a share of the capital stock of the City Produce Surviving Corporation.


                                   ARTICLE V

                               EFFECT OF MERGERS


     5.1 At the Effective Time of the Gristede's Merger, all of the rights, privileges, powers and franchises, of a public and private nature, and all the property, real, personal and mixed, of each of Gristede's and GOC (collectively, the "Gristede's Constituent Corporations"), and all debts due to either of them on whatever account, including stock subscriptions and all other things in action, or belonging to either of them, shall be taken and deemed to be transferred to, and shall be vested in, the Gristede's Surviving Corporation without further act or deed, and all property, rights, privileges, powers and franchises and every other interest shall be thereafter as effectively the property of the Gristede's Surviving Corporation as they were of the Gristede's Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Gristede's Constituent Corporations shall not revert or be in any way impaired by reason of the Gristede's Merger. At the Effective Time of the Gristede's Merger, the Gristede's Surviving Corporation shall thenceforth be liable for all debts, liabilities, obligations, duties and penalties of each of the Gristede's Constituent Corporations, and all said debts, liabilities, obligations, duties and penalties shall thenceforth attach to the Gristede's Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations, duties and penalties had been incurred or contracted by it. No liability or obligation due or to become due at the Effective Time of the Gristede's Merger, or any claim or demand for any cause then existing against either of the Gristede's Constituent Corporations or any stockholder, officer or director thereof, shall be released or impaired by the Gristede's Merger and all rights of creditors, and all liens upon any property of either of the Gristede's Constituent Corporations shall be preserved. At the Effective Time of the Gristede's Merger, the assets, liabilities, reserves and accounts of the Gristede's Constituent Corporations shall be entered on the books of the Gristede's Surviving

Corporation at the amounts at which they shall then be carried on the respective books of the Gristede's Constituent Corporations, subject to such adjustments, if any, as may be required to give effect to the Gristede's Merger, and, subject to such action as may be taken by the Board of Directors of the Gristede's Surviving Corporation in accordance with generally accepted accounting principles.


     5.2 At the Effective Time of the RASOC Merger, all of the rights, privileges, powers and franchises, of a public and private nature, and all the property, real, personal and mixed, of each of RAS and RASOC (collectively, the "RASOC Constituent Corporations"), and all debts due to either of them on whatever account, including stock subscriptions and all other things in action, or belonging to either of them, shall be taken and deemed to be transferred to, and shall be vested in, the RASOC Surviving Corporation without further act or deed, and all property, rights, privileges, powers and franchises and every other interest shall be thereafter as effectively the property of the RASOC Surviving Corporation as they were of the RASOC Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the RASOC Constituent Corporations shall not revert or be in any way impaired by reason of the RASOC Merger. At the Effective Time of the RASOC Merger, the RASOC Surviving Corporation shall thenceforth be liable for all debts, liabilities, obligations, duties and penalties of each of the RASOC Constituent Corporations, and all said debts, liabilities, obligations, duties and penalties shall thenceforth attach to the RASOC Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations, duties and penalties had been incurred or contracted by it. No liability or obligation due or to become due at the Effective Time of the RASOC Merger, or any claim or demand for any cause then existing against either of the RASOC Constituent Corporations or any stockholder, officer or director thereof, shall be released or impaired by the RASOC Merger and all rights of creditors, and all liens upon any property of either of the RASOC Constituent Corporations shall be preserved. At the Effective Time of the RASOC Merger, the assets, liabilities, reserves and accounts of the RASOC Constituent Corporations shall be entered on the books of the RASOC Surviving Corporation at the amounts at which they shall then be carried on the respective books of the RASOC Constituent Corporations, subject to such adjustments, if any, as may be required to give effect to the RASOC Merger, and, subject to such action as may be taken by the Board of Directors of the RASOC Surviving Corporation in accordance with generally accepted accounting principles.


     5.3 At the Effective Time of the SACOC Merger, all of the rights, privileges, powers and franchises, of a public and private nature, and all the property, real, personal and mixed, of each of SAC and SACOC (collectively, the "SACOC Constituent Corporations"), and all debts due to either of them on whatever account, including stock subscriptions and all other things in action, or belonging to either of them, shall be taken and deemed to be transferred to, and shall be vested in, the SACOC Surviving Corporation without further act or deed, and all property, rights, privileges, powers and franchises and every other interest shall be thereafter as effectively the property of the SACOC Surviving Corporation as they were of the SACOC Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the SACOC Constituent Corporations shall not revert or be in any way impaired by reason of the SACOC Merger. At the Effective Time of the SACOC Merger, the SACOC Surviving Corporation shall thenceforth be liable for all debts, liabilities, obligations, duties and penalties of each of the SACOC Constituent Corporations, and all said debts, liabilities, obligations, duties and penalties shall thenceforth attach to the SACOC Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations, duties and penalties had been incurred or contracted by it. No liability or obligation due or to become due at the Effective Time of the SACOC Merger, or any claim or demand for any cause then existing against either of the SACOC Constituent Corporations or any stockholder, officer or director thereof, shall be released or impaired by the SACOC Merger and all rights of creditors, and all liens upon any property of either of the SACOC Constituent Corporations shall be preserved. At the Effective Time of the SACOC Merger, the assets, liabilities, reserves and accounts of the SACOC Constituent Corporations shall be entered on the books of the SACOC Surviving Corporation at the amounts at which they shall then be carried on the respective books of the SACOC Constituent Corporations, subject to such adjustments, if any, as may be required to give effect to the SACOC Merger, and, subject to such action as may be taken by the Board of Directors of the SACOC Surviving Corporation in accordance with generally accepted accounting principles.


     5.4 At the Effective Time of the City Produce Merger, all of the rights, privileges, powers and franchises, of a public and private nature, and all the property, real, personal and mixed, of each of City Produce and CPO

(collectively, the "City Produce Constituent Corporations"), and all debts due to either of them on whatever account, including stock subscriptions and all other things in action, or belonging to either of them, shall be taken and deemed to be transferred to, and shall be vested in, the City Produce Surviving Corporation without further act or deed, and all property, rights, privileges, powers and franchises and every other interest shall be thereafter as effectively the property of the City Produce Surviving Corporation as they were of the City Produce Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the City Produce Constituent Corporations shall not revert or be in any way impaired by reason of the City Produce Merger. At the Effective Time of the City Produce Merger, the City Produce Surviving Corporation shall thenceforth be liable for all debts, liabilities, obligations, duties and penalties of each of the City Produce Constituent Corporations, and all said debts, liabilities, obligations, duties and penalties shall thenceforth attach to the City Produce Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations, duties and penalties had been incurred or contracted by it. No liability or obligation due or to become due at the Effective Time of the City Produce Merger, or any claim or demand for any cause then existing against either of the City Produce Constituent Corporations or any stockholder, officer or director thereof, shall be released or impaired by the City Produce Merger and all rights of creditors, and all liens upon any property of either of the City Produce Constituent Corporations shall be preserved. At the Effective Time of the City Produce Merger, the assets, liabilities, reserves and accounts of the City Produce Constituent Corporations shall be entered on the books of the City Produce Surviving Corporation at the amounts at which they shall then be carried on the respective books of the City Produce Constituent Corporations, subject to such adjustments, if any, as may be required to give effect to the City Produce Merger, and, subject to such action as may be taken by the Board of Directors of the City Produce Surviving Corporation in accordance with generally accepted accounting principles.


                                  ARTICLE VI

                                FURTHER ACTIONS


     6.1 From time to time, as and when requested by the Gristede's Surviving Corporation, or by its successors or assigns, Gristede's shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further or other action, as the Gristede's Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to the Gristede's Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, privileges, powers and franchises referred to in ARTICLE V hereof and otherwise to carry out the intent and purposes of this Agreement.


     6.2 From time to time, as and when requested by the RASOC Surviving Corporation, or by its successors or assigns, RAS shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further or other action, as the RASOC Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to the RASOC Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, privileges, powers and franchises referred to in ARTICLE V hereof and otherwise to carry out the intent and purposes of this Agreement.


     6.3 From time to time, as and when requested by the SACOC Surviving Corporation, or by its successors or assigns, SAC shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further or other action, as the SACOC Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to the SACOC Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, privileges, powers and franchises referred to in ARTICLE V hereof and otherwise to carry out the intent and purposes of this Agreement.


     6.4 From time to time, as and when requested by the City Produce Surviving Corporation, or by its successors or assigns, City Produce shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further or other action, as the City Produce

Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to the City Produce Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, privileges, powers and franchises referred to in ARTICLE V hereof and otherwise to carry out the intent and purposes of this Agreement.

     6.5 The Selling Group and the Merging Corporations shall use their best efforts to secure any required consent to any assignment of a Real Property Lease to the Acquiring Corporations where such consents to assignment by operation of law in the case of a merger is required by the terms of such Real Property Lease. In each case where consent is required, the Selling Group shall use its best efforts to have the landlord under the applicable Real Property Lease sign an estoppel and consent letter in form and substance satisfactory to the applicable Acquiring Corporation. To the extent that the cooperation of any of the Selling Group, the Merging Corporations or the Acquiring Corporations is necessary or desirable to secure consent, it shall provide such cooperation, including, but not limited to, providing financial statements and other financial information and information regarding the intended use or disposition of the applicable Store or Warehouse to any such lessor. However, no Acquiring Corporation shall be obligated to accept any change to a term or provision of any Real Property Lease in order to receive any necessary consent.

     6.6 The Selling Group and the Merging Corporations shall use their best efforts to secure all consents to the assignment of each Contract where such consent to assignment by operation of law in the case of a merger is required by the terms of such Contract, or otherwise. It is further understood by the Selling Group and the Merging Corporations that third parties may not consent to the assignment of Contracts without the cooperation of the Acquiring Corporations in providing financial information and/or other information. If requested, such information shall be supplied to any such third party by the Acquiring Corporations. However, no Acquiring Corporation shall be obligated to accept any change to a term or provision of a Contract in order to receive a consent to the assignment thereof.


     6.7 The Selling Group agrees to provide the Acquiring Corporations and their representatives with copies of and/or access to all lease and other relevant documents in their possession or readily capable of being obtained relating to the Stores to be assigned to the Acquiring Corporations at all times during the period beginning with the execution of this Agreement and ending on the Closing Date.


     6.8 The Merging Corporations shall make all material repairs required to be made by them in accordance with the Real Property Leases to be acquired by the Acquiring Corporations, provided that notice of the requirement to repair has been validly given to them at least ten (10) days prior to the Closing Date by the lessor or a governmental authority having jurisdiction of the premises covered by the Real Property Lease.


     6.9 Until the Closing Date, all risk of loss of or damage to the assets to be acquired by the Acquiring Corporations in the Merger hereunder shall be borne by the Merging Corporations. To the extent that the Real Property Leases and Contracts require any Merging Corporation to maintain fire and extended coverage insurance, such Merging Corporation represents that it maintains insurance in accordance with its obligations thereunder.


     6.10 If between the date hereof and the Closing Date there is any fire, other casualty, loss or condemnation (any of the foregoing hereinafter called a "Destruction") affecting any of the Stores or the Warehouse, then the following provisions shall prevail:


       (a) If there is a Destruction of the Warehouse or a Store, then if the landlord under the Real Property Lease therefor does not terminate such Real Property Lease, the Acquiring Corporation shall be entitled to retain any condemnation award or the proceeds of any insurance policy or policies covering such Destruction which have been paid or are payable to the Merging Corporation (except for any portion of the recovery relating to merchandise, inventory or business interruption occurring prior to the Closing) and there shall be credited against the number of shares of Common Stock to be issued in connection with the Merger of the Merging Corporation operating the Store or the Warehouse affected by the Destruction, a number of shares of Common Stock (based on the value of such Common Stock determined in accordance with this Agreement) equal to the deductible or aggregate deductibles on all insurance policies covering such Destruction.


       (b) If as a result of a Destruction the landlord under any Real Property Lease exercises its option to terminate the Real Property Lease, then the parties shall agree upon a reduction in the consideration to be paid in connection with the Merger of the Merging Corporation operating such Store or Warehouse. Such amount shall be credited against the number of shares of Common Stock to be issued (based on the value of such Common Stock determined in accordance with this Agreement).


                                  ARTICLE VII

                        REPRESENTATIONS, WARRANTIES AND
                     AGREEMENTS OF GROUP AND CATSIMATIDIS


     Each of Group and SAC represents, warrants, covenants and agrees (provided that Group does not represent, warrant, covenant or agree as to anything with respect to SAC, and SAC does not represent, warrant, covenant or agree as to anything with respect to Group or any subsidiary of Group or any assets or liabilities of any subsidiary of Group) that:


     7.1 Organization, Standing and Power. Each of Group and the Merging Corporations is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified, and in good standing to own, lease and operate its properties and to conduct business in each jurisdiction, in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not have an adverse economic impact on the assets or business of such corporation or impair the right or ability of the parties hereto to consummate the transactions contemplated hereby. Group and each of the Merging Corporations has heretofore made available to Sloan's true, complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect together with all amendments thereto. No resolution has been adopted to amend any of such Certificates of Incorporation or Bylaws. None of Group or the Merging Corporations (a) has been dissolved, adopted resolutions to dissolve or acted in any way to accomplish, request or approve such dissolution, (b) is a party to any merger agreement or (c) has been declared bankrupt, and no action or request is pending to declare it bankrupt. Except for Sloan's Acquisition Corp., which is a wholly owned subsidiary of RAS, none of the Merging Corporations has any subsidiary or subsidiaries. Group and SAC have made available to Sloan's minute books for each of Group and the Merging Corporations which contain complete and accurate records in all material respects of all meetings, or consents in lieu thereof, of the shareholders and the Board of Directors (including committees thereof) of each such entity since its date of formation.


     7.2 Capital Structure. As of the date hereof, the authorized capital stock of (a) Gristede's consists of 1,000 shares of Common Stock, par value $1.00 per share of which 100 shares are outstanding, all of which shares are owned by Group, (b) RAS consists of 200 shares of Common Stock, no par value, of which 200 shares are issued and outstanding, all of which are owned by Group, (c) City Produce consists of 200 shares of Common Stock, no par value, of which 10 shares are issued and outstanding, all of which are owned by Group and (d) SAC consists of 200 shares of Common Stock, no par value, of which 200 shares are outstanding, all of which are owned by Catsimatidis. As of the date hereof there are no outstanding options, warrants, calls, rights (including preemptive rights) commitments or agreements of any person obligating any Merging Corporation to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other securities of any Merging Corporation.


     7.3 Corporate Authority. Each of Group, Gristede's, RAS, City Produce and SAC has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors and the stockholders of each of Group, Gristede's, RAS, City Produce and SAC have taken all action required by law, its Certificate of Incorporation, as amended, its By-Laws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of each of Group, Gristede's, RAS, City Produce and SAC enforceable in accordance with its terms, except that:


       (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and

       (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.


     7.4 Consent of Third Parties. The performance by each of Group and the Merging Corporations of its respective obligations under this Agreement and the documents contemplated hereunder and the consummation of the transactions contemplated hereby or thereby will not conflict with or violate its Certificate of Incorporation or By-laws. Subject to receipt of the consents and approvals referred to in Article VI, the execution and delivery of this Agreement, the performance by each of Group, Gristede's, RAS, City Produce and SAC of its respective obligations under this Agreement and the documents contemplated hereunder and the consummation of the transactions contemplated hereby or thereby will not (a) violate or conflict with, or result in the breach or termination of, or constitute a default or require any approval, waiver or consent under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which any of Group or the Merging Corporations is a party or by which it or any of its properties is bound or (b) constitute a violation of any Law applicable to it. Except as set forth in
Schedule 7.4 attached hereto, no consent, registration, application, approval, permit, license or authorization of, or designation, declaration or filing with, any public or governmental authority is required on the part of any of Group or the Merging Corporations in connection with the execution and delivery of this Agreement and the documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby.


     7.5 Title to Assets. Each of the Merging Corporations has on the date hereof good and marketable title to all of its assets free and clear of all Liens except those Liens set forth on Schedule 7.5 attached hereto. Each of the Merging Corporations on the Effective Time of its Merger, will have good and marketable title to all of its assets, free and clear and all Liens.


     7.6 Financial Information. The statements of assets to be purchased and liabilities to be assumed of The Food Group as of March 3, 1996 and March 2, 1997 and the related statements of sales and expenses for the years ended February 26, 1995, March 3, 1996 and March 2, 1997, all accompanied by reports thereon containing opinions without qualification by BDO Seidman LLP, independent certified public accountants, copies of which in each case have been delivered to Sloan's and the Acquiring Corporations have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of Food Group as of such dates and for such periods, subject in the case of such unaudited statements to normal year and adjustments.


     7.7 Real Property Leases. The Real Property Leases, copies of which have been delivered to Sloan's and originals or copies thereof which have been certified as true and complete by Group or Catsimatidis if they cannot locate originals, are, and as of the Closing Date, will be, true, accurate and complete and have not been modified, amended or changed from their original terms, except as set forth on Schedule 1.27 attached hereto; said Real Property Leases shall not be modified, amended or changed prior to the Closing Date, except with the prior written consent of Sloan's which consent shall not be unreasonably withheld; none of the Merging Corporations is now, nor, with the passage of time, will it be, in default and none of such corporations has received notice of any default under any of its Real Property Leases. Each of Merging Corporations is now and on the Closing Date will be, in substantial compliance with all of the terms and conditions of such Real Property Leases on its part to be performed or observed. Each of the Real Property Leases is now, and on the Closing Date will be, in full force and effect in accordance with its terms. Except for the real property subject to the Real Property Lease listed on Schedule 1.27 attached hereto which is indicated thereon as not being currently operated, the real properties subject to the Real Property Leases are all being operated as supermarkets or health and beauty aid stores, or in the case of the Real Property Lease under which City Produce is the tenant, as a wholesale warehouse.


     7.8 Absence of Certain Changes or Events. Since March 2, 1997 each of the Merging Corporations have conducted its business in all material respects only in the ordinary and usual course consistent with past practice and there has not been any material adverse change, or any development that is reasonably likely to result in a material adverse change in the financial condition, results of operations, properties, businesses or prospects of any Merging Corporation.

     7.9 Notice of Condemnation. As of the date hereof, none of Group or any of the Merging Corporations has received notice of any existing or proposed condemnation proceedings in respect of all or any portion of any property relating to the Stores which would have a material adverse effect on the use of such leased premises; any such notice received subsequent hereto and prior to the Closing Date will be delivered promptly to Sloan's.

     7.10 Litigation. Except as set forth on Schedule 7.10 attached hereto, as of the date hereof, none of Group or any of the Merging Corporations has received notice of or is a party to, any lawsuit, action, proceeding or investigation pending or, to its knowledge, threatened, before any court, government, department, agency, commission or arbitration panel, examiner or governmental authority, in respect of any matter involving a Merging Corporation, including, but not limited to, the business conducted in the Stores or by City Produce, in each case which could have a material adverse effect upon any Merging Corporation.

     7.11 Information Supplied. None of the information supplied by Group, Catsimatidis or any Merging Corporation for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     7.12 Intellectual Property. Except as set forth on Schedule 7.12 attached hereto, no Merging Corporation owns or possesses any patent, copyright, trademark, service mark, trade name, brand name or logo. No claim is pending, or to the knowledge of Group, Catsimatidis or any Merging Corporation, after due inquiry, threatened, asserting that (a) the business and operations of any Merging Corporation infringes upon, conflicts with, is adverse to, impairs or otherwise constitutes the direct or indirect appropriation of, the actual or asserted rights, title or interest under or in respect of any intellectual property of any other person or entity or (b) any intellectual property right licensed to any Merging Corporation or which any Merging Corporation otherwise has the right to use or appropriate, is invalid or unenforceable by it; and, after due inquiry, neither Group, Catsimatidis or any Merging Corporation knows of any basis for any such claim.

     7.13 Compliance with Laws. The business of each of the Merging Corporations have been, and are, on the date hereof, being conducted in accordance with all applicable Laws, except those which do not (either individually or in the aggregate) materially, adversely affect any Merging Corporation or their respective businesses. Performance of this Agreement will not result in any breach of, or constitute a default under, or result in the imposition of, any Lien upon the assets of any Merging Corporation under any arrangement, agreement, lease or other financial instrument to which any of Group or any Merging Corporation is a party or by which it is bound or affected and will not violate the Certificate of Incorporation, or the By-Laws, of Group or any Merging Corporation.

     7.14 Contracts and Union Contracts. True, accurate and complete copies of all of the Contracts and the Union Contracts have been furnished to Sloan's or will be furnished to Sloan's prior to the Closing Date. Such Contracts and Union Contracts have not been and, prior to the Closing Date, will not be, amended, modified or changed and are and as of the Closing Date, will be, in full force and effect. There has been no claim of default under any Contract or Union Contract by any party thereto which has not been cured and there exists no event which alone, or with notice or the lapse of time or both, would constitute a default under any Contract or Union Contract by any party thereto. All sums due and payable under the Contracts up to the Closing Date have been or will be paid in full.

     7.15 Work Stoppages. Other than as set forth on Schedule 7.15 attached hereto, there are no current work stoppages, strikes or any material violations of any Union Contracts with respect to the Stores herein and none which occurred within the past six (6) months.

     7.16 Safety Violations. To the extent that Group, Catsimatidis or any Merging Corporation has received any notification from any governmental authority or is otherwise aware that any Merging Corporation is in material violation of any applicable health, sanitation, fire, environmental, safety, building, zoning or other law, ordinance or regulation in respect of its business, including the operation of any of the Stores or the Warehouse or the structures or equipment relating thereto which violation has not been remedied, such violation shall be remedied prior to the Closing Date; provided, however, that if Group, Catsimatidis or any Merging Corporation receives such notification not more than 10 days prior to the Closing Date, in lieu of remedying the violation, Group or Catsimatidis, and Sloan's shall in good faith negotiate an adjustment to the merger consideration based upon the anticipated cost of remedying the violation.

     7.17 Court Orders and Judgments. Other than as set forth on Schedule 7.17 attached hereto, there are, as of the date hereof, no court orders or judgments negatively impacting the Merging Corporations, including, but not limited to, the operation of the Stores or the Warehouse in the ordinary course.

     7.18 Licenses. The Licenses, which, among other licenses, do not include licenses to sell alcoholic beverages, held as of the Closing Date, will constitute all licenses needed or required by each Merging Corporation in connection with the ownership, occupancy, and operation of its assets for their present uses. Except as otherwise indicated on Schedule 1.15 attached hereto, the Licenses (a) have been issued to and fully paid for by each Merging Corporation, (b) are in full force and effect and no Merging Corporation is in default of any term or provision thereof or of any condition upon which the existence or validity of the License is based and (c) are transferable and will not be revoked, invalidated, violated or otherwise adversely affected by the consummation of the transactions contemplated hereby.

     7.19 Insurance. Each of the Merging Corporations maintains with insurers reputed to be financially sound, insurance policies with respect to its properties and business (including insurance against loss or damage from all hazards and risks commonly insured against by companies engaged in the supermarket business or, in the case of City Produce, the produce distributing business). Attached hereto as Schedule 7.19 is a list of all such insurance setting forth the name and address of the carrier, the risks insured against, coverage amounts and deductibles.

     7.20 Fixed Assets. All of the Fixed Assets including, all of the electrical, mechanical, plumbing, HVAC and fire detection systems, if any, in each of the Stores, and the Warehouse are and, as of the Closing Date, will be, in working order and operable condition.

     7.21 Hazardous Waste. To the best knowledge of each of Group and Catsimatidis after reasonable inquiry, there are no hazardous wastes or toxic substances located on, in or under the Stores or the Warehouse and the Stores and the Warehouse have not been used for the storage of any oils, petroleum by-products (other than cleaning agents, insecticides and similar substances customarily utilized by building maintenance personnel or customarily sold in supermarkets in New York City) or other hazardous materials. For purposes of this Agreement, hazardous waste shall include, without limitation, any hazardous substance as defined in 42 U.S.C.A. Section9601(14), as amended from time to time through the Closing Date. During the lease thereof by one of the Merging Corporations, the Stores and the Warehouse have not been used as a waste storage or disposal site and, to the best knowledge of Group and Catsimatidis after reasonably diligent inquiry, the Stores and the Warehouse have not been used as a waste storage or disposal site prior to their ownership by one of the Merging Corporations or SAC.

     7.22 Utilities. All utilities that are required for the full and complete occupancy and use of the Stores and the Warehouse, including, without limitation, electricity, sanitary sewers, storm sewers and drainage, water, public telephones and similar systems have been connected to the Stores and the Warehouse and are and, as of the Closing Date will be, in working order.

     7.23 Employee Benefit Plans. Except for the Employee Plans, no Merging Corporation maintains any other bonus, pension, profit sharing, retirement, stock purchase, stock option, flexible compensation, hospitalization, medical insurance, vacation pay, severance pay or any other similar plan or practice, including, but not limited to, any welfare or pension benefit plan as defined in Section 3(1) and 3(2) of ERISA, respectively, whether formal or informal or written or unwritten, which is in effect with respect to any of its employees or former employees or which is maintained by it or to which it contributes or is required to contribute. To the best knowledge of Group and Catsimatidis, with respect to all Employee Plans: (a) all contributions required to be made (including obligations accrued up to the Closing Date) to all Employee Plans by any of the Merging Corporations up to the Closing Date, have been paid or will be paid by it on or before the Closing Date, (b) consummation of the transactions contemplated herein will not give rise to any material withdrawal liability with respect to a multiemployer plan under MPPAA regarding the Employee Plans, (c) neither any of such Employee Plans, nor any trust created thereunder, nor any trustee or administrator thereof (including any of the Merging Corporation or SAC or any of their affiliated companies) has engaged in any prohibited transaction which has subjected or could subject any of such Employee Plans to any liability which is material to such Union Plan for any tax imposed under Section 4975 of the Code or penalty imposed under Section 502(i) of ERISA, (d) no "reportable event," within the meaning of Section 4043 of ERISA, or any other event or condition, has occurred with respect to any such Employee Plan which presents a material risk of the termination of any such Employee Plan, including, but not limited to, a termination by action of the PBGC and (e) no suits, actions or other litigations (excluding claims for benefits incurred in the ordinary course of Employee Plan activities) are pending or threatened with respect to any such Employee Plan which individually or in the aggregate are reasonably likely to have a material adverse impact on any such Employee Plan or the business of the Seller.


     7.24 COBRA Indemnification and Information. Group shall be liable to Sloan's and shall assume, indemnify, defend, and hold harmless Sloan's, Gristede's Surviving Corporation, RASOC Surviving Corporation, SACOC Surviving Corporation and City Produce Surviving Corporation from and against and in respect of any and all losses, damages, liabilities, taxes, and sanctions imposed upon, incurred by, or assessed against any of them and any of their respective employees that arise under the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA") and the Code, interest and penalties, costs, and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith, and in seeking indemnification therefor, in any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, or judgment) arising by reason of or relating to any failure to comply with the continuation health care coverage of COBRA and
Section 601 through 608 of ERISA which failure occurred with respect to any current or prior employee of any of the Merging Corporations or any qualified beneficiary of such employee (as defined in COBRA) on or prior to the Closing Date or as otherwise required as a result of the transactions or matters contemplated by this Agreement.


     7.25 Brokers' Commissions. It has not incurred any obligation for finders' fees or brokers' commissions in connection with this transaction to any other person or entity.


     7.26 Disclosures. No representation or warranty by Group or Catsimatidis in this Agreement or any other document furnished by any of them in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be disclosed hereunder or thereunder.


                                 ARTICLE VIII

                REPRESENTATIONS, WARRANTIES AND REPRESENTATIONS
                     OF SLOAN'S AND ACQUIRING CORPORATIONS


     Each of Sloan's and the Acquiring Corporations jointly and severally represents and warrants that:


     8.1 Organization, Standing and Power. Each of Sloan's and the Acquiring Corporations is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified, and in good standing to own, lease and operate its properties and to conduct business in each jurisdiction, in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not have an adverse economic impact on the assets or business of such corporation or impair the right or ability of the parties hereto to consummate the transactions contemplated hereby. Sloan's and each of the Acquiring Corporations has heretofore made available to Group and Catsimatidis true, complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect together with all amendments thereto. No resolution has been adopted to amend any of such Certificates of Incorporation or Bylaws. None of Sloan's or the Acquiring Corporations (a) has been dissolved, adopted resolutions to dissolve or acted in any way to accomplish, request or approve such dissolution, (b) is a party to any merger agreement or (c) has been declared bankrupt, and no action or request is pending to declare it bankrupt.


     8.2 Corporate Authority. It has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of each of Sloan's and the Acquiring Corporations has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of each of Sloan's and the Acquiring Corporations enforceable in accordance with its terms, except that:

       (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and


       (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


     8.3 Capital Stock. Each share of Sloan's Common Stock to be issued in consideration of the Mergers, will, upon issuance in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.


     8.4 No Restrictions on Authority. As of the date hereof, there are no corporate or statutory restrictions and, except as set forth in Schedule 8.4 attached hereto, there are no contractual or other restrictions, of any kind upon the power and authority of Sloan's or any Acquiring Corporation to consummate any of the Mergers, as contemplated by this Agreement, and no action by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality is necessary to provide such power or authority.


     8.5 Brokers' Commissions. It has not incurred any obligation for finders' fees or brokers' commissions in connection with this transaction to any other person or entity.


     8.6 Disclosures. No representation or warranty by Sloan's or any Acquisition Corporation in this Agreement or any other document furnished by any of them in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be disclosed hereunder or thereunder.


                                  ARTICLE IX

                     CONDUCT OF BUSINESSES PENDING CLOSING


     Until the Closing, each of the Merging Corporations shall, and Group shall use its best efforts to cause each of the Merging Corporations to, comply with the covenants set forth below:


     9.1 No Merging Corporation shall take or fail to take any action that would cause any of the representations and warranties made by Group or SAC in this Agreement not to be true and correct in any material respect on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and Group and SAC shall promptly notify Sloan's in writing of, and furnish to Sloan's any information Sloan's may request with respect to, the occurrence of any event or the existence of any state of facts that would result in any of representations and warranties of Group or SAC so to be not true and correct or that otherwise shall be necessary to supplement the information contained herein or made a part hereof in order that the information herein be complete and accurate in all material respects;


     9.2 Each of the Merging Corporations shall maintain in full force and effect all insurance policies, including self-insured plans, in an amount not less than is currently in effect;


     9.3 Each of the Merging Corporations will cause its business to be continued in the ordinary course consistent with prior practice, including, without limitation, the sale of inventory in the ordinary course of business, the purchase of inventory and supplies, the maintenance of books and records, the timely performance and observance of its obligations under its contracts, the continuation of advertising, the hiring and termination of employees, and customary repair and maintenance activities, and in connection therewith maintain its Fixed Assets in good and safe working order, condition and repair, subject to ordinary wear and tear;


     9.4 Each of Group, the Merging Corporations and Catsimatidis shall cooperate with Sloan's to cause the transactions contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, each of them shall use his or its best efforts to obtain all necessary third party consents and governmental and judicial approvals, and to make all filings with and give all notices to third parties (and governmental authorities) which may be necessary or reasonably required in order to consummate the transactions contemplated hereby;

     9.5 Each of the Merging Corporations and Catsimatidis will use its or his best efforts to maintain and preserve and cause to be maintained and preserved its business operations, including the preservation of the Real Property Leases (by exercising all renewal rights unless directed otherwise in writing by one of the Acquiring Corporations), its fixed assets and the Contracts and the goodwill of its present employees, customers, suppliers and others having business relations with it;

     9.6 Each Merging Corporation shall pay or cause to be paid, before becoming delinquent, all sales, use, income or other taxes and indebtedness owed or incurred by it as to any of its property, assets or business except amounts being contested by it in good faith or for which it has provided adequate reserves for payment;

     9.7 No Merging Corporation shall:

     (a) enter into any employment agreement with any employee; announce or implement any general wage or salary increase; increase the salary of any managerial employee; promote or transfer any of its managerial employees; or become liable for any bonus, profit-sharing or incentive payment to any employee, except pursuant to presently existing plans, arrangements or agreements disclosed herein;

     (b) mortgage, pledge or otherwise encumber any part of its assets;

     (c) make any material changes in its customary method of operations, including marketing and pricing policies;

     (d) enter into any new contracts or alter the terms of any supplier relationships or any of the contracts without the written consent of Sloan's, which consent will not be unreasonably withheld;

     (e) purchase, sell, transfer, assign or pledge any of its assets or properties, except purchases and sales of inventory in the ordinary course of business or Fixed Assets which are rendered substantially valueless by reason of casualty or as may be retired in the ordinary course of business; or

     (f) do or fail to do any act which will materially impair the value of any Store or the assets being acquired from it by an Acquiring Corporation.

     9.8 Within two business days prior to the Closing Date, Group and Catsimatidis will supplement or amend any Schedules annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on such Schedules.


                                   ARTICLE X

                              INVENTORY PROCEDURE


     Physical inventories of the merchandise and supplies of each of the Merging Corporations shall be taken on the two days immediately preceding the Closing Date. Such inventories shall be observed by representatives of the Merging Corporations and the applicable Acquiring Corporations at each location. Group, on one hand, and the Acquiring Corporations, on the other hand, shall equally share the cost of the taking of the physical inventories. It is further agreed as follows:

     10.1 The inventory of grocery items, health and beauty aids, frozen food, dairy and housewares shall be taken by a mutually designated inventory company in a manner that is usually employed by such company in their taking of inventory in the supermarket industry. At the completion of the inventory taking the inventory company shall present to the representatives of the parties in writing as separate numbers the current retail value of all grocery items, health and beauty aids, frozen food, dairy, and housewares at retail. This includes shelf stock and reserve stock.

     10.2 The inventory of produce, meat, deli stock and supplies shall be taken jointly by product supervisors of the Merging Corporations and the Acquiring Corporations. The inventory takers shall report as separate numbers the following:

       (a) The current value of meat in the retail sale refrigeration display cases at retail.

       (b) The current wholesale value of all reserve stock of fresh and frozen meat products, and the current wholesale value of all produce and deli stock (whether in refrigeration display cases or reserve stock).

       (c) The current cost value of meat trays, produce trays, meat film, produce film, lids, cups and bags (supplies).


Item or pound value, except as otherwise stated shall be as set forth in the current wholesale price book or inventory price sheet supplied by the Merging Corporation.


     10.3 The inventory at the Warehouse shall be taken jointly by a warehouse supervisor of City Produce and a designee of CPO.


     10.4 The following formulas shall apply to the determination of the Inventory Value.


       (a) All retail prices used in the taking of the inventory shall be those prices that were charged by the Merging Corporation in its ordinary course of business for the day seven days prior to the date the inventory is taken. Prices shall be determined by using any and all of the price books or price sheets used by the Merging Corporation in its ordinary course of business. All items in the selling area shall be price marked. Price books shall be available at each location for verification.


       (b) The value of grocery items, health and beauty aids, housewares, frozen foods and dairy products shall be calculated at cost by marking down the inventory of such items at retail by 34.5%.


       (c) The value of the sales case inventory of fresh and frozen meat products, produce and deli shall be calculated at cost by the method used by the Merging Corporation on the week ending prior to week in which the Closing occurs.


       (d) The reserve stock inventory of meat (frozen and fresh), deli and produce shall be calculated by the pricing of each inventory at actual cost by brand, by item. The price paid for each item on the last date of purchase of each item shall be determinative. Price books and/or cost sheets shall be made available to the Acquiring Corporations at the time of the inventory taking.


       (e) The inventory at the Warehouse shall be priced at average cost based on the first in first out method.


     10.5 A preliminary compilation of the Inventory Value shall be completed. A written record shall be prepared by the inventory company and the product or warehouse supervisors identifying the Store or Warehouse location or otherwise, and quantity and dollar value of inventory at such location, the accuracy of which will be confirmed and then signed by authorized representatives of the Merging Corporations and the Acquiring Corporations.


     10.6 Adjustments to the Inventory Value shall be made on or prior to the Post-Closing Adjustment Date only in the following circumstances:


       (a) a material error in count or calculation of Inventory Value has occurred;


       (b) the written substantiation by the inventory taker on an aisle by aisle does not support the gross calculation of the inventory; or


       (c) that any Merging Corporation has knowingly and willfully added items that it formerly did not carry as to damage the Acquiring Corporations, with the understanding that common trade practices be a guide to the application of this section.


                                   ARTICLE XI

                          CONDITIONS OF SLOAN'S' AND
                      ACQUIRING CORPORATIONS' OBLIGATIONS


     Unless waived in writing by Sloan's, the obligations of Sloan's and the Acquiring Corporations hereunder shall be subject to the performance by each member of the Selling Group and the Merging Corporations of all of its covenants and agreements to be performed hereunder at or prior to the Closing, and to the following further conditions:

   11.1 (a) The representations and warranties of such member of the Selling Group and the applicable Merging Corporation are true and correct in all respects at and as of the Closing Date.

       (b) The applicable member of the Selling Group and the applicable Merging Corporation has performed all agreements herein contained to be performed by it at or prior to the Closing Date.

       (c) The applicable Acquiring Corporation shall have received a certificate of the applicable Chief Executive Officer of the member of the Selling Group (Group in the case of RAS, Gristede's and City Produce and Catsimatidis the case of SAC) dated the Closing Date to the effect Sections 11.1(a) and 11.1(b).

     11.2 On or prior to the date of this Agreement Sloan's shall have received an opinion from Coopers & Lybrand Securities, L.L.C. or such other firm acceptable to Sloan's that the consideration to be issued to the Acquiring Corporations pursuant to this Agreement is fair from a financial point of view to the Company and such opinion shall have been reaffirmed as of a date not earlier than one day prior to the date of the Stockholders Meeting.

     11.3 There shall be no effective injunction, writ, preliminary restraining order or any order of any nature (including, but not limited to, injunctions or preliminary restraining orders issued in connection with any labor dispute) issued by a court or other governmental authority of competent jurisdiction directing that the transactions provided for in this Agreement (or any of them) not be consummated as so provided or imposing any material conditions on the consummation of the transactions contemplated hereby.

     11.4 On or before the Closing Date, the applicable Acquiring Corporation shall not have discovered any material error, mistake or omission in the representations and warranties made hereby by any member of the Selling Group or any Merging Corporation.

     11.5 Each Acquiring Corporation shall have received the Records applicable to it.

     11.6 Any consent required from the lessor of any Real Property Lease with respect to the assignment thereof or the Merger of any Merging Corporation shall have been obtained and an executed original thereof delivered to the Acquiring Corporation.

     11.7 Each Merging Corporation shall have executed and delivered to the appropriate Acquiring Corporation all New York City and New York State Real Property Transfer Tax Returns with respect to the assignment of its interest in the Stores to the Acquiring Corporation, together with checks payable for any transfer taxes required to be paid thereby, all in such form (including the calculation of tax due) as shall be reasonably acceptable to the Acquiring Corporation. Such checks shall be issued by Group in the case of Gristede's, RAS and CPO and Catsimatidis in the case of SAC.

     11.8 All of the Exhibits and Schedules to this Agreement which are not attached to this Agreement on the date hereof shall be in form and substance reasonably satisfactory to the parties.

     11.9 The Merging Corporations shall have delivered to the applicable Acquiring Corporation the consents and estoppel certificates required under
Section 6.6.

     11.10 The stockholders of Sloan shall have approved this Agreement at a stockholders meeting by the affirmative vote of the holders of a majority of the shares voted at such meeting on the proposal to approve the Agreement provided a quorum is present or represented by proxy at the stockholders meeting.

     11.11 The Management Agreement, dated March 19, 1993 between the Company and Group shall be terminated.

     11.12 If as a result of a Destruction of any Store or the Warehouse, the landlord under the Real Property Lease for such Store exercises its option to terminate such Real Property Lease, the parties shall have agreed upon a reduction in the consideration payable in respect of Merger of the Merging Corporation operating such Store or Warehouse.

     11.13 All approvals or orders by governmental entities required to be obtained and all filings, notices or declarations required to be made before any governmental entity by any party prior to the consummation of the transactions contemplated hereunder shall have been obtained or made, including, but not limited to, the filing of a Pre-Merger Notification and the expiration or termination of the applicable waiting period thereunder.

                                  ARTICLE XII

                         CONDITIONS OF OBLIGATIONS OF
                THE SELLING GROUP AND THE MERGING CORPORATIONS

     Unless waived in writing by it, the obligations of each member of the Selling Group and the Merging Corporations hereunder shall be subject to the performance by Sloan's and the Acquiring Corporations of all of their covenants and agreements to be performed hereunder at or prior to the Closing Date and to the following further conditions:

   12.1 (a) the representations and warranties of Sloan's and the Acquiring Corporations herein are true and correct in all material respects at and as of the Closing Date;

       (b) Sloan's and each Acquiring Corporation has performed all agreements herein contained to be performed by it at or prior to the Closing Date.

       (c) Each member of the Selling Group shall receive a certificate of an executive officer of Sloan's dated the Closing Date to the effect of Sections 12.1(a) and 12.1(b).

     12.2 The members of the Selling Group shall have received the consideration for the Mergers provided for in this Agreement.

     12.3 There shall be no effective injunction, writ, preliminary restraining order or any order of any nature (including, but not limited to, injunctions or preliminary restraining orders issued in connection with any labor dispute) issued by a court or other governmental authority of competent jurisdiction directing that the transactions provided for in this Agreement (or any of them) not be consummated as so provided or imposing any material conditions on the consummation of the transactions contemplated hereby.

     12.4 As of the Closing Date, there are no restrictions upon the power and authority of Sloan's or any Acquiring Corporation to consummate such Merger, except such restrictions as to which written waivers have been obtained from all appropriate persons, copies of which waivers shall have been delivered to the Selling Group.

     12.5 Namdor Inc., S Remainder Corp. and G Remainder Corp. shall have entered into a management agreement, in the form of Exhibit A attached hereto.

     12.6 G Remainder Corp. and S Remainder Corp. shall have entered into license agreements with GOC and SACOC in the form of Exhibits B and C attached hereto with respect to the names "Gristede's" and "Sloan's."

     12.7 Sloan's, Group and Catsimatidis shall have entered into a registration rights agreement in the form of Exhibit D attached hereto with respect to the Sloan's Common Stock to be issued pursuant to this Agreement.

     12.8 All approvals or orders by governmental entities required to be obtained and all filings, notices or declarations required to be made before any governmental entity by any party prior to the consummation of the transactions contemplated hereunder shall have been obtained or made, including, but not limited to, the filing of a Pre-Merger Notification and the expiration or termination of the applicable waiting period thereunder.


                                  ARTICLE XIII

                      SALES AND USE TAXES; TRANSFER TAXES


     13.1 Each Acquiring Corporation shall be solely responsible for any sales and uses taxes (including interest and penalties) applicable to the transfer of assets as a result of a Merger in which it is the surviving corporation. The party responsible for such tax will pay such tax directly to the taxing authority and will hold the Selling Group harmless from and against any claims arising as a result of the imposition of the tax, its collection and/or remittance.

     13.2 The members of the Selling Group shall be solely responsible, absent any available exemption, for any transfer taxes payable in connection with the Mergers. The members of the Selling Group shall pay such taxes directly to the taxing authority and will hold the Acquiring Corporations harmless from and against any claims arising as a result of the imposition of the taxes, their collection and/or remittance.

                                  ARTICLE XIV

                           POST-CLOSING ADJUSTMENTS


     14.1 Pursuant to Section 10.6 of this Agreement, at least five days prior to the Post-Closing Adjustment Date the Acquiring Corporations shall compile the Inventory Value of the merchandise and supplies acquired from the Merging Corporations and deliver such compilation to the Selling Group. In addition, at least five days prior to the Post-Closing Adjustment Date the Acquiring Corporations shall prepare and deliver to the Selling Group a listing setting forth all of the Receivables and Other Current Assets acquired and all of the Trade Payables, Intercompany Obligations and V&S Obligations assumed by the Acquiring Corporations pursuant to the Mergers. The value of the Accounts Receivable shall be the face amount thereof. The value of the Notes Receivable shall be the outstanding principal thereof and accrued interest thereon. The value of the Intercompany Obligations and the V&S Obligations shall be the values thereof according to the books and records of Sloan's and the Merging Corporations, respectively. The value of Trade Payables shall be the face amount thereof. The Selling Group shall promptly review the compilation and listings. The Acquiring Corporations and the Selling Group shall use their best efforts to resolve any objections raised by the Selling Group concerning the foregoing prior to the Post-Closing Adjustment Date.


     14.2 (a) If the aggregate amount of Trade Payables, Intercompany Obligations and the V&S Obligations assumed by the Acquiring Corporations pursuant to Mergers exceeds the aggregate Inventory Value plus the aggregate value of Receivables and Other Current Assets acquired by such Acquiring Corporations pursuant to the Mergers, then on the Post-Closing Adjustment Date, Group shall deliver to one or more of the Acquiring Corporations (as Group is directed in a letter signed by each of Acquiring Corporations) a check or checks in the aggregate amount of such excess.


       (b) If the aggregate amount of Trade Payables, Intercompany Obligations and the V&S Obligations assumed by the Acquiring Corporations pursuant to the Mergers is less than the aggregate Inventory Value plus the aggregate value of Receivables and Other Current Assets acquired by such Acquiring Corporations pursuant to the Mergers, then on the Post-Closing Adjustment Date, one or more of such Acquiring Corporations (as they shall agree) shall deliver to Group a check or checks in the aggregate amount of such deficiency.


     14.3 Each of the Merging Corporations shall prepay rent under each Real Property Lease to which it is a party and fees and other charges under each Contract to which it is a party through the end of the calendar month or such other period in which the Closing Date occurs.


                                   ARTICLE XV

                                INDEMNIFICATION


     15.1 Group shall indemnify, defend and hold harmless Sloan's and each of the Acquiring Corporations against any and all Losses (other than economic Losses from unprofitable operations of the Stores for any period of time after the Closing Date provided that such Losses are not the result of or related to the breach by any member of the Selling Group of any representation made by it hereunder) that Sloan's or the Acquiring Corporations shall incur or suffer, which arise out of, result from or relate to any breach of any representation or warranty made by a member of the Selling Group in this Agreement or any schedule, certificate, exhibit or other instrument furnished or to be furnished under this Agreement or the failure by any member of the Selling Group to perform any of its covenants or agreements in this Agreement or any exhibit or other instrument furnished or to be furnished under this Agreement in each case during the period set forth in Section 17.3 of this Agreement in which such representation, warranty, covenant or agreement shall survive the Closing Date.



     15.2 Sloan's and each Acquiring Corporation shall jointly and severally indemnify, defend and hold harmless Group and Catsimatidis against any and all Losses that Group or Catsimatidis shall incur or suffer, which arise out of, result from, or relate to:


       (a) the operation of the Stores acquired by the Acquiring Corporations or other business conducted by the Acquiring Corporation from and after the Closing Date, and

       (b) any breach of any representation or warranty made by Sloan's or any Acquiring Corporation in this Agreement or any schedule, certificate, exhibit or other instrument furnished under this Agreement or the failure by Sloan's or the Acquiring Corporations to perform any of its covenants or agreements in this Agreement or any exhibit or other instrument furnished under this Agreement in each case during the period set forth in
    Section 17.3 of this Agreement in which such representation, warranty, covenant or agreement shall survive the Closing Date.

     15.3 In determining the amount of any Loss, there shall be excluded therefrom the amount attributable thereto of any insurance recoveries (net of deductibles) by the party seeking indemnification hereunder ("Indemnified Party"). The total amount of potential liability of Group for all Losses (other than Losses resulting from the assertion of liability against the Acquiring Corporations by third parties, the indemnification of which shall not be subject to any limitation) shall not exceed the total consideration paid by the Acquiring Corporations pursuant to this Agreement.

     15.4 The Indemnified Party shall notify each party against which it seeks indemnification (the "Indemnifying Party") within 15 days after receiving notice thereof of the existence of any claim, demand or other matter to which the Indemnifying Party's indemnification obligation would apply and shall give such Indemnifying Party a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided, that the Indemnified Party shall also have the right to participate in the defense at its own expense. If the Indemnifying Party shall fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf of and for the account of the Indemnifying Party.


                                  ARTICLE XVI

                                  TERMINATION


     16.1 This Agreement may be terminated at any time prior to the Closing Date by (a) mutual written agreement of the parties, (b) by Sloan's, if, through no fault of Sloan's or any Acquiring Corporation any Merging Corporation or Group shall be unable to satisfy any of the closing conditions of Sloan's and the Acquiring Corporations set forth in Article XI hereof on or before ninety days after the date hereof or (c) by Group or Catsimatidis, if Sloan's or the Acquiring Corporations, through no fault of any member of the Selling Group, shall be unable to satisfy any of the closing conditions of the Selling Group set forth in Article XII hereof on or before ninety days after the date hereof.

     16.2 In the event of termination of this Agreement pursuant to Section 16.1(a):

       (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

       (b) No party hereto shall have any liability or further obligation to any other party to this Agreement.


     16.3 In the event of termination of this Agreement pursuant to Section 16.1(b) or (c):


       (a) The party electing to terminate this Agreement shall give written notice thereof to each of the other parties; and


       (b) Each of the parties shall comply with Section 16.2.


                                  ARTICLE XVII

                                 MISCELLANEOUS


     17.1 Prior to the Closing, no party shall make any public statement, announcement or disclosure concerning this Agreement or the transactions contemplated hereby without the consent of the other parties, except as may be required by law or required by an opinion of counsel to Sloan's in order to comply with Sloan's' federal securities laws disclosure requirements.

     17.2 From time to time, without further consideration, each of the parties hereto will execute and deliver such documents as the other party hereto may reasonably request in form and substance reasonably satisfactory to the other parties in order more effectively to consummate the transactions contemplated hereby.

     17.3 All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive for a period of three years from the close of business on the Closing Date, except that there shall survive indefinitely all representations, covenants and agreements with respect to the payment of taxes and all indemnification obligations hereunder (provided that prior to the expiration of the relevant survival period with respect to any indemnifiable matter or matters the Indemnified Party shall have given the Indemnifying Party notice that the Indemnified Party seeks indemnification with respect to such particular matter or matters).

     17.4 This Agreement contains the entire agreement between the parties hereto and may not be modified except by a writing signed by the party to be bound thereby.

     17.5 This Agreement shall be construed in accordance with, and be governed by, the laws of the State of New York, except insofar as the Gristede's Merger shall be governed by the corporation laws of the State of Delaware.

     17.6 This Agreement may not be assigned by any party.

     17.7 This Agreement may be executed in counterparts at one time or at different times and irrespective of the date of execution between the parties named herein, it shall be deemed to have been executed as of the date first above written and constitute one agreement.

     17.8 Any exhibit which is not attached to this Agreement or which has not been completed at the time of the execution of this Agreement shall, at the time of its attachment, be deemed to be a part hereof for all purposes as of the date of this Agreement.

     17.9 All notices provided for in this Agreement shall be in writing and sent by certified mail, return receipt requested, by Federal Express, Express Mail or other overnight delivery service reputed to be reliable, or by personal delivery to the parties at 823 Eleventh Avenue, New York, New York 10019-3535 or to such other addresses of which one party shall have given notice to the other party in the manner prescribed herein. Notices shall be deemed given when sent.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.



                                              RED APPLE GROUP, INC.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board



                                              GRISTEDE'S SUPERMARKETS, INC.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board

                                              CITY PRODUCE DISTRIBUTORS, INC.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board



                                              SUPERMARKET ACQUISITION CORP.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board



                                              SLOAN'S SUPERMARKETS, INC.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board



                                              RAS OPERATING CORP.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board



                                              GRISTEDE'S OPERATING CORP.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board



                                              SAC OPERATING CORP.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board



                                              CITY PRODUCE OPERATING CORP.


                                              By:-----------------------------

                                                   John A. Catsimatidis
                                                   Chairman of the Board

                                                                      EXHIBIT B

July 14, 1997


Board of Directors
Sloan's Supermarkets, Inc.
823 Eleventh Avenue
New York, NY 10019-3535


To the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by Sloan's Supermarkets, Inc. (the "Company") in connection with the purchase of the business of City Produce Distributors, Inc. ("City Produce"), 28 supermarkets located in New York City and the leasehold of one non-operating retail location. It is our understanding that the supermarkets to be acquired as a result of the proposed transaction are currently owned by one of three separate corporations -- Gristede's Supermarkets, Inc., Red Apple Supermarkets, Inc. (each of which is a wholly-owned subsidiary of Red Apple Group, Inc. ("RAG") which is in turn wholly-owned by John Catsimatidis, the Chairman and Chief Executive Officer and Treasurer of the Company), and Supermarket Acquisition Corp., which is directly wholly-owned by Mr. Catsimatidis (hereafter referred to as "Seller"). The transaction described above is referred to herein as the "Transaction" and the assets to be acquired as a result of the Transaction are referred to herein as the "Seller's Assets."

     The merger agreement, dated as of July 14, 1997 (the "Agreement"), between the Seller and the Company sets forth the structure of the Transaction. The aggregate consideration to be paid by the Company for the Seller's Assets is $40.0 million, consisting of $36.0 million of Company common stock and $4.0 million in assumption of certain indebtedness to Seller and affiliates of Seller (the "Aggregrate Consideration").

     In connection with our opinion, we have:

     (a) reviewed the Agreement;

     (b) reviewed certain financial and other information relating to the Seller's Assets that was publicly available or furnished to us by the Company and the management of RAG including financial forecasts;

     (c) met with the management of the Company and RAG to discuss the nature of the market in which the Seller's Assets compete, the scope of operations, historical financial results and future prospects of the Seller's Assets;

     (d) conducted a physical inspection of each location comprising the Seller's Assets including photographs and a qualitative assessment of each store;

     (e) considered certain financial data of the Seller's Assets and compared that data with similar data for publicly-held companies in businesses comparable to the Seller's Assets;

     (f) considered the financial terms of certain recent acquisitions of companies in businesses similar to the Seller's Assets; and

     (g) performed a discounted cash flow analysis utilizing financial and operating projections and/or assumptions provided by the management of the Seller's Assets and including an analysis of management's expected reduction in corporate overhead expense from its planned streamlining of back office operations.

     The opinion expressed below is subject to the following qualifications and limitations:

     i) In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other historical and prospective operating information that was publicly available or furnished to us by the Company and RAG. With respect to the financial forecasts used by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of the Seller's Assets. We have assumed that certain store remodeling plans will be carried out as represented to us by Company management. We have analyzed the financial forecasts and nothing has come to our attention which causes us to believe that such assumption is unreasonable.

     ii) We have not made an independent evaluation or appraisal of the assets which constitute the Seller's Assets, nor have we been furnished with any such appraisals. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Seller's Assets.

     iii) Our services with respect to the Transaction do not constitute, nor should they be construed to constitute in any way, a review or audit of, or any other procedures with respect to, any financial information of the Seller's Assets, nor should the services we have rendered during the course of this engagement be relied upon by any person to disclose weaknesses in internal controls or financial statement errors or irregularities.

     iv) Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be paid by the Company in the Transaction represents the lowest price negotiable. We express no view as to the federal, state or local tax consequences of the Transaction.

     v) Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us. We have not valued the Aggregate Consideration, and express no opinion as to the value of the Aggregate Consideration.

     vi) This opinion is effective as of the date hereof. As such, this opinion must be reaffirmed as of the date on or about the closing date of the Transaction.

     vii) Our services with respect to the Transaction do not constitute, nor should they be construed to constitute in any way, an opinion of the solvency of the Company subsequent to the closing of the Transaction contemplated by the Agreement. For purposes of this paragraph, "solvency" means that: 1) the fair salable value of the Company's assets exceeds the Company's liabilities, 2) the Company is able to pay its debts when due, and 3) the Company has sufficient capital to carry on its business.

     viii) Our opinion is based on prevailing interest rates, dividend rates and market conditions, and other circumstances and conditions existing, on the date of our opinion, and our opinion does not represent our view as to what the value of the Company's issued and outstanding common stock, warrants and/or options actually will be upon completion of the Transaction.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the consideration to be paid by the Company is fair from a financial point of view.

     We will receive a fee as compensation for our services in rendering this opinion. Neither the employment to conduct this analysis, nor the compensation for this engagement is contingent upon conclusions ultimately reported.

     This letter is intended for the information of the Board of Directors of the Company in connection with the Transaction contemplated by the Agreement. This opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent, except as otherwise agreed upon in writing between Coopers & Lybrand Securities, L.L.C. and the Company.


Very truly yours,




Coopers & Lybrand Securities, L.L.C.

---    Please mark your
|X|    votes as in this
---    example.


1. To approve a Merger Agreement dated as of July 14, of 1997 by and among Red Apple Group, Inc., Red Apple Supermarkets, Inc., Gristede's Supermarkets, Inc., City Produce Distributors, Inc., Supermarket Acquisition Corp., John
     A. Catsimatidis, the Company and certain wholly owned subsidiaries of the Company.


     FOR                           AGAINST                       ABSTAIN
     / /                             / /                           / /


2. To approve an amendment to the Company's Certificate Incorporation to increase from 10,000,000 to 25,000,000 the authorized number of shares of Common Stock.

     FOR                           AGAINST                       ABSTAIN
     / /                             / /                           / /

3. To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Gristede's Sloan's, Inc.


     FOR                           AGAINST                       ABSTAIN
     / /                             / /                           / /

4.   Election of one Class 3 Director to serve until 1998 Annual Meeting.

                            John Casimatidis
                                                         WITHHOLD
     FOR                                                AUTHORITY
 the nominee                                         to vote for the
 listed below                                      nominee listed below

     / /                                                   / /

5. Election of two Class 1 Directors to serve until 1999 Annual Meeting. (Instruction: To withhold authority to vote for any individual nominee, strike the nominee's name in the list below.)

                             Leroy Hemingway II
                                Kishore Lall

          FOR all the                                    WITHHOLD
        nominees listed                                  AUTHORITY
below (except as marked to the                      to vote for the two
        contrary below)                            nominees listed below

            / /                                              / /

6. To ratify the grant to John Catsimatidis of non-qualified stock options to purchase an aggregate of 250,000 shares of Common Stock at $2.875 per share through the earlier of August 11, 2006 or 90 days after the termination of Mr. Catsimatidis' employment by the Company.

     FOR                           AGAINST                       ABSTAIN
     / /                             / /                           / /

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted for Proposals 1, 2, 3 and 6, FOR the election of John Catsimatidis as the Class 3 Director and FOR the election of each of Leroy Hemingway and Kishore Lall as the Class 1 Directors. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign name by authorized person.


Dated:                     Signature                               Signature if held jointly
      -------------------            -----------------------------                          ---------------------------
Please mark, sign, date and return this Proxy card promptly using the enclosed envelope.

PROXY



                           SLOAN'S SUPERMARKETS, INC.
                              823 Eleventh Avenue
                         New York, New York 10019-3535

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned stockholder of Sloan's Supermarkets, Inc. (the "Company") hereby constitutes and appoints John Catsimatidis and Martin Bring, and each of them the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote, at the meeting, if only one shall be present and acting at the meeting, then that one, all of the shares of common stock of the Company that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the Company to be held on October 30, 1997 at 10:00 a.m., local time, at The New York Hilton and Towers Hotel, 1335 Avenue of the Americas, New York, New York 10019, or any adjournments thereof.